Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
AMONG
MVP REIT II, INC.,
MVP REALTY ADVISORS, LLC
ONLY FOR THE PURPOSES OF SECTION 4.21, SECTION 4.22(B), SECTION 5.21, SECTION 5.23(B) AND SECTION 6.4
MVP MERGER SUB, LLC, AND
MVP REIT, INC.

DATED AS OF MAY 26, 2017

ARTICLE 1 DEFINITIONS
Section 1.1 Definitions.
Section 1.2 Interpretation and Rules of Construction
ARTICLE 2 THE MERGER
Section 2.1 The Merger; Other Transactions
Section 2.2 Closing
Section 2.3 Merger Effective Time
Section 2.4 Organizational Documents of the Surviving Entity
Section 2.5 Managers of the Surviving Entity
Section 2.6 Tax Treatment of the Merger
Section 2.7 Subsequent Actions
ARTICLE 3 EFFECTS OF THE MERGER
Section 3.1 Effects of the Merger.
Section 3.2 Exchange Procedures; Distributions with Respect to Unexchanged Shares.
Section 3.3 Withholding Rights
Section 3.4 Lost Certificates
Section 3.5 Dissenters Rights
Section 3.6 General Effects of the Merger
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF REIT I
Section 4.1 Organization and Qualification; Subsidiaries.
Section 4.2 Authority; Approval Required.
Section 4.3 No Conflict; Required Filings and Consents.
Section 4.4 Capital Structure.
Section 4.5 SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements;
             Investment Company Act; Anti-Corruption Laws.
Section 4.6 Absence of Certain Changes or Events
Section 4.7 No Undisclosed Liabilities
Section 4.8 Permits; Compliance with Law.
Section 4.9 Litigation
Section 4.10                           Properties.
Section 4.11                           Environmental Matters
Section 4.12                           Material Contracts.
Section 4.13                           Taxes.
Section 4.14                           Intellectual Property
Section 4.15                           Insurance
Section 4.16                           Benefit Plans.
Section 4.17                           Related Party Transactions
Section 4.18                           Brokers
Section 4.19                           Opinion of Financial Advisor
Section 4.20                           Takeover Statutes
Section 4.21                           Information Supplied
Section 4.22                           No Other Representations and Warranties.
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE REIT II PARTIES
Section 5.1 Organization and Qualification; Subsidiaries.
Section 5.2 Authority.
Section 5.3 No Conflict; Required Filings and Consents.
Section 5.4 Capital Structure.
Section 5.5 SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements;
             Investment Company Act; Anti-Corruption Laws.
Section 5.6 Absence of Certain Changes or Events
Section 5.7 No Undisclosed Liabilities
Section 5.8 Permits; Compliance with Law.
Section 5.9 Litigation
Section 5.10                           Properties.
Section 5.11                           Environmental Matters
Section 5.12                           Material Contracts.
Section 5.13                           Taxes.
Section 5.14                           Benefit Plans.
Section 5.15                           Intellectual Property
Section 5.16                           Insurance
Section 5.17                           Related Party Transactions
Section 5.18                           Brokers
Section 5.19                           Takeover Statutes
Section 5.20                           Ownership of Merger Sub; No Prior Activities.
Section 5.21                           Information Supplied
Section 5.22                           Financing
Section 5.23                           No Other Representations and Warranties.
ARTICLE 6 COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.1 Conduct of Business by REIT I.
Section 6.2 Conduct of Business by REIT II.
Section 6.3 No Control of Other Parties' Business
Section 6.4 Advisor Assistance Prior to Consummation of the Merger.
ARTICLE 7 ADDITIONAL COVENANTS
Section 7.1 Preparation of the Form S‑4 and the Proxy Statement; Common Stockholder Approvals.
Section 7.2 Access to Information; Confidentiality.
Section 7.3 No Solicitation of Transactions.
Section 7.4 Public Announcements
Section 7.5 Appropriate Action; Consents; Filings.
Section 7.6 Notification of Certain Matters; Transaction Litigation.
Section 7.7 Indemnification; Directors' and Officers' Insurance.
Section 7.8 Dividends.
Section 7.9 Takeover Statutes
Section 7.10                           Obligations of the Parties
Section 7.11                           Related Party Agreements
Section 7.12                           Tax Matters.
Section 7.13                           REIT II Board
Section 7.14                           Section 16 Matters
ARTICLE 8 CONDITIONS
Section 8.1 Conditions to Each Party's Obligation to Effect the Merger
Section 8.2 Conditions to Obligations of REIT
Section 8.3 Conditions to Obligations of the REIT II Parties
ARTICLE 9 TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER
Section 9.1 Termination
Section 9.2 Effect of Termination
Section 9.3 Fees and Expenses.
Section 9.4                             Amendment
ARTICLE 10 GENERAL PROVISIONS
Section 10.1                           Nonsurvival of Representations and Warranties and Certain Covenants
Section 10.2                           Notices
Section 10.3                           Severability
Section 10.4                           Counterparts
Section 10.5                           Entire Agreement; No Third-Party Beneficiaries
Section 10.6                           Extension; Waiver
Section 10.7                           Governing Law; Jurisdiction; Venue.
Section 10.8                           Assignment
Section 10.9                           Specific Performance
Section 10.10                         Waiver of Jury Trial
Section 10.11                         Authorship

EXHIBITS
Exhibit A – Termination and Fee Agreement
Exhibit B – Amended and Restated REIT II Advisory Agreement
Exhibit C – REIT I Charter Amendment
Exhibit D – REIT II Charter Amendment
Exhibit E – Articles of Merger
Exhibit F – Certificate of Merger
Exhibit G – Surviving Entity Certificate of Formation
 Exhibit H – Surviving Entity Operating Agreement
DISCLOSURE LETTERS
REIT I Disclosure Letter
 REIT II Disclosure Letter

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of May 26, 2017 (this "Agreement"), is among MVP REIT II, INC., a Maryland corporation ("REIT II"), MVP MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of REIT II ("Merger Sub"), MVP REALTY ADVISORS, LLC, a Delaware limited liability company (the "Advisor"), in its capacity as the external advisor to REIT I (as defined herein) (in that capacity, "REIT I Advisor"), which is a Party hereto only for purposes of Section 4.21, Section 4.22(b) and Section 6.4, MVP REIT, INC., a Maryland corporation ("REIT I"), and the Advisor, in its capacity as the external advisor to REIT II (in that capacity, "REIT II Advisor"), which is a Party hereto only for purposes of Section 5.21, Section 5.23(b) and Section 6.4.  Each of REIT II, Merger Sub, REIT I, REIT I Advisor and REIT II Advisor is sometimes referred to herein as a "Party" and collectively as the "Parties."  Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.
WHEREAS, the Parties wish to effect a business combination in which REIT I will be merged with and into Merger Sub (the "Merger"), with Merger Sub being the surviving company, and each share of common stock, $0.001 par value per share (the "REIT I Common Stock"), of REIT I issued and outstanding immediately prior to the Merger Effective Time (as defined herein) that is not retired pursuant to this Agreement will be converted into the right to receive the Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the "MGCL") and the Delaware Limited Liability Company Act ("DLLCA");
WHEREAS, on the recommendation of the special committee (the "REIT I Special Committee") of the Board of Directors of REIT I (the "REIT I Board"), the REIT I Board has (a) determined that this Agreement, the REIT I Charter Amendment, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT I and its stockholders, (b) authorized and approved this Agreement, the REIT I Charter Amendment, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger and the REIT I Charter Amendment be submitted for consideration at the Stockholders Meeting and (d) recommended the approval of the Merger and the REIT I Charter Amendment by the REIT I stockholders;
WHEREAS, on the recommendation of the special committee (the "REIT II Special Committee") of the Board of Directors of REIT II (the "REIT II Board"), the REIT II Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT II and its stockholders and (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement;
WHEREAS, REIT II, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a "plan of reorganization" for the Merger for purposes of Sections 354 and 361 of the Code;
WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.
NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1

 DEFINITIONS
Section 1.1 Definitions.
(a) For purposes of this Agreement:
 "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to REIT II than those contained in the Confidentiality Agreement; provided, any such confidentiality agreement shall permit compliance with Section 7.3 of this Agreement and shall exclude from any standstill or similar provision the ability to make an Acquisition Proposal.
 "Action" means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).
 "Advisor Board Approvals" means the approval of each of the Board of Directors of Vestin Realty Mortgage, Inc. and the Board of Directors of Vestin Realty Mortgage II, Inc. of the Advisor's entry into (i) the Termination and Fee Agreement and (ii) the Amended and Restated REIT II Advisory Agreement.
 "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
 "Amended and Restated REIT II Advisory Agreement" means the agreement substantially in the form attached hereto as Exhibit B.

 "Anti-Corruption Laws" means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.
 "Benefit Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity based compensation, profits interest, unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.
 "Book-Entry Share" means, with respect to any Party, a book-entry share registered in the transfer books of such Party.
 "Business Day" means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.
 "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
 "Common Stockholder Approvals" means (a) the affirmative vote of the holders of a majority of the outstanding shares of REIT I Common Stock entitled to vote on the Merger, excluding any shares of REIT I Common Stock owned by the REIT I Advisor, any director of REIT I or any of their Affiliates (as defined in the REIT I Charter) from the numerator and denominator for purposes of determining whether a majority of the outstanding shares of REIT I Common Stock have voted affirmatively for the Merger and (b) the affirmative vote of the holders of a majority of the outstanding shares of REIT I Common Stock entitled to vote on the REIT I Charter Amendment.
 "Confidentiality Agreement" means that certain Non-Disclosure Agreement between REIT I and REIT II dated February 7, 2017.
 "Contract" means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.
 "Environmental Law" means any Law (including common law) relating to the prevention of pollution, protection of the environment (including air, surface water, groundwater, land surface or subsurface land and natural resources), remediation of contamination, restoration of environmental quality or occupational health or workplace safety, including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.
 "Environmental Permit" means any Permit required under any applicable Environmental Law.

 "ERISA Affiliate" means, with respect to an entity (the "Referenced Entity"), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.
 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
 "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
 "Exchange Ratio" means 0.365, as such number may be adjusted in accordance with Section 3.1(b).
 "Expenses" means all costs, fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, the preparation, printing and filing of the Form S‑4 and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.
 "Expense Reimbursement" means payment in an amount equal to the documented Expenses incurred by REIT II; provided that such payment will not exceed $500,000.
 "Fundamental Representations" means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.4 (Capital Structure); Section 4.5(f) (Investment Company Act); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.4 (Capital Structure); and Section 5.5(f) (Investment Company Act);
 "GAAP" means the United States generally accepted accounting principles.
 "Governmental Authority" means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.
 "Hazardous Substances" means (i) those substances, materials or wastes listed in, defined in, subject to, classified by or regulated under any Environmental Law as hazardous or toxic, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos and radon.

 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
 "Indebtedness" means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.
 "Intellectual Property" means all United States and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.
 "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
 "IRS" means the United States Internal Revenue Service or any successor agency.
 "Knowledge" means (i) with respect to any REIT II Party or, solely for purposes of Section 5.23(b), REIT II Advisor, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the REIT II Disclosure Letter and (ii) with respect to REIT I or, solely for purposes of Section 4.22(b), REIT I Advisor, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the REIT I Disclosure Letter.
  "Law" means any and all domestic (federal, state or local) or foreign laws, statutes, rules, regulations and Orders promulgated by any Governmental Authority.
 "Lien" means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.
 "Material Contract" means any REIT II Material Contract or any REIT I Material Contract, as applicable.

 "Merger Consideration" means, in respect of any share of REIT I Common Stock, the right to receive from REIT II the number of shares of REIT II Common Stock equal to the Exchange Ratio (subject to the treatment of fractional shares of REIT II Common Stock in accordance with Section 3.1(d)).
 "Merger Sub Governing Documents" means the certificate of formation and limited liability company operating agreement of Merger Sub, as in effect on the date hereof.
 "Non-Tax Contract" means any Contract entered into in the ordinary course of business not dealing principally with the sharing, allocation or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such Contracts (such as acquisition agreements, employment agreements, leases and loan agreements).
 "Order" means a judgment, injunction, order or decree of any Governmental Authority.
 "Permitted Liens" means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business; (iii) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority; (iv) with respect to REIT II, Liens that are disclosed on Section 5.4(b) of the REIT II Disclosure Letter, and with respect REIT I, Liens that are disclosed on Section 4.4(b) of the REIT I Disclosure Letter; (v) with respect to REIT II, Liens that are disclosed on the consolidated balance sheet of REIT II dated December 31, 2016, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to REIT I, Liens that are disclosed on the consolidated balance sheet of REIT I dated December 31, 2016, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to REIT II or REIT I, Liens arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of REIT II or REIT I, Liens that are recorded in a public record or disclosed on existing title policies; or (viii) with respect to REIT II or REIT I, Liens that were incurred in the ordinary course of business since December 31, 2016 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.
 "Person" or "person" means an individual, corporation, partnership, limited partnership, limited liability company, group (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).
 "Proxy Statement" means the proxy statement relating to the Stockholders Meeting, together with any amendments or supplements thereto.
  "REIT I Advisory Agreement" means the Advisory Agreement, dated as of September 25, 2012, by and between REIT I and REIT I Advisor, as amended and in effect on the date hereof.
 "REIT I Bylaws" means the Bylaws of REIT I, as in effect on the date hereof.
 "REIT I Charter" means the charter of REIT I as in effect on the date hereof.

 "REIT I Charter Amendment" means the amendment to the REIT I Charter, substantially in the form attached hereto as Exhibit C.
 "REIT I Convertible Stockholder Approvals" means the approval of the Merger and the REIT I Charter Amendment by the sole holder of the REIT I Convertible Stock.
 "REIT I DRIP" means the distribution reinvestment plan of REIT I.
 "REIT I Equity Incentive Plan" means the MVP REIT, Inc. 2012 Stock Incentive Plan.
 "REIT I Governing Documents" means the REIT I Bylaws and the REIT I Charter.
 "REIT I Material Adverse Effect" means any event, circumstance, change, effect, develop-ment, condition or occurrence that individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT I and the REIT I Subsidiaries, taken as a whole, or (ii) would prevent or materially impair  the ability of REIT I to consummate the Merger before the Outside Date; provided, that, for purposes of the foregoing clause (i), "REIT I Material Adverse Effect" shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of REIT I to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a REIT I Material Adverse Effect), (B) any changes that affect the parking industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Merger or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT II, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Action made or initiated by any holder of REIT I Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect REIT I and the REIT I Subsidiaries, taken as a whole, relative to others in the REIT industry that invest primarily in parking lots and decks in the geographic regions in which REIT I and the REIT I Subsidiaries operate.
 "REIT I Public Offering" means the registered public offering of shares of REIT I Common Stock pursuant to a registration statement on Form S-11 (Registration No. 333-180741).
 "REIT I Properties" means each real property owned, or leased (including ground leased) as lessee or sublessee, by REIT I, any REIT I Subsidiary or any joint venture in which REIT I or any REIT I Subsidiary has an interest as of the date of this Agreement (including all of REIT I's or any REIT I Subsidiary's right, title, and interest in and to all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
 "REIT I Share Repurchase Program" means the share repurchase program of REIT I as described in the prospectus for the REIT I Public Offering.
 "REIT I Subsidiary" means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities entitled to vote in the election of directors, managers or trustees thereof is, directly or indirectly, owned by REIT I or one or more of the other REIT I Subsidiaries, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by REIT I or one or more of the other REIT I Subsidiaries or of which REIT I or any REIT I Subsidiary is a general partner, manager, managing member or the equivalent.
 "REIT II Advisory Agreement" means the Amended and Restated Advisory Agreement by and among REIT II, the REIT II Operating Partnership and REIT II Advisor, dated as of October 5, 2015, as amended and in effect on the date hereof.
 "REIT II Articles Supplementary" means Articles Supplementary to be filed with, and accepted for record by, the SDAT in connection with the reclassification of shares of REIT II Convertible Stock into additional authorized but unissued shares of REIT II Common Stock.
 "REIT II Bylaws" means the Bylaws of REIT II, as amended and in effect on the date hereof.
 "REIT II Charter" means the charter of REIT II in effect on the date hereof.
 "REIT II Charter Amendment" means the amendment to the REIT II Charter, substantially in the form attached hereto as Exhibit D.
 "REIT II Common Stock" means the common stock, $0.0001 par value per share, of REIT II.
 "REIT II DRIP" means the distribution reinvestment plan of REIT II.
 "REIT II Equity Incentive Plan" means the MVP REIT II, Inc. Long-Term Incentive Plan (including the MVP REIT II, Inc. Independent Directors Compensation Plan).
 "REIT II Governing Documents" means the REIT II Bylaws and the REIT II Charter.
 "REIT II Material Adverse Effect" means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT II and the REIT II Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of REIT II Parties to consummate the Merger before the Outside Date; provided, that, for purposes of the foregoing clause (i), "REIT II Material Adverse Effect" shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of REIT II to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a REIT II Material Adverse Effect), (B) any changes that affect the parking industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Merger or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT II, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Action made or initiated by any holder of REIT II Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect REIT II and the REIT II Subsidiaries, taken as a whole, relative to others in the REIT industry that invest primarily in parking lots and decks in the geographic regions in which REIT II and the REIT II Subsidiaries operate.
 "REIT II Operating Partnership" means MVP REIT II Operating Partnership, LP, a Delaware limited partnership and the operating partnership of REIT II.
 "REIT II Parties" means REIT II and Merger Sub.
 "REIT II Partnership Agreement" means the Limited Partnership Agreement, dated as of September 22, 2015, of the REIT II Operating Partnership, as amended through the date hereof.
 "REIT II Private Placements" means the REIT II Series 1 Private Placement and the REIT II Series A Private Placement.
 "REIT II Properties" means each real property owned, or leased (including ground leased) as lessee or sublessee, by REIT II, any REIT II Subsidiary or any joint venture in which REIT II or any REIT II Subsidiary has an interest as of the date of this Agreement (including all of REIT II's or any REIT II Subsidiary's right, title, and interest in and to all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
 "REIT II Public Offering" means the registered public offering of shares of REIT II Common Stock pursuant to a registration statement on Form S-11 (Registration No. 333-205893).
 "REIT II Series 1 Preferred Stock" means the Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of REIT II.
 "REIT II Series 1 Private Placement" means the private placement of the REIT II Series 1 Preferred Stock, together with REIT II Warrants.

 "REIT II Series A Preferred Stock" means the Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of REIT II.
 "REIT II Series A Private Placement" means the private placement of the REIT II Series A Preferred Stock, together with REIT II Warrants.
 "REIT II Share Repurchase Program" means the share repurchase program of REIT II as described in the prospectus for the REIT II Public Offering.
 "REIT II Subsidiary" means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities entitled to vote in the election of directors, managers or trustees thereof is, directly or indirectly, owned by REIT II or one or more of the other REIT II Subsidiaries, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by REIT II or one or more of the other REIT II Subsidiaries or of which REIT II or any REIT II Subsidiary is a general partner, manager, managing member or the equivalent, including the REIT II Operating Partnership.
 "REIT II Warrants" means the warrants to acquire shares of REIT II Common Stock, which warrants have been and may be issued from time to time in connection with the REIT II Private Placements.
 "Representative" means, with respect to any Person, such Person's directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.
 "SEC" means the U.S. Securities and Exchange Commission (including the staff thereof).
 "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
 "Special Committee" means the REIT I Special Committee or the REIT II Special Committee, as applicable.
 "Stockholder Approvals" means the Common Stockholder Approvals and the REIT I Convertible Stockholder Approvals.
 "Stockholders Meeting" means the meeting of the holders of shares of REIT I Common Stock for the purpose of seeking the Common Stockholder Approvals, including any postponement or adjournment thereof.
 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
 "Tax" or "Taxes" means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.
 "Termination and Fee Agreement" means the agreement substantially in the form attached hereto as Exhibit A.
 "Termination Fee" means an amount equal to $1,500,000.
 "Wholly Owned REIT I Subsidiary" means any subsidiary that is, directly or indirectly, wholly owned by REIT I.
 "Wholly Owned REIT II Subsidiary" means the REIT II Operating Partnership and any subsidiary that is, directly or indirectly, wholly owned by REIT II or the REIT II Operating Partnership.
(b) In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:
Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(f)(i)
Adverse Recommendation Change	Section 7.3(b)
Agreement	Recitals
Articles of Merger	Section 2.3
Certificate	Section 3.1(a)(i)
Certificate of Merger	Section 2.3
Charter Restrictions	Section 7.9
Closing	Section 2.2
Closing Date	Section 2.2
DE SOS	Section 2.3
DLLCA	Recitals
Escrow Agreement	Section 9.3(f)
Exchange Agent	Section 3.2(a)
Exchange Agent Agreement	Section 3.2(a)
Exchange Fund	Section 3.2(b)
Expected Holder Limit	Section 4.1(f)
Form S‑4	Section 7.1(a)
Go Shop Bidder	Section 7.3(a)
Go Shop End Time	Section 7.3(a)
Indemnified Parties	Section 7.7(b)
Interim Period	Section 6.1(a)
Letter of Transmittal	Section 3.2(c)
Merger	Recitals
Merger Effective Time	Section 2.3
Merger Sub	Recitals

MGCL	Recitals
Outside Date	Section 9.1(b)(i)
Party(ies)	Recitals
Payor	Section 9.3(d)
Prime Rate	Section 9.3(e)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Recipient	Section 9.3(c)
Registered Securities	Section 7.1(a)
REIT	Section 5.13(b)
REIT I	Recitals
REIT I Board	Recitals
REIT I Board Recommendation	Section 4.2(c)
REIT I Common Stock	Recitals
REIT I Convertible Stock	Section 4.4(a)
REIT I Notice of Intention	Section 7.3(c)(i)
REIT I Designees	Section 7.13
REIT I Disclosure Letter	Article 4
REIT I Financial Advisor	Section 4.19
REIT I Insurance Policies	Section 4.15
REIT I Management Agreements	Section 4.12(a)(xv)
REIT I Material Contract	Section 4.12(b)
REIT I Organizational Documents	Section 7.7(b)
REIT I Permits	Section 4.8(a)
REIT I Preferred Stock	Section 4.4(a)
REIT I Related Party Agreements	Section 4.16
REIT I SEC Documents	Section 4.5(a)
REIT I Special Committee	Recitals
REIT I Subsidiary Partnership	Section 4.13(h)
REIT I Tax Protection Agreements	Section 4.13(h)
REIT I Terminating Breach	Section 9.1(d)(i)
REIT I Voting Debt	Section 4.4(c)
REIT II	Recitals
REIT II Board	Recitals
REIT II Convertible Stock	Section 5.4(a)
REIT II Disclosure Letter	Article 5
REIT II Insurance Policies	Section 5.16
REIT II Management Agreements	Section 5.12(a)(xv)
REIT II Material Contract	Section 5.12(b)
REIT II Permits	Section 5.8(a)
REIT II Preferred Stock	Section 5.4(a)
REIT II SEC Documents	Section 5.5(a)
REIT II Special Committee	Recitals
REIT II Subsidiary Partnership	Section 5.13(h)
REIT II Tax Protection Agreements	Section 5.13(h)

REIT II Terminating Breach	Section 9.1(c)(i)
REIT II Voting Debt	Section 5.4(c)
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3
Superior Proposal	Section 7.3(f)(ii)
Surviving Entity	Section 2.1
Surviving Entity Certificate of Formation	Section 2.4
Surviving Entity Operating Agreement	Section 2.4
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 5.1(c)
Transfer Taxes	Section 7.12(d)

Section 1.2 Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limiting the generality of the foregoing" unless expressly provided otherwise;
(d) "or" shall be construed in the inclusive sense of "and/or";
(e) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;
(f) all references herein to "$" or dollars shall refer to United States dollars;
(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;
(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;
(i) the phrase "ordinary course of business" shall be deemed to be followed by the words "consistent with past practice" whether or not such words actually follow such phrase;
(j) references to a Person are also to its successors and permitted assigns;
(k) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(l) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and
(m) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
ARTICLE 2

 THE MERGER
Section 2.1 The Merger; Other Transactions.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and DLLCA, at the Merger Effective Time, REIT I shall be merged with and into Merger Sub, whereupon the separate existence of REIT I will cease, with Merger Sub surviving the Merger (the "Surviving Entity"), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of REIT II.  The Merger shall have the effects set forth in the applicable provisions of the MGCL, the DLLCA and this Agreement.
Section 2.2 Closing.  The closing (the "Closing") of the Merger will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time, on the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by REIT I and REIT II.  The date on which the Closing occurs is sometimes referred to herein as the "Closing Date".
Section 2.3 Merger Effective Time.On the Closing Date, REIT II, REIT I and Merger Sub shall (i) cause articles of merger with respect to the Merger, in substantially the form attached hereto as Exhibit E, to be duly executed and filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL (the "Articles of Merger"), (ii) cause a certificate of merger with respect to the Merger, in substantially the form attached hereto as Exhibit F, to be duly executed and filed with, and accepted for record by, the Delaware Secretary of State (the "DE SOS") in accordance with the DLLCA (the "Certificate of Merger"), and (iii) make any other filings, recordings or publications required to be made by REIT I, Merger Sub or the Surviving Entity under the MGCL or DLLCA in connection with the Merger.  The Merger shall become effective at the time the Articles of Merger and the Certificate of Merger are accepted for record by the SDAT and the DE SOS, as applicable, on the Closing Date or on such other date and time not to exceed 30 days from the date of filing as shall be agreed to by REIT I and REIT II, upon approval by the REIT I Special Committee and the REIT II Special Committee, respectively, and specified in the Articles of Merger and the Certificate of Merger (such date and time, the "Merger Effective Time"), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.

Section 2.4 Organizational Documents of the Surviving Entity.  At the Merger Effective Time and by virtue of the Merger, (i) the certificate of formation of the Surviving Entity (the "Surviving Entity Certificate of Formation") shall be substantially in the form attached hereto as Exhibit G, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation, and (ii) the limited liability company operating agreement of the Surviving Entity (the "Surviving Entity Operating Agreement") shall be substantially in the form attached as Exhibit H, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Entity Certificate of Formation and the Surviving Entity Operating Agreement.
Section 2.5 Managers of the Surviving Entity.  At the Merger Effective Time, by virtue of the Merger, the managers of Merger Sub shall serve as the managers of the Surviving Entity.
Section 2.6 Tax Treatment of the Merger.  The Parties hereby confirm, covenant and agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code.  Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.6, and no Party shall take a position inconsistent with such treatment.
Section 2.7 Subsequent Actions.  If at any time after the Merger Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of REIT I or the Surviving Entity acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out the intent of this Agreement, then the managers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.
ARTICLE 3

 EFFECTS OF THE MERGER
Section 3.1 Effects of the Merger.
(a) The Merger.  At the Merger Effective Time and by virtue of the Merger and without any further action on the part of REIT II, REIT I or Merger Sub or the holders of any securities of REIT II, REIT I or Merger Sub:
(i) Except as provided in Section 3.1(a)(ii) and Section 3.1(a)(iii) and subject to Section 3.1(c) and Section 3.1(d), each share of REIT I Common Stock outstanding immediately prior to the Merger Effective Time shall be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of the certificate representing such

(ii)  share ("Certificate") or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share), the Merger Consideration.
(iii) Each share of REIT I Common Stock, if any, then held by any Wholly Owned REIT I Subsidiary shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor, except as expressly provided in the Termination and Fee Agreement, shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger;
(iv) Each share of REIT I Common Stock, if any, then held by REIT II or any Wholly Owned REIT II Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger;
(v) Each share of REIT I Convertible Stock shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment or other right inure or be made with respect thereto in connection with or as a consequence of the Merger;
(vi) Each membership interest of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain issued and outstanding membership interests of the Surviving Entity.
(b) Adjustment of the Merger Consideration.  Without limiting the other provisions of this Agreement, between the date of this Agreement and the Merger Effective Time, if either of REIT I or REIT II should split, combine or otherwise reclassify the REIT I Common Stock or the REIT II Common Stock or make a dividend or other distribution in shares of the REIT I Common Stock (other than as specifically contemplated in this Agreement) or the REIT II Common Stock (including any dividend or other distribution of securities convertible into REIT I Common Stock or REIT II Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.
(c) Transfer Books.  From and after the Merger Effective Time, the share transfer books of REIT I shall be closed, and thereafter there shall be no further registration of transfers of REIT I Common Stock.  From and after the Merger Effective Time, Persons who held REIT I Common Stock immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.  On or after the Merger Effective Time, any Certificates or Book-Entry Shares of REIT I Common Stock presented to the Exchange Agent, REIT II, the Surviving Entity or the transfer agent shall be exchanged for the Merger Consideration with respect to REIT I Common Stock formerly represented thereby, as applicable.

(d) No Fractional Shares.  No certificates or scrip representing fractional shares of REIT II Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of REIT II.  In lieu of receiving any such fractional share, the holder shall receive cash (without interest) in an amount rounded up to the nearest whole cent, determined by multiplying (i) the fraction of a share to which such holder would otherwise be entitled by (ii) $25.00.
Section 3.2 Exchange Procedures; Distributions with Respect to Unexchanged Shares.
(a) As soon as practicable prior to the Merger Effective Time, REIT II will designate a bank or trust company reasonably acceptable to REIT I to act as exchange agent (the "Exchange Agent") for the payment and delivery of the Merger Consideration, as provided in Section 3.1(a)(i).  Within 20 Business Days of the date of this Agreement, REIT II will use its commercially reasonable efforts enter into an exchange agent agreement with the Exchange Agent, in a form reasonably acceptable to REIT I (the "Exchange Agent Agreement"), setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.2.
(b) Prior to the Merger Effective Time, REIT II shall deposit with the Exchange Agent for the sole benefit of the holders of shares of REIT I Common Stock, for exchange in accordance with this Article 3, (i) certificates or Book-Entry shares representing shares of REIT II Common Stock to be issued pursuant to Section 3.1(a)(i) equal to the aggregate Merger Consideration (together with cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.1(d), the "Exchange Fund").  In addition to the foregoing, after the Merger Effective Time on the appropriate payment date, if applicable, REIT II shall provide or shall cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of REIT II Common Stock pursuant to Section 3.2(e) and such dividends or other distributions shall be deemed to be part of the Exchange Fund.  REIT II shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of, the Merger Consideration and any applicable dividends or other distributions out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any other purpose. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by REIT II.  No investment of the Exchange Fund shall relieve REIT II or the Exchange Agent from making the payments required by this Article 3, and following any losses from any such investment, REIT II shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy REIT II's obligations hereunder for the benefit of the holders of shares of REIT I Common Stock at the Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.
(c) As soon as reasonably practicable after the Merger Effective Time (but in no event later than two (2) Business Days thereafter), REIT II shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share representing shares of REIT I Common Stock (A) a letter of transmittal (a "Letter of Transmittal") in customary form as prepared by REIT II and reasonably acceptable to REIT I (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry

(d)  Shares to the Exchange Agent) and (A) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of REIT I Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement.
(e) Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share representing shares of REIT I Common Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share representing shares of REIT I Common Stock shall be entitled to receive in exchange therefor (i) the Merger Consideration into which such shares of REIT I Common Stock shall have been converted pursuant to this Agreement and (ii) certain dividends and distributions in accordance with Section 3.2(e), if any, after the Exchange Agent's receipt of such Certificate (or affidavit of loss in lieu thereof) or "agent's message" or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled.  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  Until surrendered or transferred as contemplated by this Section 3.2, each Certificate or Book-Entry Share representing shares of REIT I Common Stock shall be deemed, at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article 3.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.
(f) No dividends or other distributions declared or made after the Merger Effective Time with respect to REIT II Common Stock with a record date after the Merger Effective Time shall be paid to any holder entitled by reason of the Merger to receive certificates or Book-Entry Shares representing REIT II Common Stock and no cash payment (including cash payment in lieu of a fractional share of REIT II Common Stock) shall be paid to any such holder pursuant to Section 3.1(d) until such holder shall have surrendered its Certificates or Book-Entry Share pursuant to this Section 3.2 and all such dividends and other distributions shall be paid by REIT II to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement.  Subject to applicable Law, following surrender of any such Certificate or Book-Entry Shares, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of REIT II Common Stock represented by the certificate or Book-Entry Shares received by such holder and having a record date on or after the Merger Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of REIT II Common Stock and having a record date on or after the Merger Effective Time but prior to such surrender and a payment date on or after such surrender.

(g) In the event of a transfer of ownership of shares of REIT I Common Stock that is not registered in the transfer records of REIT I, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of REIT II that such Tax either has been paid or is not applicable.
(h) Any portion of the Exchange Fund that remains undistributed to the holders of REIT I Common Stock for twelve (12) months after the Merger Effective Time shall be delivered to REIT II upon demand, and any former holders of REIT I Common Stock prior to the Merger who have not theretofore complied with this Article 3 shall thereafter look only to REIT II for payment of their claims with respect thereto.
(i) None of REIT I, the REIT II Parties, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of the Merger Consideration if the Exchange Fund (or the appropriate portion thereof) has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of any shares of REIT I Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of REIT II free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.
Section 3.3 Withholding Rights.  Each Party (including the Surviving Entity) and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of REIT I Common Stock, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law.  Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.4 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by REIT II, the posting by such Person of a bond in such reasonable amount as REIT II may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.
Section 3.5 Dissenters Rights.  After giving effect to the REIT I Charter Amendment, no dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement, including without limitation the REIT I Charter Amendment.

Section 3.6 General Effects of the Merger.  At the Merger Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges and powers of REIT I and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of REIT I and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.
ARTICLE 4

 REPRESENTATIONS AND WARRANTIES OF REIT I
Except (a) as set forth in the disclosure letter prepared by REIT I and delivered by REIT I to the REIT II Parties prior to the execution and delivery of this Agreement (the "REIT I Disclosure Letter") (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT I Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT I Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the REIT I Disclosure Letter is intended to broaden the scope of any representation or warranty of REIT I made herein) or (b) as disclosed in the REIT I SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2016 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings "Risk Factors" or "Forward Looking Statements" or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT I SEC Documents to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face; provided that the disclosures in the REIT I SEC documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the REIT I Disclosure Letter, and (ii) Section 4.3 (No Conflict; Required Filings and Consents), Section 4.5(a)-(c) (SEC Documents; Financial Statements), Section 4.18 (Brokers), Section 4.19 (Opinion of Financial Advisor), REIT I hereby represents and warrants to the REIT II Parties, and, solely with respect to representations made by it in Section 4.21 and Section 4.22(b), REIT I Advisor hereby represents and warrants to the REIT II Parties, that:
Section 4.1 Organization and Qualification; Subsidiaries.
(a) REIT I is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  REIT I is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.
(b) Each REIT I Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a REIT I Material Adverse Effect.  Each REIT I Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.
(c) Section 4.1(c) of the REIT I Disclosure Letter sets forth a true and complete list of the REIT I Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT I and the REIT I Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT I in each REIT I Subsidiary, including a list of each REIT I Subsidiary that is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code (each a "Qualified REIT Subsidiary") or a "taxable REIT subsidiary" within the meaning of Section 856(1) of the Code (each a "Taxable REIT Subsidiary") and each REIT I Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.
(d) Neither REIT I nor any REIT I Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT I Subsidiaries and investments in short-term investment securities).
(e) REIT I is in compliance with the terms of the REIT I Governing Documents in all material respects.
(f) REIT I has not exempted any "Person" from the "Aggregate Share Ownership Limit" or the "Common Share Ownership Limit" or established or increased an "Excepted Holder Limit," as such terms are defined in the REIT I Charter, which exemption or Excepted Holder Limit is currently in effect.
Section 4.2 Authority; Approval Required.
(a) REIT I has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approvals, to consummate the transactions contemplated by this Agreement, including the Merger.  The execution and delivery of this Agreement by REIT I and the consummation by REIT I of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of REIT I is necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the Merger, to receipt of the applicable Stockholder Approvals, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT in accordance with the MGCL, and the filing of the Certificate of Merger with, and acceptance for record of the Certificate of Merger by, the DE SOS in accordance with the DLLCA and (ii) with respect to the REIT I Charter Amendment, to receipt of the applicable Stockholder Approvals and to the filing of Articles of Amendment with, and acceptance for record of Articles of Amendment by, the SDAT.
(b) This Agreement has been duly executed and delivered by REIT I, and assuming due authorization, execution and delivery by the REIT II Parties, constitutes a legally valid and binding obligation of REIT I enforceable against REIT I in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c) On the recommendation of the REIT I Special Committee, the REIT I Board has (i) determined that the terms of this Agreement, the REIT I Charter Amendment, the Merger and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of REIT I and the holders of REIT I Common Stock, (ii) approved, authorized, adopted and declared advisable this Agreement, the REIT I Charter Amendment and the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) directed that the Merger and the REIT I Charter Amendment be submitted to a vote of the holders of REIT I Common Stock and (iv) recommended that holders of REIT I Common Stock vote in favor of approval of the REIT I Charter Amendment and the Merger (such recommendation, the "REIT I Board Recommendation"), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.
(d) The Stockholder Approvals are the only vote of the holders of securities of REIT I required to approve the REIT I Charter Amendment and the Merger.
Section 4.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by REIT I do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approvals, conflict with or violate any provision of (A) the REIT I Governing Documents or (B) any equivalent organizational or governing documents of any other REIT I Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any REIT I Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of REIT I or any REIT I Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT I or any REIT I Subsidiary pursuant to, any Contract or Permit to which REIT I or any REIT I Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.
(b) The execution and delivery of this Agreement by REIT I does not, and the performance of this Agreement by REIT I will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement, (B) the Form S‑4 and the declaration of effectiveness of the Form S‑4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the DE SOS pursuant to the DLLCA, (iv) the filing of Articles of Amendment setting forth the REIT I Charter Amendment with, and the acceptance for record of such Articles of Amendment by, the SDAT, (v) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws or as may be necessary to satisfy the applicable requirements of the Laws of the states in which REIT I or any REIT I Subsidiary are qualified or licensed to do business, (vi) such filings as may be required in connection with state and local transfer Taxes, (vii) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 8.1(a) of the REIT I Disclosure Letter, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.
Section 4.4 Capital Structure.
(a) The authorized capital stock of REIT I consists of 98,999,000 shares of REIT I Common Stock, 1,000,000 shares of preferred stock, $0.001 par value per share ("REIT I Preferred Stock") and 1,000 shares of Non-Participating, Non-Voting Convertible Stock, $0.001 par value per share ("REIT I Convertible Stock").  At the close of business on May 22, 2017, (i) 10,997,082 shares of REIT I Common Stock were issued and outstanding, (ii) no shares of REIT I Preferred Stock were issued and outstanding, (iii) 1,000 shares of REIT I Convertible Stock were issued and outstanding and (iv) 300,000 shares of REIT I Common Stock were available for grant under the REIT I Equity Incentive Plan.  All of the outstanding shares of capital stock of REIT I are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws.  Except as set forth in this Section 4.4, there is no other outstanding capital stock of REIT I.
(b) All of the outstanding shares of capital stock of each of the REIT I Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the REIT I Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  All shares of capital stock of (or other ownership interests in) each of the REIT I Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.  REIT I owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT I Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.
(c) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of REIT I or any REIT I Subsidiary ("REIT I Voting Debt") issued and outstanding.  Except as set forth in Section 4.4(a) of the REIT I Disclosure Letter and other than (i) shares of REIT I Common Stock issuable pursuant to the terms of the REIT I Convertible Stock and (ii) pursuant to the REIT I DRIP, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT I or any of the REIT I Subsidiaries is a party or by which any of them is bound obligating REIT I or any of the REIT I Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT I or any REIT I Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, REIT I Voting Debt or other equity interests.
(d) Neither REIT I nor any REIT I Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT I or any of the REIT I Subsidiaries.  Neither REIT I nor any REIT I Subsidiary has granted any registration rights on any of its capital stock other than as set forth in Section 4.4(d) of the REIT I Disclosure Letter.  No REIT I Common Stock is owned by any REIT I Subsidiary.
(e) REIT I does not have a "poison pill" or similar stockholder rights plan.
(f) All dividends or other distributions on the shares of REIT I Common Stock and any material dividends or other distributions on any securities of any REIT I Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
Section 4.5 SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.
(a) REIT I has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by REIT I under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act")) since December 31, 2014 (the forms, documents, statements and reports filed with the SEC since December 31, 2014 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the "REIT I SEC Documents").  As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT I SEC Documents (i) complied, or with respect to REIT I SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act,  each as in effect on the date so filed, and (ii) did not or with respect to REIT I SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  None of the REIT I SEC Documents filed as of the date of this Agreement is, to the Knowledge of REIT I, the subject of ongoing SEC review and REIT I does not have any outstanding and unresolved comments from the SEC with respect to any REIT I SEC Documents.  None of the REIT I SEC Documents filed as of the date of this Agreement is the subject of any confidential treatment request by REIT I.  No REIT I Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.
(b) At all applicable times, REIT I has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(c) The consolidated audited and unaudited financial statements of REIT I and the REIT I Subsidiaries included, or incorporated by reference, in the REIT I SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT I SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT I and REIT I Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8‑K, Regulation S‑X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT I) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT I and the REIT I Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of REIT I and the REIT I Subsidiaries for the periods presented therein.  There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT I, threatened, in each case regarding any accounting practices of REIT I.
(d) Since December 31, 2014, (A) REIT I has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT I in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to REIT I's management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of REIT I, such disclosure controls and procedures are effective in timely alerting REIT I's management to material information required to be included in REIT I's periodic reports required under the Exchange Act (if REIT II were required to file such reports).  REIT I and REIT I Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management's general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management's general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  REIT I has disclosed to REIT I's auditors and audit committee (and made summaries of such disclosures available to REIT II) (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect REIT I's ability to record, process, summarize and report financial information and (B) any fraud, to the Knowledge of REIT I, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.
(e) REIT I is not and none of the REIT I Subsidiaries is, a party to, and neither REIT I nor any REIT I Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among REIT I and any REIT I Subsidiary, on the one hand, and any unconsolidated Affiliate of REIT I or any REIT I Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off‑balance sheet arrangements" (as defined in Item 303(a) of Regulation S‑K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, REIT I, any REIT I Subsidiary or REIT I's or such REIT I Subsidiary's audited financial statements or other REIT I SEC Documents.
(f) Neither REIT I nor any REIT I Subsidiary is required to be registered as an investment company under the Investment Company Act.
(g) Neither REIT I nor any REIT I Subsidiary nor, to the Knowledge of REIT I, any director, officer or Representative of REIT I or any REIT I Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law.  Neither REIT I nor any REIT I Subsidiary has received any written communication that alleges that REIT I or any REIT I Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6 Absence of Certain Changes or Events.  Since December 31, 2016 through the date of this Agreement, except as contemplated by this Agreement, (a) REIT I and each REIT I Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither REIT I nor any REIT I Subsidiary has taken any action that would have been prohibited by Section 6.1 (Conduct of the Business of REIT I) if taken from and after the date of this Agreement and (c) there has not been any REIT I Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT I Material Adverse Effect.
Section 4.7 No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT I dated as of December 31, 2016 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2016, neither REIT I nor any REIT I Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a REIT I Material Adverse Effect.
Section 4.8 Permits; Compliance with Law.
(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.10 and Section 4.11, which are addressed solely in those Sections, REIT I and each REIT I Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications, registrations and clearances of any Governmental Authority ("Permits") necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate their respective properties or to carry on their respective businesses substantially as they are being conducted as of the date hereof (the "REIT I Permits"), and all such REIT I Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT I Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.  All applications required to have been filed for the renewal of the REIT I Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such REIT I Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case for failures to file which would not result in the denial, revocation, impairment or invalidation of a REIT I Permit relating to any material REIT I Property.  To the Knowledge of REIT I, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT I or the REIT I Subsidiaries that impairs the validity of any REIT I Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT I Permit, except where the impairment or revocation of any such REIT I Permit would not adversely affect the ownership or operation of any material REIT I Property.
(b) Neither REIT I nor any REIT I Subsidiary is, and for the past three years has been, in conflict with, or in default or violation of (i) any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any REIT I Subsidiary is bound

(except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16 which are solely addressed in those Sections), or (ii) any REIT I Permits (except for the REIT I Permits addressed in Section 4.10 or  Section 4.11, which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.
Section 4.9 Litigation.  There is no material action, suit, proceeding or investigation to which REIT I or any REIT I Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT I, threatened before any Governmental Authority, and, to the Knowledge of REIT I, there is no basis for any such action, suit, proceeding or investigation. Neither REIT I nor any REIT I Subsidiary has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT I or the REIT I Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT I or any of the REIT I Subsidiaries is or was a party, or, to the Knowledge of REIT I, in any other proceeding, that enjoins or requires REIT I or any of the REIT I Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2016, none of REIT I, any REIT I Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which REIT I or any REIT I Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $200,000 individually.
Section 4.10 Properties.
(a) Section 4.10(a) of the REIT I Disclosure Letter lists the parcels of real property that, together with the structures and improvements thereon, constitute the REIT I Properties, and sets forth REIT I or the applicable REIT I Subsidiary owning such REIT I Properties. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (A) REIT I or a REIT I Subsidiary owns fee simple title to each of the REIT I Properties, free and clear of Liens, except for Permitted Liens; (B) except as has not had and would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the REIT I Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or threatened with respect to any of the REIT I Properties.
(b) Except as disclosed in property condition assessments and similar structural engineering reports relating to the REIT I Properties, REIT I has not received written notice of, nor does REIT I have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT I Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as would not, individually or in the aggregate, have a REIT I Material Adverse Effect.
(c) REIT I and the REIT I Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them.  Neither REIT I's, nor the REIT I Subsidiaries', ownership of any such personal property is subject to any Liens, other than Permitted Liens.
Section 4.11 Environmental Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect:  (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT I, is threatened relating to REIT I, any of the REIT I Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) REIT I and the REIT I Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) REIT I and each REIT I Subsidiary is in possession of all Environmental Permits necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; and (iv) there are no liabilities or obligations of REIT I or any of the REIT I Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.
Section 4.12 Material Contracts.
(a) Section 4.12(a) of the REIT I Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which REIT I or any REIT I Subsidiary is a party or by which any of its properties or assets are bound that:
(i) is required to be filed as an exhibit to REIT I's Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;
(ii) obligates REIT I or any REIT I Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $200,000 and is not cancelable within ninety (90) days without material penalty to REIT I or any REIT I Subsidiary;
(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of REIT I or any REIT I Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by REIT I or any REIT I Subsidiary or the geographic area in which REIT I or any REIT I Subsidiary may conduct business;
(iv) is a Contract that obligates REIT I or any REIT I Subsidiary to indemnify any past or present directors, officers, or employees of REIT I or any REIT I Subsidiary pursuant to which REIT I or any REIT I Subsidiary is the indemnitor;

constitutes (A) an Indebtedness obligation of REIT I or any REIT I Subsidiary with a principal amount as of the date hereof greater than $200,000] or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including REIT I or a REIT I Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT I or REIT I Subsidiary or (2) REIT I or a REIT I Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including REIT I or another REIT I Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);
(v) requires REIT I or any REIT I Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $200,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;
(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;
(vii) constitutes a loan to any Person (other than a Wholly Owned REIT I Subsidiary) by REIT I or any REIT I Subsidiary in an amount in excess of $200,000;
(viii) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of REIT I or any REIT I Subsidiary with a third party;
(ix) prohibits the pledging of the capital stock of REIT I or any REIT I Subsidiary or prohibits the issuance of guarantees by any REIT I Subsidiary;
(x) is with a Governmental Authority;
(xi) has continuing "earn-out" or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $200,000;
(xii) is an employment Contract or consulting Contract;
(xiii) is a collective bargaining agreement or other Contract with any labor organization, union or association;
(xiv) is a management agreement pursuant to which any third party manages or operates any of the REIT I Properties on behalf of REIT I or any REIT I Subsidiary (the "REIT I Management Agreements");
(xv) is a ground lease under which REIT I or any REIT I Subsidiary holds a leasehold interest in the REIT I Properties or any portion thereof; or
(xvi) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to REIT I and the REIT I Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 4.12(a) to which REIT I or any REIT I Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a "REIT I Material Contract."
(c) Each REIT I Material Contract is legal, valid, binding and enforceable on REIT I and each other REIT I Subsidiary that is a party thereto and, to the Knowledge of REIT I, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  REIT I and each REIT I Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each REIT I Material Contract and, to the Knowledge of REIT I, each other party thereto has performed all obligations required to be performed by it under such REIT I Material Contract prior to the date hereof.  Neither REIT I nor any REIT I Subsidiary, nor, to the Knowledge of REIT I, any other party thereto, is in breach or violation of, or default under, any REIT I Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any REIT I Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.  Neither REIT I nor any REIT I Subsidiary has received notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to any REIT I Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.  Since December 31, 2016 and as of the date hereof, neither REIT I nor any REIT I Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any REIT I Material Contract.
Section 4.13 Taxes.
(a) REIT I and each REIT I Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects.  REIT I and each REIT I Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.  No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT I or any REIT I Subsidiary do not file Tax Returns that REIT I or any REIT I Subsidiary is or may be subject to Tax by such jurisdiction.
(b) REIT I (i) for all taxable years commencing with REIT I's year ending December 31, 2013 and through December 31, 2016, has been subject to taxation as a real estate investment trust (a "REIT") under Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2017 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of REIT I.  No REIT

I Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.  REIT I's dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) REIT I's REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) REIT I's net capital gain for such year.
(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT I, threatened with regard to any material Taxes or Tax Returns of REIT I or any REIT I Subsidiary; (ii) no material deficiency for Taxes of REIT I or any REIT I Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT I, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; (iii) neither REIT I nor any REIT I Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT I nor any REIT I Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT I nor any REIT I Subsidiary has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) Each REIT I Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.
(e) Neither REIT I nor any REIT I Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.
(f) Since its inception, REIT I and the REIT I Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) REIT I has not, and none of the REIT I Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and to the Knowledge of REIT I no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon REIT I or any REIT I Subsidiary.

(g) REIT I and the REIT I Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) There are no REIT I Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT I threatened to raise, a material claim against REIT I or any REIT I Subsidiary for any breach of any REIT I Tax Protection Agreements.  As used herein, "REIT I Tax Protection Agreements" means any written agreement to which REIT I or any REIT I Subsidiary is a party pursuant to which:  (i) any liability to holders of limited partnership interests in a REIT I Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a REIT I Subsidiary Partnership, REIT I or any REIT I Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner.  As used herein, "REIT I Subsidiary Partnership" means a REIT I Subsidiary that is a partnership for United States federal income tax purposes.
(i) There are no Tax Liens upon any property or assets of REIT I or any REIT I Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(j) There are no Tax allocation or sharing agreements or similar arrangements (other than Non-Tax Contracts) with respect to or involving REIT I or any REIT I Subsidiary, and after the Closing Date neither REIT I nor any REIT I Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k) Neither REIT I nor any REIT I Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT I nor any REIT I Subsidiary is subject to written ruling of a Governmental Authority.
(l) Neither REIT I nor any REIT I Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any REIT I Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to a Non-Tax Contract).
(m) Neither REIT I nor any REIT I Subsidiary has participated in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Neither REIT I nor any REIT I Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(o) No written power of attorney that has been granted by REIT I or any REIT I Subsidiary (other than to REIT I or a REIT I Subsidiary) currently is in force with respect to any matter relating to Taxes.
(p) Neither REIT I nor any REIT I Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT I is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(q) REIT I is a "domestically controlled qualified investment entity" within the meaning of Section 897(h)(4)(B) of the Code.
Section 4.14 Intellectual Property.  Neither REIT I nor any REIT I Subsidiary:  (a) owns any patents, registered trademarks, or registered copyrights, (b) has any pending applications or registrations for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to an exclusive license by REIT I or any REIT I Subsidiary of any trademarks or patents.  Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, (i) no Intellectual Property used by REIT I or any REIT I Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of REIT I, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT I or any REIT I Subsidiary, and (iii) REIT I and the REIT I Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT I and the REIT I Subsidiaries as it is currently conducted.  Since December 31, 2013, neither REIT I nor any REIT I Subsidiary has received any written or, to the Knowledge of REIT I, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.
Section 4.15 Insurance.  Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT I and the REIT I Subsidiaries (the "REIT I Insurance Policies") have been paid, and REIT I and the REIT I Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT I Insurance Policies.  No written notice of cancellation or termination has been received by REIT I or any REIT I Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.16 Benefit Plans.
(a) Other than the REIT I Equity Incentive Plan, REIT I and the REIT I Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither REIT I nor any REIT I Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.
(b) Except as individually or in the aggregate, have not had and would not reasonably be expected to have REIT I Material Adverse Effect, none of REIT I, any REIT I Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any Benefit Plan or any other employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to REIT II or any REIT II Subsidiary.
(c) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a REIT I Material Adverse Effect, the REIT I Equity Incentive Plan was established and has been administered in accordance with its terms and in compliance with all applicable Laws, including the Code.
(d) None of REIT I, any REIT I Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a "pension plan" under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iii) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), or (iv) a "multiple employer plan" (as defined in Section 413(c) of the Code).
(e) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).
(f) The REIT I Equity Incentive Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.
(g) Neither REIT I nor any REIT I Subsidiary is a party to or has any obligation under any Contract, the REIT I Equity Incentive Plan or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.
(h) Neither REIT I nor any REIT I Subsidiary has, or has ever had, any employees on its payroll.

(i) No individual who provides services to REIT I or any REIT I Subsidiary is represented by a labor union or similar representative with respect to the services that he or she provides to REIT I or a REIT I Subsidiary, and neither REIT I nor any REIT I Subsidiary is a party or subject to any collective bargaining agreement or other Contract with a labor union or similar representative. There is no question concerning representation as to any collective bargaining representative concerning any individual who performs services for or with respect to REIT I or any REIT I Subsidiary and, to the Knowledge of REIT I, no labor union or similar organization is seeking to organize or represent anyone who performs services for or with respect to REIT I or any REIT I Subsidiary.
Section 4.17 Related Party Transactions.  Except as described in the publicly available REIT I SEC Documents filed with or furnished to the SEC on or after January 1, 2017 and prior to the date hereof (the "REIT I Related Party Agreements"), no agreements, arrangements or understandings between REIT I or any REIT I Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT I and REIT I Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S‑K promulgated by the SEC.
Section 4.18 Brokers.  No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the REIT I Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.18 of the REIT I Disclosure Letter, pursuant to the terms of the engagement letter between REIT I and such Person) is entitled to any broker's, finder's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT I or any REIT I Subsidiary.
Section 4.19 Opinion of Financial Advisor.  The REIT I Board has received the opinion of Robert A Stanger & Co., Inc. (the "REIT I Financial Advisor"), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth therein, the consideration to be received by the holders of shares of REIT I Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of REIT I Common Stock.  REIT I has provided to REIT II, solely for informational purposes, a complete and accurate copy of that opinion.  REIT II and Merger Sub acknowledge that the opinion of the REIT I Financial Advisor is for the benefit of the REIT I Board and that neither REIT II nor Merger Sub shall be entitled to rely on that opinion for any purpose.
Section 4.20 Takeover Statutes.  Neither REIT I nor any REIT I Subsidiary is, nor at any time during the last two (2) years has been, an "interested stockholder" of REIT II as defined in Section 3-601 of the MGCL.  The REIT I Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL.  The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger.  No other "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar federal or state Law (collectively, "Takeover Statutes") are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.  After giving effect to the REIT I Charter Amendment, no dissenters', appraisal or similar rights are available to the holders of

 REIT I Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.
Section 4.21 Information Supplied.  None of the information relating to REIT I, any REIT I Subsidiary or the Advisor, acting in its capacity as REIT I Advisor, contained or incorporated by reference in the Proxy Statement or the Form S‑4 or that is provided by REIT I, any REIT I Subsidiary or the Advisor, acting in its capacity as REIT I Advisor, in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting, at the time the Form S‑4 is declared effective or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S‑4 or with respect to any other document to be filed by REIT II with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.22 No Other Representations and Warranties.
(a) Except for the representations or warranties expressly set forth in this Article 4, neither REIT I nor any other Person has made any representation or warranty, expressed or implied, with respect to REIT I or any REIT I Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding REIT I or any REIT I Subsidiary.  In particular, without limiting the foregoing disclaimer, neither REIT I nor any other Person makes or has made any representation or warranty to any REIT II Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by REIT I in this Article 4, any oral or written information presented to the REIT II Parties or any of their respective Affiliates or Representatives in the course of their due diligence of REIT I, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, REIT I acknowledges and agrees that neither REIT II nor any other Person has made or is making any representations or warranties relating to the REIT II Parties whatsoever, express or implied, beyond those expressly given by any REIT II Party in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding any REIT II Party furnished or made available to REIT I or any of its Representatives.
(b) Neither REIT I nor REIT I Advisor has Knowledge of (i) any breach or inaccuracy of the representations and warranties of REIT II contained in this Agreement, (ii) any breach or noncompliance by REIT II of or with any of its covenants, agreements or other obligations under this Agreement or (iii) any facts or circumstances that constitute a REIT II Material Adverse Effect.

ARTICLE 5

 REPRESENTATIONS AND WARRANTIES OF THE REIT II PARTIES
Except (a) as set forth in the disclosure letter prepared by the REIT II Parties and delivered by the REIT II Parties to REIT I prior to the execution and delivery of this Agreement (the "REIT II Disclosure Letter") (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT II Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT II Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the REIT II Disclosure Letter is intended to broaden the scope of any representation or warranty of the REIT II Parties made herein) or (b) as disclosed in the REIT II SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2016 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings "Risk Factors" or "Forward Looking Statements" or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT II SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face; provided, that the disclosures in the REIT II SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respecting corresponding Section of the REIT II Disclosure Letter, and (ii) the representations and warranties made in Section 5.3 (No Conflict; Required Filings and Consents), Section 5.5(a)-Section 5.5(c) (SEC Documents; Financial Statements), and Section 5.18 (Brokers), the REIT II Parties hereby jointly and severally represent and warrant to REIT I, and, solely with respect to representations made by it in Section 5.21 and Section 5.23(b), REIT II Advisor hereby represents and warrants to REIT I, that:
Section 5.1 Organization and Qualification; Subsidiaries.
(a) REIT II is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Each of REIT II and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(b) Each REIT II Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a REIT II Material Adverse Effect.  Each REIT II Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.
(c) Section 5.1(c) of the REIT II Disclosure Letter sets forth a true and complete list of the REIT II Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT II and the REIT II Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT II in each REIT II Subsidiary, including a list of each REIT II Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each REIT II Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.
(d) Neither REIT II nor any REIT II Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT II Subsidiaries and investments in short-term investment securities).
(e) REIT II is in compliance with the terms of its REIT II Governing Documents in all material respects.
(f) REIT II has not exempted any "Person" from the "Aggregate Share Ownership Limit" or the "Common Share Ownership Limit" or established or increased an "Excepted Holder Limit," as such terms are defined in the REIT II Charter, which exemption or Excepted Holder Limit is currently in effect.
Section 5.2 Authority.
(a) Each of the REIT II Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger.  The execution and delivery of this Agreement by each of the REIT II Parties and the consummation by the REIT II Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the REIT II Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT in accordance with the MGCL, and the filing of the Certificate of Merger with, and acceptance for record of the Certificate of Merger by, the DE SOS in accordance with the DLLCA.
(b) This Agreement has been duly executed and delivered by the REIT II Parties, and assuming due authorization, execution and delivery by REIT I, constitutes a legally valid and binding obligation of the REIT II Parties enforceable against the REIT II Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c) On the recommendation of the REIT II Special Committee, the REIT II Board has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of REIT II and the holders of REIT II Common Stock, and (ii) approved, authorized, adopted and declared advisable (iii) this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including the issuance of shares of REIT II Common Stock as part of the Merger Consideration and, which shares, when issued, shall be validly issued, fully paid and nonassessable, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.
(d) REIT II, as the sole member of Merger Sub, has approved this Agreement and the Merger. No vote of the holders of securities of REIT II is required to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.
Section 5.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by each of the REIT II Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the REIT II Governing Documents or the Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other REIT II Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT II or any REIT II Subsidiary or by which any property or asset of REIT II or any REIT II Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of REIT II or any REIT II Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT II or any REIT II Subsidiary pursuant to, any Contract or Permit to which REIT II or any REIT II Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the REIT II Parties do not, and the performance of this Agreement by each of the REIT II Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement, (B) the Form S‑4 and the declaration of effectiveness of the Form S‑4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the DE SOS pursuant to the DLLCA, (iv) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws, or as may be necessary to satisfy the applicable requirements of the Laws of the states in which any REIT II Party or any REIT II Subsidiary are qualified or licensed to do business, (v) such filings as may be required in connection with state and local transfer taxes, (vi) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 8.1(a) of the REIT II Disclosure Letter and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.
Section 5.4 Capital Structure.
(a) The authorized capital stock of REIT II consists of 98,999,000 shares of REIT II Common Stock, 1,000,000 shares of preferred stock, $0.0001 par value per share (the "REIT II Preferred Stock"), of which 50,000 shares are classified and designated as shares of Series A Convertible Redeemable Preferred Stock, $0.0001 par value per share (the "REIT II Series A Preferred Stock"), and 50,000 shares are classified and designated as Series 1 Convertible Redeemable Preferred Stock, $0.0001 par value per share (the "REIT II Series 1 Preferred Stock"), and 1,000 shares of Convertible Stock, $0.0001 par value per share ("REIT II Convertible Stock").  At the close of business on May 22, 2017, (i) 2,548,468 shares of REIT II Common Stock were issued and outstanding, (ii) 2,862 shares of REIT II Series A Preferred Stock were issued and outstanding, (iii) 2,828 shares of REIT II Series I Preferred Stock were issued and outstanding, (iv) no shares of REIT II Convertible Stock were issued and outstanding and (v) 500,000 shares of REIT II Common Stock were available for grant under the REIT II Equity Incentive Plan.  All of the outstanding shares of capital stock of REIT II are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws, and all shares of REIT II Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws.  Except as set forth in this Section 5.4, there is no other outstanding capital stock of REIT II.
(b) All of the outstanding shares of capital stock of each of the REIT II Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the REIT II Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  All shares of capital stock of (or other ownership interests in) each of the REIT II Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.  REIT II or the REIT II Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT II Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.
(c) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) ("REIT II Voting Debt") of REIT II or any REIT II Subsidiary issued and outstanding.  Except as set forth in Section 5.4(c) of the REIT II Disclosure Letter and other than (i) pursuant to the REIT II DRIP, (ii) shares of REIT II Common Stock and/or warrants issuable pursuant to the terms of the REIT II Series A Preferred Stock and the REIT II Series 1 Preferred Stock, (iii) shares of REIT II Common Stock issuable pursuant to the terms of the REIT II Convertible Stock and (iv) pursuant to the REIT II Share Repurchase Program, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT II or any of the REIT II Subsidiaries is a party or by which any of them is bound obligating REIT II or any of the REIT II Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT II or any REIT II Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, REIT II Voting Debt or other equity interests.
(d) Neither REIT II nor any REIT II Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT II or any of the REIT II Subsidiaries.  Neither REIT II nor any REIT II Subsidiary has granted any registration rights on any of its capital stock.  No REIT II Common Stock is owned by any REIT II Subsidiary.
(e) REIT II does not have a "poison pill" or similar stockholder rights plan.
(f) All dividends or other distributions on the shares of REIT II Common Stock or REIT II OP Units and any material dividends or other distributions on any securities of any REIT II Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
Section 5.5 SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.
(a) REIT II has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by REIT II under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since October 22, 2015 (the forms, documents, statements and reports filed with the SEC since October 22, 2015 and those filed with the SEC since the date of this

Agreement, if any, including any amendments thereto, the "REIT II SEC Documents").  As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT II SEC Documents (i) complied, or with respect to REIT II SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, each as in effect on the date so filed, and (ii) did not, or with respect to REIT II SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  None of the REIT II SEC Documents filed as of the date of this Agreement is, to the Knowledge of REIT II, the subject of ongoing SEC review and REIT II does not have any outstanding and unresolved comments from the SEC with respect to any REIT II SEC Documents.  None of the REIT II SEC Documents filed as of the date of this Agreement is the subject of any confidential treatment request by REIT II.  No REIT II Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.
(b) At all applicable times, REIT II has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(c) The consolidated audited and unaudited financial statements of REIT II and the REIT II Subsidiaries included, or incorporated by reference, in the REIT II SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT II SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT II and REIT II Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8‑K, Regulation S‑X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT II) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT II and the REIT II Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of REIT II and the REIT II Subsidiaries for the periods presented therein.  There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT II, threatened, in each case regarding any accounting practices of REIT II.
(d) Since October 22, 2015, (A) REIT II has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT II in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to REIT II's management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of REIT II, such disclosure controls and procedures are effective in timely alerting REIT II's management to material information required to be included in REIT II's periodic reports required under the Exchange Act (if REIT II were required to file such reports).  REIT II and REIT II Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management's general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management's general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  REIT II has disclosed to REIT II's auditors and audit committee (and made summaries of such disclosures available to REIT I) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect REIT II's ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of REIT II, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.
(e) REIT II is not, and none of the REIT II Subsidiaries are, a party to, and neither REIT II nor any REIT II Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among REIT II and any REIT II Subsidiary, on the one hand, and any unconsolidated Affiliate of REIT II or any REIT II Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off‑balance sheet arrangements" (as defined in Item 303(a) of Regulation S‑K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, REIT II, any REIT II Subsidiary or REIT II's or such REIT II Subsidiary's audited financial statements or other REIT II SEC Documents.
(f) Neither REIT II nor any REIT II Subsidiary is required to be registered as an investment company under the Investment Company Act.
(g) Neither REIT II nor any REIT II Subsidiary nor, to the Knowledge of REIT II, any director, officer or Representative of REIT II or any REIT II Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law.  Neither REIT II nor any REIT II Subsidiary has received any written communication that alleges that REIT II or any REIT II Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.6 Absence of Certain Changes or Events.  Since December 31, 2016 through the date of this Agreement, except as contemplated by this Agreement, (a) REIT II and each REIT II Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither REIT II nor any REIT II Subsidiary has taken any action that would have been prohibited by Section 6.2 (Conduct of the Business of REIT II) if taken from and after the date of this Agreement and (c) there has not been any REIT II Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT II Material Adverse Effect.
Section 5.7 No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT II dated as of December 31, 2016 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2016, neither REIT II nor any REIT II Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a REIT II Material Adverse Effect.
Section 5.8 Permits; Compliance with Law.
(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.10 and Section 5.11, which are addressed solely in those Sections, REIT II and each REIT II Subsidiary is in possession of all Permits necessary for REIT II and each REIT II Subsidiary to own, lease and, to the extent applicable, operate their respective properties or to carry on their respective businesses substantially as they are being conducted as of the date hereof (the "REIT II Permits"), and all such REIT II Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT II Permits, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.  All applications required to have been filed for the renewal of the REIT II Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such REIT II Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case for failures to file which, would not result in the denial, revocation, impairment or invalidation of a REIT II Permit relating to any material REIT II Property.  To the Knowledge of REIT II, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT II or the REIT II Subsidiaries that impairs the validity of any REIT II Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT II Permit, except where the impairment or revocation of any such REIT II Permit would not adversely affect the ownership or operation of any material REIT II Property.
(b) Neither REIT II nor any REIT II Subsidiary is, and for the past one (1) year has been, in conflict with, or in default or violation of (i) any Law applicable to REIT II or any REIT II Subsidiary or by which any property or asset of REIT II or any REIT II Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13 and

Section 5.14 which are solely addressed in those Sections), or (ii) any REIT II Permits (except for the REIT II Permits addressed in Section 5.10 or Section 5.11, which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.
Section 5.9 Litigation.  There is no material action, suit, proceeding or investigation to which REIT II or any REIT II Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT II, threatened before any Governmental Authority, and, to the Knowledge of REIT II, there is no basis for any such action, suit, proceeding or investigation. Neither REIT II nor any REIT II Subsidiary has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT II or the REIT II Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT II or any of the REIT II Subsidiaries is or was a party, or, to the Knowledge of REIT II, in any other proceeding, that enjoins or requires REIT II or any of the REIT II Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2016, none of REIT II, any REIT II Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which REIT II or any REIT II Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $200,000 individually.
Section 5.10 Properties.
(a) Section 5.10(a) of the REIT II Disclosure Letter lists the parcels of real property that, together with the structures and improvements thereon, constitute the REIT II Properties, and sets forth REIT II or the applicable REIT II Subsidiary owning such REIT II Properties. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (A) REIT II or a REIT II Subsidiary owns fee simple title to each of the REIT II Properties, free and clear of Liens, except for Permitted Liens; (B) except as has not had and would not, individually or in the aggregate, have a REIT II Material Adverse Effect, neither REIT II nor any REIT II Subsidiary has received written notice of any uncured violation of any Law (including zoning, building, or similar Laws) affecting any portion of any of the REIT II Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a REIT II Material Adverse Effect, neither REIT II nor any REIT II Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or threatened with respect to any of the REIT II Properties.
(b) Except as disclosed in property condition assessments and similar structural engineering reports relating to the REIT II Properties, REIT II has not received written notice of, nor does REIT II have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT II Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as would not, individually or in the aggregate, have a REIT II Material Adverse Effect.
(c) REIT II and the REIT II Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal property assets owned, used or held for use by them. Neither REIT II's nor the REIT II Subsidiaries' ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 5.11 Environmental Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect:  (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT II, is threatened relating to any of the REIT II Parties, any of the REIT II Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the REIT II Parties and the other REIT II Subsidiaries are and, for the past one (1) year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) REIT II and each REIT II Subsidiary is in possession of all Environmental Permits necessary for REIT II and each REIT II Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect; and (iv) there are no liabilities or obligations of the REIT II Parties or any of the other REIT II Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.
Section 5.12 Material Contracts.
(a) Section 5.12(a) of the REIT II Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which REIT II or any REIT II Subsidiary is a party or by which any of its properties or assets are bound that:
(i) is required to be filed as an exhibit to REIT II's Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;
(ii) obligates REIT II or any REIT II Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $200,000 and is not cancelable within ninety (90) days without material penalty to REIT II or any REIT II Subsidiary;
(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of REIT II or any REIT II Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by REIT II or any REIT II Subsidiary or the geographic area in which REIT II or any REIT II Subsidiary may conduct business;
(iv) is a Contract that obligates REIT II or any REIT II Subsidiary to indemnify any past or present directors, officers, or employees of REIT II or any REIT II Subsidiary pursuant to which REIT II or any REIT II Subsidiary is the indemnitor;

(v) constitutes (A) an Indebtedness obligation of REIT II or any REIT II Subsidiary with a principal amount as of the date hereof greater than $200,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including REIT II or a REIT II Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT II or REIT II Subsidiary or (2) REIT II or a REIT II Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including REIT II or another REIT II Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);
(vi) requires REIT II or any REIT II Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $200,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;
(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;
(viii) constitutes a loan to any Person (other than a Wholly Owned REIT II Subsidiary or the REIT II Operating Partnership) by REIT II or any REIT II Subsidiary in an amount in excess of $200,000;
(ix) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of REIT II or any REIT II Subsidiary with a third party;
(x) prohibits the pledging of the capital stock of REIT II or any REIT II Subsidiary or prohibits the issuance of guarantees by any REIT II Subsidiary;
(xi) is with a Governmental Authority;
(xii) has continuing "earn-out" or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $200,000;
(xiii) is an employment Contract or consulting Contract;
(xiv) is a collective bargaining agreement or other Contract with any labor organization, union or association;
(xv) is a management agreement pursuant to which any third party manages or operates any of the REIT II Properties on behalf of REIT II or any REIT II Subsidiary (the "REIT II Management Agreements");
(xvi) is a ground lease under which REIT II or any REIT II Subsidiary holds a leasehold interest in the REIT II Properties or any portion thereof; or
(xvii) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to REIT II and the REIT II Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 5.12(a) to which REIT II or any REIT II Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a "REIT II Material Contract."
(c) Each REIT II Material Contract is legal, valid, binding and enforceable on the REIT II Parties and each other REIT II Subsidiary that is a party thereto and, to the Knowledge of REIT II, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  The REIT II Parties and each other REIT II Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each REIT II Material Contract and, to the Knowledge of REIT II, each other party thereto has performed all obligations required to be performed by it under such REIT II Material Contract prior to the date hereof.  Neither REIT II nor any REIT II Subsidiary, nor, to the Knowledge of REIT II, any other party thereto, is in breach or violation of, or default under, any REIT II Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default, under any REIT II Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.  Neither REIT II nor any REIT II Subsidiary has received notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to any REIT II Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.  Since December 31, 2016 and as of the date hereof, neither REIT II nor any REIT II Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any REIT II Material Contract.
Section 5.13 Taxes.
(a) Each REIT II Party and each other REIT II Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects.  Each REIT II Party and each other REIT II Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.  No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT II or any REIT II Subsidiary do not file Tax Returns that REIT II or any REIT II Subsidiary is or may be subject to Tax by such jurisdiction.
(b) REIT II (i) intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with the taxable year ended December 31, 2016, upon the filing of its United States federal income Tax Return for such year, (ii) has operated since January 1, 2016 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other

(c)  Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of REIT II.  No REIT II Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.  REIT II's dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) REIT II's REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) REIT II's net capital gain for such year.
(d) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT II, threatened with regard to any material Taxes or Tax Returns of REIT II or any REIT II Subsidiary; (ii) no material deficiency for Taxes of REIT II or any REIT II Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT II, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect; (iii) neither REIT II nor any REIT II Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT II nor any REIT II Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT II nor any REIT II Subsidiary has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(e) Each REIT II Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.
(f) Neither REIT II nor any REIT II Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.
(g) Since its inception, REIT II and the REIT II Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) REIT II has not, and none of the REIT II Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and to the Knowledge of REIT II no condition or circumstances exists, which presents a material risk that any material liability for

Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon REIT II or any REIT II Subsidiary.
(h) REIT II and the REIT II Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(i) There are no REIT II Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT II threatened to raise, a material claim against REIT II or any REIT II Subsidiary for any breach of any REIT II Tax Protection Agreements.  As used in herein, "REIT II Tax Protection Agreements" means any written agreement to which REIT II or any REIT II Subsidiary is a party pursuant to which:  (i) any liability to holders of limited partnership interests in a REIT II Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a REIT II Subsidiary Partnership, REIT II or any REIT II Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner.  As used herein, "REIT II Subsidiary Partnership" means a REIT II Subsidiary that is a partnership for United States federal income tax purposes.
(j) There are no Tax Liens upon any property or assets of REIT II or any REIT II Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(k) There are no Tax allocation or sharing agreements or similar arrangements (other than Non-Tax Contracts) with respect to or involving REIT II or any REIT II Subsidiary, and after the Closing Date neither REIT II nor any REIT II Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(l) Neither REIT II nor any REIT II Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT II nor any REIT II Subsidiary is subject to written ruling of a Governmental Authority.
(m) Neither REIT II nor any REIT II Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any REIT II Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to a Non-Tax Contract).

(n) Neither REIT II nor any REIT II Subsidiary has participated in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).
(o) Neither REIT II nor any REIT II Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(p) No written power of attorney that has been granted by REIT II or any REIT II Subsidiary (other than to REIT II or a REIT II Subsidiary) currently is in force with respect to any matter relating to Taxes.
(q) Neither REIT II nor any REIT II Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT II, is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 5.14 Benefit Plans.
(a) Other than the REIT II Equity Incentive Plan, REIT II and the REIT II Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither REIT II nor any REIT II Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.
(b) Except as individually or in the aggregate, have not had and would not reasonably be expected to have REIT II Material Adverse Effect, none of REIT II, any REIT II Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any Benefit Plan or any other employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to REIT II or any REIT II Subsidiary.
(c) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a REIT II Material Adverse Effect, the REIT II Equity Incentive Plan was established and has been administered in accordance with its terms and in compliance with all applicable Laws, including the Code.
(d) None of REIT II, any REIT II Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a "pension plan" under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iii) a "multiple employer welfare arrangement"

(as defined in Section 3(40) of ERISA), or (iv) a "multiple employer plan" (as defined in Section 413(c) of the Code).
(e) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).
(f) The REIT II Equity Incentive Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.
(g) Neither REIT II nor any REIT II Subsidiary is a party to or has any obligation under any Contract, the REIT II Equity Incentive Plan or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.
(h) Neither REIT II nor any REIT II Subsidiary has, or has ever had, any employees on its payroll.
(i) No individual who provides services to REIT II or any REIT II Subsidiary is represented by a labor union or similar representative with respect to the services that he or she provides to REIT II or a REIT II Subsidiary, and neither REIT II nor any REIT II Subsidiary is a party or subject to any collective bargaining agreement or other Contract with a labor union or similar representative. There is no question concerning representation as to any collective bargaining representative concerning any individual who performs services for or with respect to REIT II or any REIT II Subsidiary and, to the Knowledge of REIT II, no labor union or similar organization is seeking to organize or represent anyone who performs services for or with respect to REIT II or any REIT II Subsidiary.
Section 5.15 Intellectual Property.  Neither REIT II nor any REIT II Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights, (b) has any pending applications or registrations for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to an exclusive license by REIT II or any REIT II Subsidiary of any trademarks or patents.  Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, (i) no Intellectual Property used by REIT II or any REIT II Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of REIT II, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT II or any REIT II Subsidiary, and (iii) REIT II and the REIT II Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT II and the REIT II Subsidiaries as it is currently conducted.  Since May 4, 2015, neither REIT II nor any REIT II Subsidiary has received any written or, to the Knowledge of REIT II, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.16 Insurance.  Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT II and the REIT II Subsidiaries (the "REIT II Insurance Policies") have been paid, and REIT II and the REIT II Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT II Insurance Policies.  No written notice of cancellation or termination has been received by REIT II or any REIT II Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.
Section 5.17 Related Party Transactions.  Except (i) the REIT II Partnership Agreement or (ii) as described in the publicly available REIT II SEC Documents filed with or furnished to the SEC on or after January 1, 2017 and prior to the date hereof, no agreements, arrangements or understandings between REIT II or any REIT II Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT II and REIT II Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S‑K promulgated by the SEC.
Section 5.18 Brokers.  No broker, investment banker or other Person (other than the Persons listed in Section 5.18 of the REIT II Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 5.18 of the REIT II Disclosure Letter, pursuant to the terms of the engagement letter between REIT II and such Person) is entitled to any broker's, finder's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT II or any REIT II Subsidiary.
Section 5.19 Takeover Statutes.  None of REIT II, Merger Sub or any REIT II Subsidiary is, nor at any time during the last two (2) years has been, an "interested stockholder" of REIT I as defined in Section 3-601 of the MGCL.  The REIT II Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL.  The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger.  No other Takeover Statutes are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. After giving effect to the REIT I Charter Amendment, no dissenters', appraisal or similar rights are available to the holders of REIT II Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.
Section 5.20 Ownership of Merger Sub; No Prior Activities.
(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by REIT II.
(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 5.21 Information Supplied.  None of the information relating to REIT II, any REIT II Subsidiary or the Advisor, acting in its capacity as REIT II Advisor, contained or incorporated by reference in the Proxy Statement or the Form S‑4 or that is provided by REIT II, any REIT II Subsidiary or the Advisor, acting in its capacity as REIT II Advisor, in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting, at the time the Form S‑4 is declared effective or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S‑4 or with respect to any other document to be filed by REIT II with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  All documents that REIT II is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to REIT II, its officers, directors and partners and the REIT II Subsidiaries (or other information supplied by or on behalf of REIT II or any REIT II Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by REIT I.
Section 5.22 Financing.  As of the Closing, REIT II will have available to it all funds necessary to satisfy all of its obligations hereunder and transactions contemplated hereby.
Section 5.23 No Other Representations and Warranties.
(a) Except for the representations or warranties expressly set forth in this Article 5, neither REIT II nor any other Person has made any representation or warranty, expressed or implied, with respect to REIT II or any REIT II Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding REIT II or any REIT II Subsidiary.  In particular, without limiting the foregoing disclaimer, neither REIT II nor any other Person makes or has made any representation or warranty to REIT I or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by the REIT II Parties in this Article 5, any oral or written information presented to REIT I or any of its Affiliates or Representatives in the course of their due diligence of the REIT II Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, the REIT II Parties acknowledge and agree that neither REIT I nor any other Person has made or is making any representations or warranties relating to REIT I whatsoever, express or implied, beyond those expressly given by REIT I in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding REIT I furnished or made available to the REIT II Parties or any of their respective Representatives.
(b) None of the REIT II Parties nor REIT II Advisor has Knowledge of (i) any breach or inaccuracy of the representations and warranties of REIT I contained in this Agreement, (ii) any breach or noncompliance by REIT I of or with any of its covenants, agreements or other obligations under this Agreement or (iii) any facts or circumstances that constitute or would reasonably be expected to result in a REIT I Material Adverse Effect.
ARTICLE 6

 COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.1 Conduct of Business by REIT I.
(a) REIT I covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the "Interim Period"), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by REIT II (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the REIT I Disclosure Letter, REIT I shall, and shall cause each of the other REIT I Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of REIT I as a REIT.
(b) Without limiting the foregoing, REIT I covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by REIT II (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the REIT I Disclosure Letter, REIT I shall not, and shall not cause or permit any other REIT I Subsidiary to, do any of the following:
(i) amend or propose to amend (A) the REIT I Governing Documents (other than the REIT I Charter Amendment) or (B) such equivalent organizational or governing documents of any REIT I Subsidiary material to REIT I and the REIT I Subsidiaries, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the REIT I Charter) under the REIT I Charter;
(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of REIT I or any REIT I Subsidiary (other than any Wholly Owned REIT I Subsidiary);
(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT I or any REIT I Subsidiary or other equity securities or ownership interests in REIT I or any REIT I Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A)  the payment by REIT I to holders of shares of REIT I Common Stock as of May 24, 2017 on or about June 10, 2017 of (i) $0.0225 per share and a stock dividend equal to .002414 shares of REIT I Common Stock per share and (ii) a special one-time dividend of $0.0105 per share, (B) the declaration and payment by REIT I of regular dividends in accordance with past practice at a monthly rate not to exceed $0.0225 per share and stock dividends not to exceed .0024 shares of REIT I Common Stock per share, (C) the declaration and payment of dividends or other distributions to REIT I by any directly or indirectly Wholly Owned REIT I Subsidiary, and (D) distributions by any REIT I Subsidiary that is not wholly owned, directly or indirectly, by REIT I, in accordance with the requirements of the organizational documents of such REIT I Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), REIT I and any REIT I Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for REIT I to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;
(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT I or a REIT I Subsidiary (other than (A) repurchases of shares of REIT I Common Stock pursuant to the REIT I Share Repurchase Program in an amount not to exceed $500,000 and (B) any acquisitions of shares of REIT I Common Stock pursuant to Article VI of the REIT I Charter);
(v) except for transactions among REIT I and one or more Wholly Owned REIT I Subsidiaries or among one or more Wholly Owned REIT I Subsidiaries, or as otherwise contemplated in Section 6.1(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of REIT I or any of the REIT I Subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of REIT I or any of the REIT I Subsidiaries' capital stock or other equity interests;
(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by REIT I or any Wholly Owned REIT I Subsidiary of or from an existing Wholly Owned REIT I Subsidiary and (B) other acquisitions of personal property for a purchase price of less than $200,000 in the aggregate; provided, however, that the restrictions imposed by this Section 6.1(b)(vi) shall not apply to any acquisitions of personal property required by a franchisor with respect to a REIT I Property;
(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided, that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (y) the satisfaction of any margin call, (z) the posting of collateral in connection with any Contract to which REIT I or any REIT I Subsidiary is a party, and (B) this Section 6.1(b)(vii) shall not prohibit REIT I or any REIT I Subsidiary from effecting a deed in lieu of foreclosure if the failure to do so would result in personal or recourse liability to REIT I, any REIT I Subsidiary or any of their respective Affiliates under any Indebtedness;
(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of REIT I or any of the REIT I Subsidiaries, except (A) Indebtedness incurred under REIT I's existing Debt Facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) funding any transactions permitted by this Section 6.1(b), (C) Indebtedness that does not, in the aggregate, exceed $200,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on REIT I compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);
(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (A) by REIT I or a Wholly Owned REIT I Subsidiary to REIT I or a Wholly Owned REIT I Subsidiary and (B) investments permitted pursuant to  Section 6.1(b)(vi);
(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT I Material Contract (or any Contract that, if existing as of the date hereof, would be a REIT I Material Contract), other than (A) any termination, renewal, modification or amendment in accordance with the terms of any existing REIT I Material Contract (x) that occurs automatically without any action (other than notice of renewal) by REIT I or any REIT I Subsidiary or (y) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable REIT I Material Contract (B) as may be reasonably necessary to comply with the terms of this Agreement, including the termination of the REIT I Advisory Agreement;
(xi) make any payment, direct or indirect, of any liability of REIT I or any REIT I Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;
(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT I included in the REIT I SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $50,000 individually or $200,000 in the aggregate, (B) do not involve the imposition of injunctive relief against REIT I or any REIT I Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by REIT I or any of the REIT I Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of REIT I Common Stock in accordance with Section 7.6(c);
(xiii) (A) hire or terminate any officer or director of REIT I or any REIT I Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of REIT I's directors (except for any reasonable compensation that may be payable to the members of the REIT I Special Committee), or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;
(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2016, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;
(xv) enter into any new line of business;
(xvi) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles other than with REIT II or any REIT II Subsidiary;
(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xviii) enter into or modify in a manner adverse to REIT I any REIT I Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve REIT I's qualification as a REIT under the Code or (y) to qualify or preserve the status of any REIT I Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause REIT I to fail to qualify as a REIT or any REIT I Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xx) other than as permitted by Section 6.1(b)(vi) above, make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to REIT I or to prevent or impair the ability of REIT I to consummate the Merger;
(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 4.18 of the REIT I Disclosure Letter, in a manner adverse to REIT I or any REIT I Subsidiary; or
(xxiii) authorize, or enter into any Contract to do any of the foregoing.
(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT I from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT I Board, upon advice of counsel to REIT I, is reasonably necessary (i) for REIT I to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT I or any REIT I Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT I in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).
Section 6.2 Conduct of Business by REIT II.
(a) REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the REIT II Disclosure Letter, each of the REIT II Parties shall, and shall cause each of the other REIT II Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of REIT II as a REIT.
(b) Without limiting the foregoing, REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the REIT II Disclosure Letter, the REIT II Parties shall not, and shall not cause or permit any other REIT II Subsidiary to, do any of the following:

(i) except for the corporate, board and stockholder action, as applicable, necessary or advisable to propose, adopt and approve the REIT II Charter Amendment and the REIT II Articles Supplementary, amend or propose to amend (A) the REIT II Governing Documents or (B) such equivalent organizational or governing documents of any REIT II Subsidiary material to REIT II and the REIT II Subsidiaries, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the REIT II Charter) under the REIT II Charter;
(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of REIT II or any REIT II Subsidiary (other than any Wholly Owned REIT II Subsidiary);
(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT II or any REIT II Subsidiary or other equity securities or ownership interests in REIT II or any REIT II Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by REIT II of regular dividends in accordance with past practice at a monthly rate not to exceed $0.0625 per share and stock dividends not to exceed 0.0025 shares of REIT II Common Stock per share (B) the declaration and payment by the REIT II Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the REIT II OP Units, (C) the declaration and payment of dividends or other distributions to REIT II by any directly or indirectly Wholly Owned REIT II Subsidiary, and (D) distributions by any REIT II Subsidiary that is not wholly owned, directly or indirectly, by REIT II, in accordance with the requirements of the organizational documents of such REIT II Subsidiary and (E) the declaration and payment by REIT II of regular monthly dividends payable in respect of the REIT II Series 1 Preferred Stock and REIT II Series A Preferred Stock, in each case, in accordance with the terms of the REIT II Series 1 Preferred Stock or the REIT II Series A Preferred Stock, as applicable; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iv), REIT II and any REIT II Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for REIT II to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;
(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT II or a REIT II Subsidiary (other than (1) repurchases of shares of common stock pursuant to the REIT II Share Repurchase Program in an amount not to exceed $500,000, (2) redemptions of the REIT II OP Units pursuant to the REIT II Partnership Agreement and (3) any acquisitions of shares of REIT II Common Stock pursuant to Article VI of the REIT II Charter);
(v) except (1) pursuant to and in accordance with the terms of the REIT II Private Placement as of the date of this Agreement and (2) for transactions among REIT II and one or more Wholly Owned REIT II Subsidiaries or among one or more Wholly Owned REIT II Subsidiaries, or as otherwise contemplated in Section 6.2(b)(vii), issue, sell, pledge, dispose, encumber or grant any shares of REIT II or any of the REIT II Subsidiaries' capital stock (including the REIT II OP Units), or any options, warrants (excluding, for the avoidance of doubt, the REIT II Warrants), convertible securities or other rights of any kind to acquire any shares of REIT II or any of the REIT II Subsidiaries' capital stock or other equity interests;
(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) between the Common Stockholder Approvals and the Closing, any such acquisition that would not have the effect of reducing the combined cash of REIT I and REIT II to a level that would prevent REIT II from having available to it all funds necessary to satisfy all obligations hereunder and transactions contemplated hereby, (B) acquisitions by REIT II or any Wholly Owned REIT II Subsidiary of or from an existing Wholly Owned REIT II Subsidiary, and (C) other acquisitions of personal property for a purchase price of less than $200,000 in the aggregate; provided, however, that the restrictions imposed by this Section 6.2(b)(vii) shall not apply to any acquisitions of personal property required by a franchisor with respect to a REIT II Property;
(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided, that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (y) the satisfaction of any margin call, (z) the posting of collateral in connection with any Contract to which REIT II or any REIT II Subsidiary is a party, and (B) this Section 6.2(b)(viii) shall not prohibit REIT II or any REIT II Subsidiary from effecting a deed in lieu of foreclosure if the failure to do so would result in personal or recourse liability to REIT II, any REIT II Subsidiary or any of their respective Affiliates under any Indebtedness;
(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of REIT II or any of the REIT II Subsidiaries, except (A) Indebtedness incurred under REIT II's existing Debt Facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iv)), (B) funding any transactions permitted by this Section 6.2(b), (C) Indebtedness that does not, in the aggregate, exceed $200,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on REIT II compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);
(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants) (collectively, "Investments"), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (A) between the Common Stockholder Approvals and the Closing, any such Investment that would have the effect of reducing the combined cash of REIT I and REIT II to a level that would prevent REIT II from having available to it all funds necessary to satisfy all obligations hereunder and transactions contemplated hereby and (B) by REIT II or a Wholly Owned REIT II Subsidiary to REIT II or a Wholly Owned REIT II Subsidiary and (C) investments permitted pursuant to Section 6.2(b)(vii);

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT II Material Contract (or any Contract that, if existing as of the date hereof, would be a REIT II Material Contract), other than (A) any termination, renewal, modification or amendment in accordance with the terms of any existing REIT II Material Contract that (x) occurs automatically without any action (other than notice of renewal) by REIT II or any REIT II Subsidiary or (y) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable REIT II Material Contract, (B) as may be reasonably necessary to comply with the terms of this Agreement or (C) in connection with any investment permitted pursuant to Section 6.2(b)(x), including, without limitation, the Amended and Restated REIT II Advisory Agreement;
(xi) make any payment, direct or indirect, of any liability of REIT II or any REIT II Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;
(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT II included in the REIT II SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $50,000 individually or $200,000 in the aggregate, (B) do not involve the imposition of injunctive relief against REIT II or any REIT II Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by REIT II or any of the REIT II Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xix)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of REIT II Common Stock in accordance with Section 7.6(c);
(xiii) (A) hire or terminate any officer or director of REIT II or any REIT II Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of REIT II's directors (except for any reasonable compensation that may be payable to the members of the REIT II Special Committee), or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;
(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2016, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;
(xv) enter into any new line of business;

(xvi) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles other than with REIT I or any REIT I Subsidiary;
(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xviii) enter into or modify in a manner adverse to REIT II any REIT II Tax Protection Agreement, make, change or rescind any material election relating to Taxes (other than making its initial REIT election), change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve REIT II's qualification as a REIT under the Code or (y) to qualify or preserve the status of any REIT II Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause REIT II to fail to qualify as a REIT or any REIT II Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xx) other than as permitted by Section 6.2(b)(vii) above, make or commit to make any recurring capital expenditures that are in excess of $200,000 per quarter in the aggregate;
(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vii) or Section 6.2(b)(viii) in a manner that would not reasonably be expected to be materially adverse to REIT II or to prevent or impair the ability of the REIT II Parties to consummate the Merger;
(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 5.18 of the REIT II Disclosure Letter, in a manner adverse to REIT II or any REIT II Subsidiary or engage other financial advisers in connection with the transactions contemplated by this Agreement;
(xxiii) make any payment, distribution or transfer of assets to REIT II Advisor or its Affiliates (other than REIT II and any REIT II Subsidiary) except in such amount and as expressly contemplated by this Agreement; or
(xxiv) authorize, or enter into any Contract to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT II from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT II Board, upon advice of counsel to REIT II, is reasonably necessary (i) for REIT II to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT II or any REIT II Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT II in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iv).
Section 6.3 No Control of Other Parties' Business.  Nothing contained in this Agreement shall give (i) REIT I, directly or indirectly, the right to control or direct REIT II or any REIT II Subsidiary's operations prior to the Merger Effective Time, or (ii) REIT II, directly or indirectly, the right to control or direct REIT I or any REIT I Subsidiary's operations prior to the Merger Effective Time.  Prior to the Merger Effective Time, (i) REIT II shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT II Subsidiaries' respective operations and (ii) REIT I shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT I Subsidiaries' respective operations.
Section 6.4 Advisor Assistance Prior to Consummation of the Merger.
(a) The Advisor hereby agrees, in its capacity as REIT I Advisor, to do all things in its power to cause REIT I to fulfill all its obligations in this Article 6 and elsewhere in this Agreement and otherwise as may be reasonably necessary or appropriate to enable REIT I to consummate the Merger in accordance with the terms hereof.  Without limiting the preceding sentence, to the extent the Advisor, acting in its capacity as REIT I Advisor, is reasonably able to do so, REIT I will cause the Advisor, acting in its capacity as REIT I Advisor, to follow all instructions of the REIT I Board, acting upon the recommendation of the REIT I Special Committee, to cause REIT I to take actions or not take actions between the date of this Agreement and the Merger Effective Time.
(b) The Advisor hereby agrees, in its capacity as REIT II Advisor, to do all things in its power to cause REIT II to fulfill all its obligations in this Article 6 and elsewhere in this Agreement and otherwise as may be reasonably necessary or appropriate to enable REIT II to consummate the Merger in accordance with the terms hereof.  Without limiting the preceding sentence, to the extent the Advisor, acting in its capacity as REIT II Advisor, is reasonably able to do so, REIT II will cause the Advisor, acting in its capacity as REIT II Advisor, to follow all instructions of the REIT II Board, acting upon the recommendation of the REIT II Special Committee, to cause REIT II to take actions or not take actions between the date of this Agreement and the Merger Effective Time.

ARTICLE 7

 ADDITIONAL COVENANTS
Section 7.1 Preparation of the Form S‑4 and the Proxy Statement; Common Stockholder Approvals.
(a) As promptly as reasonably practicable following the date of this Agreement, (i) REIT I and REIT II shall jointly prepare the Proxy Statement in preliminary orm with respect to the Stockholders Meeting and (ii) REIT II shall prepare (with REIT I's reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S‑4 under the Securities Act (the "Form S‑4"), which will include the Proxy Statement, to register under the Securities Act the shares of REIT II Common Stock to be issued in the Merger, (together, the "Registered Securities").  Each of REIT II and REIT I shall use its reasonable best efforts to (A) have the Form S‑4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S‑4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S‑4 effective for so long as necessary to complete the Merger, unless this Agreement is terminated pursuant to Article 9.  Each of REIT II and REIT I shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S‑4 and the Proxy Statement and shall provide to their and each other's counsel such representations as reasonably necessary to render the opinions required to be filed therewith.  The Form S‑4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein.  REIT II shall promptly notify REIT I upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S‑4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide REIT I with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S‑4 or the Proxy Statement received from the SEC and advise REIT I of any oral comments with respect to the Form S‑4 or the Proxy Statement received from the SEC.  REIT II shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S‑4 or the Proxy Statement.  Notwithstanding the foregoing, prior to filing the Form S‑4 with the SEC (or any amendment or supplement thereto), mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Parties shall provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or Form S-4. Notwithstanding any provision herein to the contrary, no amendment or supplement (including incorporation by reference) to the Proxy Statement or the Form S-4 shall be made without the approval of REIT II Special Committee and the REIT I Special Committee, which approval shall not be unreasonably withheld, conditioned or delayed.  REIT II shall notify REIT I, promptly after it receives notice thereof, of the time of effectiveness of the Form S‑4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the registered securities, and REIT II and REIT I shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  REIT II shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the Registered

Securities, and REIT I shall furnish all information concerning REIT I and its stockholders as may be reasonably requested in connection with any such actions.
(b) If, at any time prior to the receipt of the Common Stockholder Approvals, any information relating to REIT I or REIT II, or any of their respective Affiliates, should be discovered by REIT I or REIT II which, in the reasonable judgment of REIT I or REIT II, should be set forth in an amendment of, or a supplement to, any of the Form S‑4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and REIT I and REIT II shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S‑4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of REIT I and REIT II.  Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).  For purposes of Section 5.23, Section 4.22 and this Section 7.1, any information concerning or related to REIT II or its Affiliates will be deemed to have been provided by REIT II, and any information concerning or related to REIT I, its Affiliates or the Stockholders Meeting will be deemed to have been provided by REIT I.
(c) As promptly as practicable following the date of this Agreement, REIT I shall, in accordance with applicable Law and the REIT I Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining the Common Stockholder Approvals (and no other matters shall be submitted at such meeting unless consented to by REIT II in its sole discretion); provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders Meeting.  REIT I shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to REIT I's stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S‑4 is declared effective under the Securities Act.  REIT I shall, through the REIT I Board, recommend to its stockholders that they provide the Common Stockholder Approvals, include the REIT I Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Common Stockholder Approvals, except to the extent that the REIT I Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d); provided, however, that REIT I's obligation to duly call, give notice of, convene and hold the Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change.  Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Stockholders Meeting is scheduled, REIT I has not received proxies representing a sufficient number of shares of REIT I Common Stock to obtain the Common Stockholder Approvals, whether or not a quorum is present, REIT I shall have the right to make one or more successive postponements or adjournments of the Stockholders Meeting (provided, however, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the Stockholders Meeting); provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if REIT I shall have received proxies in respect of an aggregate number of shares of REIT I Common Stock, which have not been withdrawn, such that Common Stockholder Approvals would be obtained at such meeting.
Section 7.2 Access to Information; Confidentiality.
(a) During the Interim Period, to the extent permitted by applicable Law, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws.  In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of any Proxy Statement, prior to the Stockholders Meeting and at such other times as may be reasonably requested.  No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement.  Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice or in accordance with this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege).  The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder.  Prior to the Merger Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.3(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.
Section 7.3 No Solicitation of Transactions.
(a) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 7.3(e), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on July 10, 2017 (the "Go Shop Period End Time"), REIT I, the REIT I Subsidiaries and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of REIT I and the REIT I Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that REIT I has previously furnished, made available or provided access to such non-public information to REIT II or promptly makes available to REIT II any such non-public information if such information was not previously made available to REIT II; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to REIT I or any of the REIT I Subsidiaries; and (iv) disclose to the stockholders of REIT I any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv), to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the REIT I Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change (as defined in Section 7.3(b) below) if not accompanied by an express public re-affirmation of the REIT I Board Recommendation.  For purposes of this Agreement, the term "Go Shop Bidder" shall mean any Person (including its controlled Affiliates and Representatives) that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the REIT I Special Committee determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than five (5) Business Days before the date of the Go Shop Period End Time, not later than five (5) Business Days after the Go Shop Period End Time), has resulted in, or would be reasonably expected to result in, a Superior Proposal (as defined below) (such Person, a "Go Shop Bidder"); provided, that a Go Shop Bidder shall cease to be a Go Shop Bidder if the negotiations between REIT I and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated. No later than two (2) Business Days after the Go Shop Period End Time, REIT I shall notify REIT II in writing of the identity of each Go Shop Bidder and provide to REIT II (x) a copy of any related Acquisition Proposal made in writing and any other written material terms or proposals provided (including, to the extent not included therein, a copy of the acquisition agreement and any related transaction documents and financing commitments, if any) to REIT I or any REIT I Subsidiary and (y) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).
(b) Except as permitted by, and subject to, Section 7.3(c), Section 7.3(d) and Section 7.3(e), and except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time, REIT I shall not, and shall cause each of the REIT I Subsidiaries not to, and shall not authorize or permit any of its or their Representatives to, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person, or furnish to any Person other than a REIT II Party or their Representatives, any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) release any Person from or fail to enforce any standstill agreement or similar obligation to REIT I or any REIT I Subsidiary, (iv) withdraw, modify or amend the REIT I Board Recommendation in any manner adverse to REIT II or fail to make the REIT I Board Recommendation or fail to include the REIT I Board Recommendation in the Proxy Statement, (v) approve, endorse or recommend any Acquisition Proposal (any event described in clause (iv) or this clause (v), whether taken by the REIT I Board or a committee thereof, an "Adverse Recommendation Change"), (vi) enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal, or (vii) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the REIT I Organizational Documents. In furtherance of the foregoing, REIT I shall, and shall cause (i) each REIT I Subsidiary and (ii) each Representative of REIT I and the REIT I Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal (other than as permitted by Section 7.3(a) or Section 7.3(c)) and shall immediately terminate all physical and electronic data room access previously granted to any such person.  REIT I agrees that in the event any Representative of REIT I or any REIT I Subsidiary takes any action that, if taken by REIT I or a REIT I Subsidiary, would constitute a material violation of this Section 7.3(b), then REIT I shall be deemed to be in violation of this Section 7.3(b) for all purposes of this Agreement.
(c) At any time prior to the date that is five (5) Business Days after the Go Shop Period End Time, the REIT I Board may, if the REIT I Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the REIT I Special Committee) that failing to do so would be inconsistent with the directors' duties under applicable Law, upon receipt by REIT I of an Acquisition Proposal from a Go Shop Bidder that constitutes a Superior Proposal, give notice of its intention to terminate this Agreement pursuant to Section 9.1(c)(ii) and enter into an agreement related to such Superior Proposal, provided, that:
(i) REIT I has notified REIT II in writing that the REIT I Board intends to enter into an agreement relating to such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a "REIT I Notice of Intention"); and
(ii) during the five (5) Business Day period following REIT II's receipt of a REIT I Notice of Intention, REIT I shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), REIT II in making adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and REIT I may not enter into any such Superior Proposal pursuant this Section 7.3(c) unless REIT I has complied with the requirements of this Section 7.3(c) with respect to such Acquisition Proposal including sending a REIT I Notice of  Intention (except that the new negotiation period under this Section 7.3(c) shall be three (3) Business Days instead of five (5) Business Days).
(d) At any time beginning on the sixth (6th) Business Day after the Go Shop Period End Time and prior to receipt of the Common Stockholder Approvals, the REIT I Board may, if the REIT I Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the REIT I Special Committee) that the failure to do so would be inconsistent with the directors' duties under applicable Law, upon receipt by REIT I of an Acquisition Proposal that constitutes a Superior Proposal (whether or not from a Go Shop Bidder), make an Adverse Recommendation Change; provided, that:
(i) Such Acquisition Proposal (1) did not result from REIT I's material breach of its obligations under this Section 7.3, and (2) the REIT I Board has determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the REIT I Special Committee), that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its legal advisor, that the failure of REIT I to make an Adverse Recommendation Change would be inconsistent with the directors' duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by REIT II pursuant to Section 7.3(d)(iii);
(ii) REIT I has notified REIT II in writing that the REIT I Board intends to make an Adverse Recommendation Change (a "Adverse Recommendation Change Notice"); and
(iii) during the five (5) Business Day period following REIT II's receipt of an Adverse Recommendation Change Notice REIT I shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), REIT II in making adjustments to the terms and conditions of this Agreement such that in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided that any change in the consideration offered or any other material amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and REIT I may not make an Adverse Recommendation Change unless REIT I has complied with the requirements of this Section 7.3(d) with respect to each such new Acquisition Proposal including sending an Adverse Recommendation Change Notice with respect to each such new Acquisition Proposal (except that the new negotiation period under this Section 7.3(d)(iii) shall be three (3) Business Days instead of five (5) Business Days). Notwithstanding anything in this Section 7.3(d)(iii), REIT II's rejection of REIT I's offer to negotiate pursuant to this Section 7.3(d)(iii) shall not have any bearing on REIT II's right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.

(e) Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the REIT I Board or REIT I, directly or indirectly, from (i) taking and disclosing to the stockholders of REIT I a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the stockholders of REIT I under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the stockholders of REIT I if the REIT I Board determines in good faith after consultation with its legal advisors (and based on the recommendation of the REIT I Special Committee) that the failure to do so would be inconsistent with the directors' duties under applicable Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the REIT I Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the REIT I Board Recommendation.
(f) For purposes of this Agreement:
(i) "Acquisition Proposal" means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving REIT I or any REIT I Subsidiary that would constitute a "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of REIT I or any of the REIT I Subsidiaries representing 20% or more of the consolidated assets of REIT I and the REIT I Subsidiaries, taken as a whole, (c) issue, sale or other disposition by REIT I or any of the REIT I Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (d) tender offer or exchange offer in which any Person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to REIT I in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of REIT I Common Stock, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among REIT I and one or more of the REIT I Subsidiaries or solely among the REIT I Subsidiaries.
(ii) "Superior Proposal" means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of "Acquisition Proposal" to "20%" shall be replaced with "50%") which the REIT I Board (based on the recommendation of the REIT I Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by REIT II) and (b) the feasibility and certainty of consummation of such Acquisition

Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of REIT I (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by REIT II)) taking into account all reasonably available legal, financial, regulatory and other aspects of such Acquisition Proposal that the REIT I Board deems relevant.
Section 7.4 Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties' consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties' consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement.  The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.
Section 7.5 Appropriate Action; Consents; Filings.
(a) Upon the terms and subject to the conditions set forth in this Agreement, REIT I and each of the REIT II Parties shall and shall cause the other REIT I Subsidiaries and the other REIT II Subsidiaries, respectively, and their respective Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of REIT II after the Closing Date) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of REIT II after the Closing Date) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.
(b) In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement.  Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.  To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges.  To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.
(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person.  Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6 Notification of Certain Matters; Transaction Litigation.
(a) REIT I and its Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to REIT I, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.
(b) REIT I and its Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to REIT I, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the failure by REIT I, the REIT II Parties or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i) or Section 9.1(d)(i)
(c) REIT I and its Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to REIT I, of any Action commenced or, to such Party's Knowledge, threatened against, relating to or involving such Party or any REIT I Subsidiary or REIT II Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement.  REIT I and its Representatives shall give REIT II the opportunity to reasonably participate in (but not control) the defense and settlement of any stockholder litigation against REIT I and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without REIT II's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).  The REIT II Parties and their respective Representatives shall give REIT I the opportunity to reasonably participate in (but not control) the defense and settlement of any litigation against the REIT II Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without REIT I's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 7.7 Indemnification; Directors' and Officers' Insurance.
(a) Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, REIT II shall (and shall cause the Surviving Entity to):  (i) indemnify, defend and hold harmless each Indemnified Party against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnified Party's capacity as a manager, director, officer, partner, member, trustee, employee or agent of REIT I or any of the REIT I Subsidiaries, or (y) this Agreement or any of the transactions contemplated by this Agreement, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys' fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to REIT II's or the Surviving Entity's receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified.  Notwithstanding anything to the contrary set forth in this Agreement, REIT II or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party's prior written consent unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without their prior written consent and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to REIT II or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.
(b) For a period of six (6) years following the Merger Effective Time, the organizational documents of the REIT II and Surviving Entity and the organizational documents of any applicable REIT II Subsidiary or REIT I Subsidiary shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of REIT I or any of the REIT I Subsidiaries (the "Indemnified Parties") as provided in the REIT I Governing Documents or, if applicable, similar organizational documents or agreements of any REIT I Subsidiary (the "REIT I Organizational Documents"), which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.
(c) For a period of six (6) years after the Merger Effective Time, REIT II shall cause the Surviving Entity to maintain in effect REIT I's current directors' and officers' liability insurance covering each Person currently covered by REIT I's directors' and officers' liability insurance policy for acts or omissions occurring prior to and through the Merger Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as REIT I's current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than REIT I's existing policies as of the date hereof or (ii) in consultation with REIT II, REIT I may obtain extended reporting period coverage under REIT I's existing insurance programs (to be effective as of the Merger Effective Time) for a period of six

(6) years after the Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(c) in excess of 300% of the most recent annual premiums paid by REIT I for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.
(d) If REIT II or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, as a condition to the consummation of any such transaction the successors and assigns of REIT II or the Surviving Entity, as applicable, shall assume the obligations set forth in this Section 7.7.
(e) REIT II shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.
(f) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (each of which is an intended third party beneficiary of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of REIT I, REIT II and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby.  The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.
Section 7.8 Dividends.
(a) In the event that a distribution with respect to the shares of REIT I Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of REIT I Common Stock on the Closing Date immediately prior to the Merger Effective Time.  In the event that a distribution with respect to the shares of REIT II Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of REIT II Common Stock on the Closing Date immediately prior to the Merger Effective Time.  REIT I shall coordinate with REIT II the declaration of, and the setting of record dates and payment dates for, dividends on REIT I Common Stock so that holders of REIT I Common Stock (i) do not receive dividends on both REIT I Common Stock and REIT II Common Stock received in the Merger, or, in respect of a single calendar quarter or fail to receive a dividend on either REIT I Common Stock or REIT II Common Stock received in the Merger, or (ii) do not receive both a dividend permitted by the proviso to Section 6.1(b)(iii) on REIT I Common Stock and a dividend permitted by the proviso to Section 6.2(b)(iv) on REIT II Common Stock received in the Merger or fail to receive either a dividend permitted by the proviso to Section 6.1(b)(iii) on

REIT I Common Stock or a dividend permitted by the proviso to Section 6.2(b)(iv) on REIT II Common Stock received in the Merger.
(b) In the event that either REIT I or REIT II shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iv), respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of REIT I, to holders of REIT I Common Stock in an amount per share of REIT I Common Stock equal to the product of (A) the dividend declared by REIT II with respect to each share of REIT II Common Stock by (B) the Exchange Ratio and (ii) in the case of REIT II, to holders of REIT II Common Stock, in an amount per share of REIT II Common Stock equal to the quotient obtained by dividing (x) the dividend declared by REIT I with respect to each share of REIT I Common Stock by (y) the Exchange Ratio.  The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.
Section 7.9 Takeover Statutes.  The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the REIT I Charter or the REIT II Charter ("Charter Restrictions") on the Merger and the other transactions contemplated by this Agreement.  No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Merger or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person.
Section 7.10 Obligations of the Parties.  REIT I shall (a) take all actions necessary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) use its commercially reasonable efforts to obtain the Advisor Board Approvals.  REIT II shall (x) take all actions necessary to cause the REIT II Parties to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, (y) take all actions necessary to ensure that, prior to the Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement and (z) use its commercially reasonable efforts to obtain the Advisor Board Approvals.
Section 7.11 Related Party Agreements.  Except as set forth in Section 7.11 of the REIT I Disclosure Letter, REIT I shall cause all contracts (including, for the avoidance of doubt, the REIT I Related Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of REIT I or any REIT I Subsidiary, on the one hand, and REIT I or any REIT I Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of REIT I as of the Closing.  For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between REIT I and/or any entities that will remain REIT I Subsidiaries after the Closing.
Section 7.12 Tax Matters.
(a) Each of REIT I and REIT II shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers' certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes.  None of REIT I or REIT II shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b) REIT I shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Vinson & Elkins L.L.P., Venable LLP, and Morrison & Foerster LLP and (ii) deliver to each of Vinson & Elkins L.L.P., Venable LLP, and Morrison & Foerster LLP tax representation letters, dated as of the Closing Date and signed by an officer of REIT I, containing representations of REIT I reasonably necessary or appropriate to enable Morrison & Foerster LLP, Vinson & Elkins L.L.P. or Venable LLP, as applicable, to render the tax opinions described in Section 8.2(f), Section 8.3(e) and Section 8.3(f).
(c) REIT II shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Vinson & Elkins L.L.P., Venable LLP, and Morrison & Foerster LLP and (ii) deliver to each of Vinson & Elkins L.L.P., Venable LLP, and Morrison & Foerster LLP tax representation letters, dated as of the Closing Date and signed by an officer of REIT II and an officer of Merger Sub, containing representations of REIT II and Merger Sub reasonably necessary or appropriate to enable Morrison & Foerster LLP, Vinson & Elkins L.L.P. or Venable LLP, as applicable, to render the tax opinions described in Section 8.2(e), Section 8.2(f) and Section 8.3(f).
(d) REIT I and REIT II shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, "Transfer Taxes"), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.
Section 7.13 REIT II Board.  The REIT II Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Merger Effective Time, to increase the number of directors comprising the REIT II Board to eight and to cause the individuals set forth on Section 7.13 of the REIT I Disclosure Letter (the "REIT I Designees") to be elected to the REIT II Board effective as of the Merger Effective Time.  If a REIT I Designee is not able or willing to serve on the REIT II Board as of the Merger Effective Time, REIT I shall select, within a reasonable period of time prior to the Merger Effective Time, a replacement, and the REIT II Board shall elect such replacement as a member of the REIT II Board as of the Merger Effective Time.

Section 7.14 Section 16 Matters.  Prior to the Merger Effective Time, REIT I and REIT II shall, as applicable, take all such steps to cause any dispositions or acquisitions of REIT I Common Stock or REIT II Common Stock  resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to REIT I as of immediately prior to the Merger Effective Time or will become subject to such reporting requirements with respect to REIT II, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.  Upon request, REIT I shall promptly furnish REIT II with all requisite information for REIT II to take the actions contemplated by this Section 7.14.
ARTICLE 8

 CONDITIONS
Section 8.1 Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties (or in the case of REIT I, waiver by the REIT I Special Committee) at or prior to the Merger Effective Time of the following conditions:
(a) Regulatory Authorizations.  All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the REIT II Disclosure Letter and Section 8.1(a) of the REIT I Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.
(b) Stockholder Approvals; REIT I Charter Amendment.  The Stockholder Approvals shall have been obtained in accordance with applicable Law and the REIT I Charter and REIT I Bylaws. The REIT I Charter Amendment shall have become effective pursuant to the MGCL.
(c) No Injunctions or Restraints.  No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.
(d) Advisor Board Approvals.  The Advisor Board Approvals shall have been obtained and shall not have been rescinded.
(e) Termination and Fee Agreement.  The Termination and Fee Agreement shall have been duly executed and delivered by all parties thereto.
(f) Amended and Restated REIT II Advisory Agreement.  The Amended and Restated REIT II Advisory Agreement shall have been duly executed and delivered by all parties thereto.

(g) Form S‑4.  The Form S‑4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S‑4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.
Section 8.2 Conditions to Obligations of REIT I.  The obligations of REIT I to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the REIT I Special Committee, at or prior to the Merger Effective Time, of the following additional conditions:
(a) Representations and Warranties.  (i) The representations and warranties of the REIT II Parties set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of the REIT II Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT II Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT II Material Adverse Effect.
(b) Performance of Covenants and Obligations of the REIT II Parties.  The REIT II Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Merger Effective Time.
(c) Absence of Material Adverse Change.  On the Closing Date, no circumstance shall exist that constitutes a REIT II Material Adverse Effect.
(d) Delivery of Certificate.  REIT II shall have delivered to REIT I a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT II, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.
(e) REIT Opinion.  REIT I shall have received a written opinion of Morrison & Foerster LLP, or other counsel to REIT II reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that, commencing with REIT II's taxable year ended on December 31, 2016, REIT II has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled REIT II to meet, through the Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer's certificate executed by REIT II.
(f) Section 368 Opinion.  REIT I shall have received a written opinion of  Venable LLP, or other counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications.  In rendering such opinion, Venable LLP may rely upon the tax representation letters described in Section 7.12.
(g) Board Designees.  The REIT I Designees shall have been elected to the REIT II Board effective as of the Merger Effective Time.
Section 8.3 Conditions to Obligations of the REIT II Parties.  The obligations of the REIT II Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by REIT II at or prior to the Merger Effective Time, of the following additional conditions:
(a) Representations and Warranties.  (i) The representations and warranties of REIT I set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of REIT I contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT I Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT I Material Adverse Effect.
(b) Performance of Covenants or Obligations of REIT I.  REIT I shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Merger Effective Time.
(c) Absence of Material Adverse Change.  On the Closing Date, no circumstance shall exist that constitutes a REIT I Material Adverse Effect.
(d) Delivery of Certificate.  REIT I shall have delivered to REIT II a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT I certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) REIT Opinion.  REIT II shall have received a written opinion of Morrison & Foerster LLP, or other counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, commencing with REIT I's taxable year that ended on December 31, 2013, REIT I has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled REIT I to meet, through the Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer's certificate executed by REIT I.
(f) Section 368 Opinion.  REIT II shall have received a written opinion of Vinson & Elkins L.L.P., or other counsel to REIT II reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications.  In rendering such opinion, Vinson & Elkins L.L.P. may rely upon the tax representation letters described in Section 7.12.
ARTICLE 9

 TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER
Section 9.1 Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approvals (except as otherwise specified in this Section 9.1):
(a) by mutual written consent of each of REIT II and REIT I (in each case acting through their respective Special Committees);
(b) by either REIT II or REIT I (in either case acting through its respective Special Committee):
(i) if the Merger shall not have occurred on or before 11:59 p.m. New York time on December 31, 2017 (the "Outside Date"); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of REIT II, including the failure of the other REIT II Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;
(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and in the case of REIT II, including the failure of the other REIT II Parties) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or
(iii) if the Common Stockholder Approvals shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger and the REIT I Charter Amendment was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Common Stockholder Approvals was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;
(c) by REIT I (acting through the REIT I Special Committee):
(i) if any of the REIT II Parties shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Merger Effective Time (A) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) (a "REIT II Terminating Breach") and (B) cannot be cured or waived by the Outside Date; provided, that the REIT I Special Committee shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a REIT I Terminating Breach shall have occurred and be continuing at the time the REIT I Special Committee delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or
(ii) if REIT I has accepted a Superior Proposal by a Go Shop Bidder within five (5) Business Days of the Go Shop Period End Time in accordance with the provisions of Section 7.3(c) herein; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to REIT II and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or
(iii) if REIT I has accepted a Superior Proposal at any time beginning on the sixth (6th) Business Day after the Go Shop Period End Time and prior to receipt of the Common Stockholder Approvals in accordance with the provisions of Section 7.3(d) herein; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to REIT II and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or
(iv) if (i) all of the conditions set forth in Section 8.1 and Section 8.3 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) REIT I has confirmed by written notice to REIT II that it stands ready, willing and able to consummate the Merger when required pursuant to Section 2.2 and (iii) REIT II and Merger Sub fail to consummate the Merger and other Transactions within four (4) Business Days  of the date the Closing should have occurred pursuant to Section 2.2

(it being understood that during such four (4) Business Day period, REIT II shall not be entitled to terminate this Agreement); or
(d) by REIT II (acting through the REIT II Special Committee):
(i) if REIT I shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Merger Effective Time (A) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) (a "REIT I Terminating Breach") and (B) cannot be cured or waived by the Outside Date; provided, that REIT II shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a REIT II Terminating Breach shall have occurred and be continuing at the time REIT II delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i);
(ii) if, at any time following the date that is five (5) Business Days after the Go Shop Period End Time and prior to the receipt of the Common Stockholder Approvals, (A) the REIT I Board or any committee thereof, for any reason, shall have effected an Adverse Recommendation Change, (B) the REIT I Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (C) a tender offer or exchange offer for any shares of REIT I Common Stock that constitutes an Acquisition Proposal (other than by REIT II or any of its Affiliates) is commenced and the REIT I Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of REIT I and to publicly reaffirm the REIT I Board Recommendation within ten (10) Business Days of being requested to do so by REIT II, (D) the REIT I Board or any committee thereof fails to include the REIT I Board Recommendation in the Proxy Statement, or (E) REIT I shall have materially violated any of its obligations under Section 7.3, or shall be deemed pursuant to the last sentence of Section 7.3(b) to have materially violated any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal); or
(iii) if (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) REIT II has confirmed by written notice to REIT I that it stands ready, willing and able to consummate the Merger when required pursuant to Section 2.2 and (iii) REIT I fails to consummate the Merger and other Transactions within four (4) Business Days  of the date the Closing should have occurred pursuant to Section 2.2 (it being understood that during such four (4) Business Day period, REIT I shall not be entitled to terminate this Agreement).
Section 9.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of REIT I or the REIT II Parties, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.
Section 9.3 Fees and Expenses.
(a) Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided that the Parties will share equally any HSR Act and Form S‑4 filing fees as may be required to consummate the transactions contemplated by this Agreement. In the event the Merger is consummated, the REIT II Parties agree to pay any REIT I Transaction Fees and Expenses that are not paid by REIT I.
(b) In the event that this Agreement is terminated:
(i) (A) (x) by REIT II pursuant to Section 9.1(d)(i) as a result of a willful breach of any covenant or agreement by REIT I, and after the date hereof and prior to the willful breach giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of "Acquisition Proposal" increased to 50%) has been publicly announced, disclosed or otherwise communicated to the REIT I Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) by REIT II or REIT I pursuant to Section 9.1(b)(iii), and prior to the Stockholders Meeting, an Acquisition Proposal with respect to REIT I has been publicly announced, disclosed or otherwise communicated to REIT I's stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to REIT I is consummated or REIT I enters into a definitive agreement in respect of an Acquisition Proposal with respect to REIT I that is later consummated, then REIT I shall pay to REIT II an amount equal to the Expense Reimbursement plus the Termination Fee.
(ii) by REIT I pursuant to Section 9.1(c)(ii), then REIT I shall pay to REIT II an amount equal to the Expense Reimbursement plus 50% of the Termination Fee.
(iii) by REIT I pursuant to Section 9.1(c)(iii), then REIT I shall pay to REIT II an amount equal to the Expense Reimbursement plus the Termination Fee.
(iv) by REIT II pursuant to Section 9.1(d)(ii), then REIT I shall pay to REIT II an amount equal to the Expense Reimbursement plus the Termination Fee.
(c) The Parties agree and acknowledge that in no event shall any Party be required to pay the Expense Reimbursement, the Termination Fee, or any portion thereof on more than one occasion. Payment of the Expense Reimbursement, the Termination Fee or any portion thereof shall be made by wire transfer of same day funds to the account or accounts designated by the party entitled to payment thereof (the "Recipient") (i) prior to or concurrently with the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee and Expense Reimbursement payable pursuant to Section 9.3(b)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business

Days thereafter) in the case of any Expense Reimbursement and Termination Fee or portion thereof payable pursuant to any other provision of Section 9.3.
(d) Notwithstanding anything in this Agreement to the contrary, in the event that the Expense Reimbursement or the Termination Fee or any portion thereof becomes payable, then such payment shall be the Recipient's and its Affiliates' sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the  party obligated to pay (the "Payor") the Expense Reimbursement or the Termination Fee or any portion thereof, and its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.
(e) Each of the parties hereto acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement. In the event that the Payor shall fail to pay the Expense Reimbursement or the Termination Fee or any portion thereof when due, the Payor shall reimburse the Recipient for all reasonable costs and expenses actually incurred or accrued by the Recipient (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if the Payor fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, the Recipient commences a suit which results in a judgment against the Payor for the payment set forth in this Section 9.3, the Payor shall pay to the Recipient its reasonable and documented costs and expenses (including reasonable and documented attorneys' fees) in connection with such suit, together with interest on such amount at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. If payable, the Expense Reimbursement or the Termination Fee or any portion thereof shall not be payable more than once pursuant to this Agreement.
(f) The Payor shall deposit into escrow an amount in cash equal to the Expense Reimbursement and the Termination Fee or any portion thereof with an escrow agent reasonably selected by the Recipient, after reasonable consultation with the Payor, and pursuant to a written escrow agreement (the "Escrow Agreement") reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to each of the Parties and the escrow agent.  The payment or deposit into escrow of the Expense Reimbursement and the Termination Fee or any portion thereof pursuant to this Section 9.3(f) shall be made by the Payor promptly after receipt of notice from the Recipient that the Escrow Agreement has been executed by the parties thereto.  The Escrow Agreement shall provide that the Expense Reimbursement and the Termination Fee or any portion thereof in escrow or the applicable portion thereof shall be released to the Recipient on an annual basis based upon the delivery by the Recipient to the escrow agent of any one (or a combination) of the following:
(i) a letter from the receiving Party's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the receiving Party without causing the receiving Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Recipient determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)‑(H) or 856(c)(3)(A)‑(I) of the Code (such income, "Qualifying REIT Income"), in which case the escrow agent shall release to the Recipient such maximum amount stated in the accountant's letter;
(ii) a letter from the Recipient's counsel indicating that the Recipient received a private letter ruling from the IRS holding that the receipt by the receiving Party of the Expense Reimbursement and the Termination Fee or any portion thereof would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the receiving Party the remainder of the Expense Reimbursement and the Termination Fee or any portion thereof; or
(iii) a letter from the Recipient's counsel indicating that the receiving Party has received a tax opinion from the Recipient's outside counsel or accountant, respectively, to the effect that the receipt by the receiving Party of the Expense Reimbursement and the Termination Fee or any portion thereof would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the receiving Party the remainder of the Expense Reimbursement and the Termination Fee or any portion thereof.
The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Recipient in order to (A) maximize the portion of the Expense Reimbursement and the Termination Fee or any portion thereof that may be distributed to the Recipient hereunder without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B)improve the Recipient's chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Recipient in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f).  The Escrow Agreement shall provide that the Recipient shall bear all costs and expenses under the Escrow Agreement and that any portion of the Expense Reimbursement and the Termination Fee or any portion thereof held in escrow for ten (10) years shall be released by the escrow agent to the Payor.  The Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes of the paying Party associated with the release of the funds to the paying Party from the escrow).  The Recipient shall fully indemnify the Payor and hold the Payor harmless from and against any such liability, cost or expense.
Section 9.4 Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the REIT I Special Committee and the REIT II Board, respectively, at any time before or after receipt of the Stockholder Approvals and prior to the Merger Effective Time; provided, that after the Common Stockholder Approvals has been obtained, there shall not be (x) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of REIT I Common Stock, or which by applicable Law requires the further approval of the stockholders of REIT I without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE 10

 GENERAL PROVISIONS
Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time or (b) termination of this Agreement (except, in the case of termination, as set forth in Section 9.2), and after such time there shall be no liability in respect thereof (except, in the case of termination, as set forth in Section 9.2), whether such liability has accrued prior to or after such expiration of the representations and warranties.  The covenants to be performed prior to or at the Closing shall terminate at the Closing.  This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or termination of this Agreement.  The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.
Section 10.2 Notices.  All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e‑mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):
if to a REIT II Party to:

The Special Committee of the Board of Directors
MVP REIT II, Inc.
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn:  David Chavez, Chairman
 email:  dchavez@wearestrategy.com
with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
901 East Byrd Street, Suite 1500
Richmond, Virginia 23219
Attn: Daniel M. LeBey
 email: dlebey@velaw.com

if to REIT II Advisor to:

MVP Realty Advisors , LLC
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
 Attn: Michael V. Shustek
if to REIT I to:

The Special Committee of the Board of Directors
MVP REIT, Inc.
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Nicholas Nilsen, Chairman
 email:  nicholasnilsen1@gmail.com
with a copy (which shall not constitute notice) to:

Venable LLP
750 E. Pratt St.
Baltimore, MD 21202
Attn:  Sharon A. Kroupa
email:  skroupa@venable.com
 Fax:  410-244-7742
if to REIT I Advisor to:

MVP Realty Advisors , LLC
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
 Attn: Michael V. Shustek
Section 10.3 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document form" ("pdf"), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.5 Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Exhibits, the Schedules, the REIT I Disclosure Letter and the REIT II Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article 3 (which, from and after the Merger Effective Time, shall be for the benefit of holders of shares of REIT I Common Stock immediately prior to the Merger Effective Time) and Section 7.7 (which, from and after the Merger Effective Time shall be for the benefit of the Indemnified Parties), are not intended to confer upon any Person other than the Parties hereto any rights or remedies.
Section 10.6 Extension; Waiver.  At any time prior to the Merger Effective Time, the Parties (including the REIT I Special Committee, on behalf of REIT I) may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party (including the REIT I Special Committee, on behalf of REIT I) to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
Section 10.7 Governing Law; Jurisdiction; Venue.
(a) Except to the extent that the Laws of the State of Delaware are mandatorily applicable to the filing of the Certificate of Merger with the DE SOS, this Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).
(b) Any and all disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in a Maryland state or federal court located in Baltimore City exercising jurisdiction over the subject matter of such dispute(s).  Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive personal jurisdiction of any such Maryland state or federal court located in Baltimore City, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined only in such courts, (iv) waives, to the fullest extent it may legally and effectively do so, any objection to such court's exercise of personal jurisdiction over the Party in any such dispute, (v) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, and (vi) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute.  Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 10.8 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 10.9 Specific Performance.  The Parties agree that irreparable harm would occur to the non-breaching party if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of a breach.  It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent one or more breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.
Section 10.10 Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY AGREES THAT IT WILL NOT, IN CONNECTION WITH ANY SUIT, COMPLAINT, CLAIM, COUNTERCLAIM, THIRD-PARTY CLAIM, ANSWER, OR OTHER PLEADING OR PAPER ANCILLARY THERETO, DEMAND OR REQUEST A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND FURTHER AGREES THAT ANY SUCH DEMAND OR REQUEST WOULD BE VOID AB INITIO AND INVALID, REGARDLESS OF WHICH PARTY MAY HAVE INITIATED SUCH DEMAND OR REQUEST. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Authorship.  The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.
MVP REIT, INC.

By: /s/ Michael V. Shustek
 Name: Michael V. Shustek
 Title: Chief Executive Officer

MVP REALTY ADVISORS, LLC
ONLY FOR PURPOSES OF SECTION 4.21, SECTION 4.22(B) AND SECTION 6.4

By: /s/ Michael V. Shustek
 Name: Michael V. Shustek
 Title: Chief Executive Officer

MVP REIT II, INC.

By: /s/ Michael V. Shustek
 Name: Michael V. Shustek
 Title: Chief Executive Officer

MVP MERGER SUB, LLC

By: MVP REIT II, Inc., its Manager

By: /s/ Michael V. Shustek
 Name: Michael V. Shustek
 Title: Chief Executive Officer

MVP REALTY ADVISORS, LLC
 ONLY FOR PURPOSES OF SECTION 5.21, SECTION 5.23(B) AND SECTION 6.4

By: /s/ Michael V. Shustek
 Name: Michael V. Shustek
 Title: Authorized Signatory
EXHIBIT A

 TERMINATION AND FEE AGREEMENT
THIS TERMINATION AND FEE AGREEMENT, dated as of May 26, 2017 (this "Agreement"), among MVP REIT, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes ("Company"), MVP REIT II, Inc., a Maryland corporation that intends to elect to be treated as a real estate investment trust for federal income tax purposes beginning with the taxable year ending December 31, 2017 ("REIT II"), MVP REIT II Operating Partnership, LP, a Delaware limited partnership ("REIT II OP"),  and MVP Realty Advisors, LLC, a Delaware limited liability company and the investment advisor to Company and REIT II ("Advisor").  Each of Company, REIT II, REIT II OP and Advisor is sometimes referred to herein as a "Party" and collectively as the "Parties." Capitalized terms used and not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, Company, REIT II, MVP Merger Sub, LLC, a Delaware limited liability company, and, with respect to specific provisions, Advisor, have entered into that certain Agreement and Plan of Merger dated as of the date hereof (as may be amended from time to time, the "Merger Agreement"), which sets forth certain rights and obligations of the parties thereto;
WHEREAS, upon the consummation of the Merger, the Parties desire to terminate the Advisory Agreement, dated as of September 25, 2012, as amended by that certain Amendment No. 1 to the Advisory Agreement, dated as of November 21, 2013, between Company and Advisor (collectively, the "REIT I Advisory Agreement"), upon the terms and subject to the conditions set forth herein;
WHEREAS, Advisor desires to waive any fees payable to Advisor in connection with the Merger or the termination of the REIT I Advisory Agreement; and
WHEREAS, upon the consummation of the Merger, Advisor shall be entitled to receive the Advisor Acquisition Payment (as defined below) from REIT II, as contemplated by this Agreement and Section 9(a) of the Amended and Restated Advisory Agreement among REIT II, REIT II OP and Advisor (the "REIT II Advisory Agreement" and, together with the REIT I Advisory Agreement, the "Advisory Agreements").
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

 TERMINATION OF REIT I ADVISORY AGREEMENT
Section 1.1 Termination of REIT I Advisory Agreement.  Advisor and Company hereby agree that the REIT I Advisory Agreement shall be terminated, without any further liability or obligation on the part of any party thereto, effective as of the Merger Effective Time, subject to the last sentence of Section 1.4 and upon receipt by the Advisor of the Advisor Acquisition Payment payable pursuant to Section 1.3; provided, that, Articles 13, 15, 16 and 17 of the REIT I Advisory Agreement shall survive termination.
Section 1.2 Waiver of Termination Fees. Advisor hereby irrevocably and unconditionally relinquishes and waives any and all fees or compensation payable to Advisor in connection with the termination of the REIT I Advisory Agreement or the Merger.  For the avoidance of doubt, none of the fees contemplated by Section 13.3 of the REIT I Advisory Agreement nor any other payment not contemplated by this Agreement (including, but not limited to, any Disposition Fees, as such term is defined in the REIT I Advisory Agreement) shall be payable in connection with the termination of the REIT I Advisory Agreement or the Merger.
Section 1.3 Advisor Acquisition Payment. The fee payable to the Advisor pursuant to and in full satisfaction of Section 9(a) of the REIT II Advisory Agreement (the "Advisor Acquisition Payment"), which shall be the only fee payable to the Advisor in connection with the Merger (as defined in the Merger Agreement), shall be paid by REIT II to the Advisor on the Closing Date to the account of Advisor as set forth in Schedule I to this Agreement.
Section 1.4 Waiver of Notice; Calculation of Fees. Advisor and Company each hereby waives any notice of termination requirement, whether set forth in the Advisory Agreements, any other contract between Company or REIT II, on the one hand, and Advisor, on the other hand, or any of its Affiliates or otherwise. Notwithstanding anything herein or in the Advisory Agreements to the contrary, Advisor shall also be entitled to all unpaid fees and unreimbursed expenses under the Advisory Agreements, incurred in the ordinary course of business for the period up to the Closing as calculated in accordance with the terms of the Advisory Agreements; provided, that Advisor shall have remitted invoices for all such fees and expenses prior to the Closing Date.
ARTICLE 2

 REPRESENTATIONS AND WARRANTIES OF ADVISOR
Advisor hereby represents and warrants to Company and REIT II as follows:
Section 2.1 Organization. Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power required to carry on its business as now conducted.
Section 2.2 Authority. Advisor has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Advisor and is legal, valid, binding and enforceable upon and against Advisor.
Section 2.3 No Conflict; Required Filings and Consents. The execution, delivery and performance by Advisor of this Agreement and the consummation by Advisor of the transactions contemplated hereby do not and will not (a) violate any provision of the organizational documents of Advisor; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree ("Law"); or (c) require any consent or approval of any person, including any registration or filing with, or notice to any federal, state or local governmental authority or any agency or instrumentality thereof.
Section 2.4 Claims by Advisor. Advisor has not made any claims against Company or any subsidiaries of Company (the "Company Parties") and, to Advisor's knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by Advisor against any Company Party.
Section 2.5 Claims by Company Parties. None of the Company Parties has made any claims against Advisor and, to Advisor's knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by any Company Party against Advisor.
Section 2.6 Brokers. Except as previously disclosed to REIT II pursuant to the REIT I Disclosure Letter or to Company pursuant to the REIT II Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Advisor or its Affiliates.
ARTICLE 3

 GENERAL PROVISIONS
Section 3.1 Fees and Expenses. Each Party shall bear the costs of its own legal, financial, strategic, accounting and tax advisors.
Section 3.2 Revocation.  If the Merger Agreement is terminated, this Agreement shall automatically be deemed revoked and void ab initio.
Section 3.3 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.
Section 3.4 Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a Party shall be valid only if set forth in writing by such Party.
Section 3.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered

Section 3.6  personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):
if to Advisor, to:
MVP Realty Advisors, LLC
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek
Email: mike@mvpreits.com
if, prior to Closing, to a Company Party, to
MVP REIT, Inc.
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek
Email: mike@mvpreits.com
if to REIT II or, following Closing, a Company Party, to:
MVP REIT II, Inc.
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek
Email: mike@mvpreits.com
Section 3.7 Entire Agreement. This Agreement and any other agreement among the Parties entered into simultaneously with this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.
Section 3.8 Governing Law; Venue.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to conflict-of-law principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in a Maryland state or federal court located in Baltimore City. Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of such courts, for the purpose of any dispute based upon, arising out of or relating to this Agreement brought by any Party, agrees not to commence any such dispute except in such courts, agrees that any claim in respect of any such dispute may be heard and determined only in such courts, waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute in such courts, and waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute in such courts. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 3.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 3.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 3.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 3.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document form" ("pdf"), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 3.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY

WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 3.11.
Section 3.13 Further Assurances. The Parties undertake generally to execute all such agreements, documents and other instruments and to do all such acts as are necessary to give full effect to, evidence and confirm the terms of this Agreement.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
MVP REIT, INC.
By:  __________________
Name: Michael V. Shustek
Title: Chief Executive Officer
MVP REALTY ADVISORS, LLC
By:  __________________
Name: Michael V. Shustek
Title: Authorized Signatory
MVP REIT II, INC.
By:  __________________
Name: Michael V. Shustek
Title: Chief Executive Officer
MVP REIT II Operating Partnership, LP
By:	MVP REIT II, Inc., its General Partner

By:  __________________
Name: Michael V. Shustek
        Title: Chief Executive Officer

Schedule I
Advisor Acquisition Fee Calculation and Wire Transfer Instructions
[to be delivered prior to Closing]

EXHIBIT B
US 5061663v.1
SECOND AMENDED AND RESTATED ADVISORY AGREEMENT

AMONG

MVP REIT II, INC.,

MVP REIT II OPERATING PARTNERSHIP, LP,

AND

MVP REALTY ADVISORS, LLC

1.        DEFINITIONS
2.        APPOINTMENT
3.        DUTIES OF THE ADVISOR
4.        AUTHORITY OF ADVISOR
5.        BANK ACCOUNTS
6.         RECORDS; ACCESS
7.         LIMITATIONS ON ACTIVITIES
8.         RELATIONSHIP WITH DIRECTORS
9.         FEES
10. EXPENSES
11. OTHER SERVICES
12. REIMBURSEMENT TO THE ADVISOR
13. RELATIONSHIP OF THE PARTIES
14. OTHER ACTIVITIES OF THE ADVISOR
15. TERM OF AGREEMENT
16. TERMINATION BY THE PARTIES
17. ASSIGNMENT TO AN AFFILIATE
18. PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION
19. INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP
20. INDEMNIFICATION BY ADVISOR
21. EXCLUSION OF CERTAIN TRANSACTIONS
22. NON-SOLICITATION
23. THE MVP NAME
24. NOTICES
25. MODIFICATION
26. SEVERABILITY
27. CONSTRUCTION
28. ENTIRE AGREEMENT
29. INDULGENCES, NOT WAIVERS
30. GENDER
31. TITLES NOT TO AFFECT INTERPRETATION
32. EFFECTIVENESS OF AGREEMENT..
33. EXECUTION IN COUNTERPARTS..

SECOND AMENDED AND RESTATED ADVISORY AGREEMENT
THIS SECOND AMENDED AND RESTATED ADVISORY AGREEMENT, dated as of May 26, 2017 (this "Agreement"), is entered into by and among MVP REIT II, Inc., a Maryland corporation (the "Company"), MVP REIT II Operating Partnership, LP, a Delaware limited partnership (the "Operating Partnership"), and MVP Realty Advisors, LLC, a Delaware limited liability company (the "Advisor," and together with the Company and the Operating Partnership, the "Parties").  This Agreement amends and restates in its entirety the Amended and Restated Advisory Agreement dated October 5, 2015 entered into by and among the parties hereto (the "Original Agreement").  Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.
WITNESSETH
WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;
WHEREAS, the Company is the general partner of the Operating Partnership and intends to conduct all of its business and make all investments through the Operating Partnership;
WHEREAS, the Company and the Advisor (which is a party thereto only for purposes of Section 4.21, Section 4.22(b), Section 5.21, Section 5.23(b) and Section 6.4 therein) are parties to that certain Agreement and Plan of Merger dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), by and among the Company, the Advisor (only for the purposes of the sections referenced above), MVP Merger Sub, LLC, a Delaware limited liability company ("Merger Sub"), and MVP REIT, Inc., a Maryland corporation ("REIT I");
WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, upon the time that the Merger (defined below) becomes effective (the "Merger Effective Time"), REIT I will be merged with and into Merger Sub, with Merger Sub being the surviving entity and a wholly owned subsidiary of the Company (the "Merger");
WHEREAS, pursuant to the terms of the Merger Agreement, the Parties desire to amend and restate the Original Agreement pursuant to the terms hereof;
WHEREAS, this Agreement will become effective in accordance with Section 32 hereof;
WHEREAS, the Company and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities of the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision, of the Board, all as provided herein; and
WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:
1. DEFINITIONS. As used in this Agreement, the following terms have the definitions hereinafter indicated:
"Acquisition Expenses" means any and all expenses incurred by the Company, the Operating Partnership, the Advisor or any Affiliate in connection with the selection, evaluation acquisition and development of any Asset, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and miscellaneous expenses related to the selection and acquisition of Assets, whether or not acquired.
"Acquisition Fee" means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with the purchase, development or construction of a Property or the origination of or investment in Assets, including, without limitation, real estate commissions, selection fees, Development Fees and Construction Fees (except as provided in the following sentence), nonrecurring management fees, consulting fees, loan fees, points or any other fees of a similar nature.  Excluded shall be Development Fees and Construction Fees paid to any Person not affiliated with the Advisor in connection with the actual development and construction of a project.
"Advisor" means MVP Realty Advisors, LLC, a Delaware limited liability company, any successor advisor to the Company or any Person to which MVP Realty Advisors, LLC or any successor advisor subcontracts substantially all of its functions.
"Affiliate" or "Affiliated" means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.  For the purposes of this Agreement, the Advisor shall not be deemed to be an Affiliate of the Company, and vice versa.
"AFFO" means net income attributable to the holders of Common Stock calculated in accordance with GAAP plus real estate depreciation expense, minus (i) straight line rent, (ii)  recurring capital expenditures on all real estate assets owned and (iii) gains from the sale of real estate by the Company or any subsidiary, including the Operating Partnership; and making such other adjustments, including, without limitation, adjustments for acquisition costs and other non-recurring items, as approved in good faith by the Board of Directors, including a majority of the Independent Directors after discussion with the Advisor.

"Agreement" has the meaning set forth in the preamble of this Agreement.
"Appraised Value" means a valuation according to an appraisal made by an Independent Appraiser.
"Asset" or "Assets" means any Property, mortgage, or other investment owned by the Company, directly or indirectly through one or more of its Affiliates, and any other investment made by the Company, directly or indirectly through one or more of its Affiliates.
"Asset Management Fee" means the fee payable to the Advisor pursuant to Section 9(d).
"Asset Management Fee Cap" has the meaning set forth in Section 9(d).
"Average Invested Assets" means, for a specified period, the average of the aggregate book value of the Assets in which the Company invests, whether directly or indirectly, before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.
"Board" or "Board of Directors" means the Board of Directors of the Company.
"Bylaws" means the Bylaws of the Company, as amended from time to time.
"Cause" means, with respect to the termination of this Agreement, fraud, criminal conduct, misconduct or negligent breach of fiduciary duty by the Advisor or a material breach of this Agreement by the Advisor.
"Change of Control" means any (i) event (including, without limitation, issue, transfer or other disposition of Shares, merger, share exchange or consolidation) after which any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% of the combined voting power of the Company's then outstanding securities, respectively; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of shares of Common Stock or (ii) direct or indirect sale, transfer, conveyance or other disposition (other than pursuant to clause (i)), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company, taken as a whole, to any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act).
"Charter" means the Articles of Incorporation of the Company, as amended from time to time.
"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.
"Common Stock" means the common stock, $0.0001 par value per share, of the Company.
"Company" has the meaning set forth in the preamble of this Agreement.

"Construction Fee" means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or provide repairs or rehabilitations and/or upgrades on a Property.
"Development Fee" means a fee for the packaging of a Property, including the negotiation and approval of plans, and any assistance in obtaining zoning and necessary variances and financing for a specific Property, either initially or at a later date.
"Director" means a director of the Company.
"Distributions" means any distributions (as such term is defined in Section 2-301 of the Maryland General Corporation Law) by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
"Effective Date" means the commencement date of the Initial Public Offering.
"Excess Amount" has the meaning set forth in Section 12.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Expense Year" has the meaning set forth in Section 12.
"FINRA" means the Financial Industry Regulatory Authority.
"GAAP" means generally accepted accounting principles as in effect in the United States of America from time to time.
"Good Reason" means, with respect to the termination of this Agreement, (i) any failure to obtain a satisfactory agreement from any successor to the Company or the Operating Partnership to assume and agree to perform the Company's or the Operating Partnership's obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by the Company or the Operating Partnership.
"Gross Proceeds" means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Selling Commissions, volume discounts, any marketing support and due diligence expense reimbursement or Organization and Offering Expenses.  For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Selling Commissions are paid to the Selling Agent (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the offering price per Share pursuant to the Prospectus for such Offering without reduction.
"Indemnitee" has the meaning set forth in Section 19.
"Independent Appraiser" means a Person with no material current or prior business or personal relationship with the Advisor or the Directors and who is engaged to a substantial extent in the business of rendering opinions regarding the value of Real Property and/or other Assets of the type held by the Company.  Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of being engaged to a substantial extent in the business of rendering opinions regarding the value of Real Property.
"Independent Director" means a Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Sponsor or the Advisor by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, other than the Company or any other Affiliate with securities registered under the Exchange Act, (ii) employment by the Sponsor, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, (iv) performance of services, other than as a Director for the Company, (v) service as a director or trustee of more than three REITs organized by the Sponsor or advised by the Advisor or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates.  A business or professional relationship is considered "material" per se if the aggregate gross income derived by the Director from the Sponsor, the Advisor and their Affiliates exceeds five percent of either the Director's annual gross income during either of the last two years or the Director's net worth on a fair market value basis.  An indirect association with the Sponsor or the Advisor shall include circumstances in which a Director's spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates or the Company.
"Initial Public Offering" means the first Offering pursuant to an effective registration statement filed under the Securities Act.
"Invested Capital" means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price at the time of such purchase, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the Company to repurchase Shares pursuant to the Company's plan for the repurchase of Shares.
"Joint Ventures" means those joint venture or partnership arrangements in which the Company or any of its subsidiaries is a co-venturer or general partner established to acquire or hold Assets.
"Listing" means the listing of the shares of Common Stock on a national securities exchange.
"Loan" means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.
"Market Value" means the market value of the outstanding Shares upon Listing, measured by taking the average closing price for a single Share over a period of 30 consecutive trading days, with such period beginning 180 days after Listing, multiplying that number by the number of Shares outstanding on the date of measurement.
"Merger" has the meaning set forth in the preamble of this Agreement.
"Merger Agreement" has the meaning set forth in the preamble of this Agreement.

"Merger Effective Time" has the meaning set forth in the preamble of this Agreement.
"Merger Sub" has the meaning set forth in the preamble of this Agreement.
"Minimum Offering Amount" means that the Company receives and accepts a minimum offering amount of $2,000,000 (including Shares purchased by the Company's sponsor, its affiliates and the Company's officers and directors) in Gross Proceeds pursuant to the Initial Public Offering.
"NASAA REIT Guidelines" means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association as in effect on the commencement date of the Initial Public Offering, as may be modified from time to time.
"NAV Valuation Date" means the first date on which the Company determines its net asset value, not later than 150 days following the second anniversary of the date that the Company satisfies the minimum offering requirement.
"Net Income" means for any period, the Company's total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Assets.
"Net Sales Proceeds" means in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including all real estate commissions, closing costs and legal fees and expenses.  In the case of a transaction described in clause (i)(B) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including any legal fees and expenses and other selling expenses incurred in connection with such transaction.  In the case of a transaction described in clause (i)(C) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company or the Operating Partnership from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the Company (other than those paid by the Joint Venture).  In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a mortgage or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on behalf of the Company, including all commissions, closing costs and legal fees and expenses.  In the case of a transaction described in clause (i)(E) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including any legal fees and expenses and other selling expenses incurred in connection with such transaction.  In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby which are reinvested in one or more Assets within 180 days thereafter and less the amount of any real estate commissions, closing costs, legal fees and expenses and other selling expenses incurred by or allocated to the Company or the Operating Partnership in connection with such transaction or series of transactions.  Net Sales Proceeds shall also include any amounts that the Company determines, in its discretion, to be economically equivalent to proceeds of a Sale.  Net Sales Proceeds shall not include any reserves established by the Company in its sole discretion.
"Offering" means any offering and sale of Shares.
"Operating Partnership" means MVP REIT II Operating Partnership, LP, a Delaware limited partnership, through which the Company may own Assets.
"Operating Partnership Agreement" means the Limited Partnership Agreement of the Operating Partnership.
"Organization and Offering Expenses" means any and all costs and expenses incurred by the Advisor or its Affiliates on behalf of the Company in connection with the formation of the Company and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys), expenses for printing, engraving and amending registration statements and private placement memoranda or supplementing prospectuses and private placement memoranda, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants' and attorneys' fees.
"Original Agreement" has the meaning set forth in the preamble of this Agreement.
"Parties" has the meaning set forth in the preamble of this Agreement.
"Per Share Amount" has the meaning set forth in Section 9(d).
"Person" means an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.
"Property" or "Properties" means, as the context requires, any, or all, respectively, of the Real Property acquired by the Company, directly or indirectly through joint venture arrangements or other partnership or investment interests.
"Property Manager" means an Affiliated entity that has been retained to perform and carry out property-management services at one or more of the Properties.
"Prospectus" means the same as that term is defined in Section 2(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 255 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.
"Real Property" means land, rights in land (including leasehold interests) and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.
"REIT" means a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both as defined pursuant to Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
"REIT I" has the meaning set forth in the preamble of this Agreement.
"Sale" or "Sales" means (i) any transaction or series of transactions whereby: (A) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Asset or portion thereof (including with respect to any mortgage, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) of amounts owed pursuant to such mortgage and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i) (A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested by the Company in one or more Assets within 180 days thereafter.
"SEC" means the U.S. Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933, as amended.

"Selling Agents" means those broker-dealers that are members of the Financial Industry Regulatory Authority, Inc., or that are exempt from broker-dealer registration, and that, in either case, enter into selling agreements with the Company to sell Shares.
"Selling Commissions" means any and all commissions payable to underwriters, Selling Agents or other broker-dealers in connection with the sale of Shares.
"Shares" shares of stock of the Company of any class or series, including without limitation, shares of Common Stock which have the right to vote in the election of Directors of the Company, as well as convertible shares and shares of preferred stock of the Company.
"Sponsor" means any Person directly or indirectly instrumental in organizing, wholly or in part, the Company, who will control, manage or participate in the management of the Company, and any Affiliate of any such Person.  "Sponsor" does not include any Person whose only relationship with the Company is that of an independent property manager and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.  A person may also be deemed a Sponsor of the Company by:
(a) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other Persons;
(b) receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property;
(c) having a substantial number of relationships and contacts with the Company;
(d) possessing significant rights to control Company properties;
(e) receiving fees for providing services to the Company which are paid on a basis that is not customary in the Company's industry; or
(f) providing goods or services to the Company on a basis which was not negotiated at arm's length with the Company.
"Stockholder" means a holder of record of Shares as maintained in the books and records of the Company or its transfer agent.
"Stockholders' 6% Return" means an amount equal to an aggregated 6% cumulative, non-compounded, annual return on Invested Capital.
"Subordinated Compensation" has the meaning set forth in Section 9(d).
"Termination Date" means the date of termination of this Agreement.
"Total Operating Expenses" means all costs and expenses paid or incurred by the Company, as determined under GAAP, that are in any way related to the operation of the Company or to corporate business, including advisory fees, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees paid in compliance with the NASAA REIT Guidelines, (vi) Acquisition Fees and Acquisition Expenses, (vii) real estate commissions on the Sale of Property, and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
"2%/25% Guidelines" has the meaning set forth in Section 12.
2. APPOINTMENT. The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.
3. DUTIES OF THE ADVISOR. The Advisor undertakes to use its best efforts to present to the Company and the Operating Partnership potential investment opportunities to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted by the Board, and as amended from time to time with the approval of the Stockholders.  In performance of this undertaking, subject to the supervision of the Directors and consistent with the provisions of the Charter, the Bylaws and the Operating Partnership Agreement, the Advisor shall, either directly or by engaging an Affiliate:
(a) assist in the development of any Offering approved by the Board, including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents and obtaining all required regulatory approvals of such documents, coordination of the due diligence process relating to selling agents and their review of any prospectus and other offering and Company documents, approval of the Selling Agents and negotiation of the related selling agreements, creation and implementation of various technology and electronic communications related to any Offering, along with the Selling Agent(s), the negotiation and coordination with the Company's transfer agent of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions and all other services related to any Offering, other than services that (i) the Company elects to perform directly or (ii) would require the Advisor to register as a broker-dealer with the SEC, FINRA or any state;
(b) serve as the Company's and the Operating Partnership's investment and financial advisor, obtain certain market research and economic and statistical data in connection with the Company's investments and investment objectives and policies, monitor and evaluate the performance of the Company's investments and provide financial and operational planning services and investment portfolio management functions;

(c) provide the daily management for the Company and the Operating Partnership and perform and supervise the various administrative functions reasonably necessary for the management of the Company and the Operating Partnership;
(d) investigate, select and, on behalf of the Company and the Operating Partnership, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors and any and all agents for any of the foregoing, including Affiliates of the Advisor and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of the Company and the Operating Partnership with any of the foregoing;
(e) consult with the officers of the Company and the Directors and assist the Board in the formulation and implementation of the Company's financial policies and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company or the Operating Partnership;
(f) subject to the provisions of Section 4 of this Agreement, (i) participate in formulating an investment strategy and asset allocation framework; (ii) locate, analyze and select potential investments; (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of investments will be made; (iv) research, identify, review and recommend acquisitions and dispositions of investments to the Board and make investments on behalf of the Company and the Operating Partnership in compliance with the investment objectives and policies of the Company; (v) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, the Company's investments; (vi) enter into leases and service contracts for Properties and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Properties; (vii) actively oversee and manage Assets for purposes of meeting the Company's investment objectives; (viii) select Joint Venture partners, structure corresponding agreements and oversee and monitor these relationships; (ix) oversee the performance of the Property Manager or third-party property managers who perform services for the Company or the Operating Partnership; (x) oversee Affiliated and non-Affiliated Persons with whom the Advisor contracts to perform certain of the services required to be performed under this Agreement; (xi) manage accounting and other record-keeping functions for the Company and the Operating Partnership; and (xii) recommend various liquidity events to the Board when appropriate;
(g) provide the Board with periodic reports regarding prospective investments upon request of the Board, coordinate with the Company's independent accountants and auditors to prepare and deliver to the Company's audit committee an annual report covering the Advisor's compliance with certain aspects of this Agreement and oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
(h) make investments in, and dispositions of, Assets within the discretionary limits and authority as granted by the Board;
(i) negotiate on behalf of the Company and the Operating Partnership with banks or lenders for Loans to be made to the Company and the Operating Partnership, monitor and oversee the service of the Company's debt facilities and other financings, and negotiate on behalf of the Company and the Operating Partnership with investment banking firms and broker-dealers or negotiate private sales of Shares or obtain Loans for the Company and the Operating Partnership, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company or the Operating Partnership;
(j) obtain reports (which may, but are not required to, be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Assets or contemplated investments of the Company and the Operating Partnership;
(k) from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company and the Operating Partnership under this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its affiliates;
(l) provide the Company and the Operating Partnership with all necessary cash management services and manage and coordinate with the transfer agent the process of making distributions and payments to stockholders;
(m) consult with the Company's officers and the Directors and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations and provide the Company's officers and the Directors with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters and policies and procedures relating to the corporate governance structure of the Company;
(n) do all things necessary to assure its ability to render the services described in this Agreement;
(o) deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Properties as may be required to be obtained by the Board, maintain accounting data and any other information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements, maintain all appropriate books and records of the Company and oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law;

(p) notify the Board of all proposed material transactions before they are completed; and
(q) effect any private placement, tenancy-in-common or other interests in Assets as may be approved by the Board.
Notwithstanding the foregoing, the Advisor may delegate any of the foregoing duties to any Person so long as the Advisor or any Affiliate of the Advisor remains responsible for the performance of the duties set forth in this Section 3.
4. AUTHORITY OF ADVISOR.
(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to perform the services described in Section 3.
(b) Notwithstanding the foregoing, any investment in Properties, including any financing of such investment, will require the prior approval of the Board, except that the Board may delegate to the Advisor the authority to invest in Properties, pursuant to investment guidelines approved by the Board, without the prior approval of the Board.  The Advisor will deliver to the Board all documents and other information required by the Board or any committee of the Board, as the case may be, to evaluate a proposed investment in any Property that requires the prior approval of the Board (and any financing related to such proposed investment).
(c) If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information required by them to properly evaluate the proposed transaction.
(d) The prior approval of a majority of the Independent Directors not otherwise interested in the transaction and a majority of the Directors not otherwise interested in the transaction will be required for each transaction to which the Advisor or any of its Affiliates is a party.
(e) The Board may, at any time upon the giving of written notice to the Advisor, modify or revoke the authority set forth in this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification.
5. BANK ACCOUNTS. The Advisor may establish and maintain one or more bank accounts in the name of the Company or the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

6. RECORDS; ACCESS. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by the officers, counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours.  The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.
7. LIMITATIONS ON ACTIVITIES. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the ability of the Company to qualify or continue to qualify as a REIT unless the Board has determined that the Company will not seek or maintain REIT qualification, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or the Shares, or otherwise not be permitted by the Charter or the Bylaws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board.  In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.  Notwithstanding the foregoing, the Advisor, its directors, officers, employees and members, and partners, directors, officers, members and stockholders of the Advisor's Affiliates shall not be liable to the Company, the Directors or the Stockholders for any act or omission by the Advisor, its directors, officers, employees, or members, and partners, directors, officers, members or stockholders of the Advisor's Affiliates taken or omitted to be taken in the performance of their duties under this Agreement except as provided in Section 19 of this Agreement.
8. RELATIONSHIP WITH DIRECTORS. Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Company as a REIT, directors, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parents of an Affiliate of the Advisor, may serve as a Director and as officers of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer of the Company other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors, and no such Director shall be deemed an Independent Director for purposes of satisfying the Director independence requirement set forth in the Charter.
9. FEES.
(a) [RESERVED].
(b) Limitation on Total Acquisition Expenses. Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Expenses shall not exceed 6.0% of the "contract purchase price," as defined in the Charter, of all Assets acquired unless a majority of the Board (including a majority of the Independent Directors) not otherwise interested in the transaction approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Company.
(c) [RESERVED].

(d) Asset Management Fee. From and after the date of this Agreement, the Advisor shall receive the Asset Management Fee as compensation for services rendered pursuant to Section 3 of this Agreement in connection with the management of the Company's Assets.  The Asset Management Fee shall be calculated and paid monthly and consists of a monthly fee of one-twelfth of 1.1% of (i) the cost of each Asset then held by the Company, without deduction for depreciation, bad debts or other non-cash reserves, or (ii) the Company's proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement excluding (only for clause (ii)) debt financing on the investment.  For any month in which an Asset is disposed of, the Company shall prorate the portion of the Asset Management Fee related to that specific Asset by using a numerator equal to the number of days owned during the month of disposal, divided by a denominator equal to the total number of days in such month and add the resulting amount to the fee due for such month.  Following the determination of the Company's net asset value (to occur on a date not later than 150 days following the second anniversary of the date that the Company raises the Minimum Offering Amount), the Asset Management Fee will be calculated based on the lower of (i) the aggregate of the value of the Company's Assets and (ii) the historical cost of the Company's Assets, both without deduction for depreciation, bad debts or other non-cash reserves.  The Asset Management Fee shall be payable in arrears for each month on the first of each succeeding month; provided, however, that the Asset Management Fee shall not exceed $2,000,000 per annum (the "Asset Management Fee Cap") until the earlier of such time, if ever, that (i) the Company holds Assets with an Appraised Value equal to or in excess of $500,000,000 or (ii) the Company reports AFFO equal to or greater than $.3125 per share of Common Stock (an amount intended to reflect a 5% or greater annualized return on $25.00 per share of Common Stock) (the "Per Share Amount") for two consecutive quarters, on a fully diluted basis.  If the Company should split, combine or otherwise reclassify the Common Stock, make a dividend or other distribution in shares of Common Stock (including any dividend or other distribution of securities convertible into Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Per Share Amount shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Per Share Amount shall be deemed to be the Per Share Amount as so adjusted.  All amounts of the Asset Management Fee in excess of the Asset Management Fee Cap (the "Subordinated Compensation") shall be subordinated, and such Subordinated Compensation shall bear interest at an interest rate of 3.5% per annum, which interest shall be cumulative but not compounding, and, if the conditions of the second preceding sentence are met, be paid (together with any interest thereon) in accordance with Section (9)(e) of this Agreement.
(e) The Subordinated Compensation, together with any interest thereon, shall be due and payable by the Company no later than ninety (90) days after the earlier of the date that (i) the Company holds Assets with an Appraised Value equal to or in excess of $500,000,000 or (ii) the Company reports AFFO per share of Common Stock equal to or greater than the Per Share Amount for two consecutive quarters, on a fully diluted basis.
10. EXPENSES.
(a) In addition to the fees paid to the Advisor pursuant to Section 9 of this Agreement and subject to the limitations set forth in the Charter, the Company or the Operating Partnership shall pay directly or reimburse the Advisor for certain expenses paid or incurred by

(b) the Advisor in connection with the services it provides to the Company and the Operating Partnership pursuant to this Agreement, including, but not limited to:
(i) Acquisition Expenses incurred in connection with the selection and acquisition of investments subject to the aggregate 6.0% cap on Acquisition Expenses set forth in Section 9(b);
(ii) the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor;
(iii) interest and other costs for borrowed money, including discounts, points and other similar fees;
(iv) taxes and assessments on income of the Company or Assets;
(v) costs associated with insurance required in connection with the business of the Company or by the Board;
(vi) expenses of managing and operating Assets, whether payable to an Affiliate of the Company or a non-Affiliated Person;
(vii) expenses in connection with payments to the Directors for attending meetings of the Board and the Stockholders;
(viii) expenses associated with a Listing, if applicable;
(ix) expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;
(x) expenses of organizing, revising, amending, converting, modifying or terminating the Company or the Charter;
(xi) expenses of maintaining communications with Stockholders, including the cost of preparation, printing and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;
(xii) administrative service expenses (including (A) personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives property management fees or real estate sales commissions, and (B) the Company's allocable share of other overhead of the Advisor such as rent and utilities);
(xiii) audit, accounting and legal fees and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any committee of the Board;

(xiv) out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; and
(xv) all other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.
(c) The Advisor will be responsible for payment of any and all Organization and Offering Expenses incurred by the Advisor or its Affiliates on behalf of the Company in connection with the Initial Public Offering, and will not seek or be entitled to reimbursement from the Company for any such expenses.
(d) Expenses incurred by the Advisor on behalf of the Company and the Operating Partnership and payable pursuant to this Section 10 shall be reimbursed no less than monthly to the Advisor.  The Company and the Operating Partnership shall also reimburse the Advisor for expenses, to the extent the Advisor is entitled to reimbursement, that are incurred on behalf of the Company or the Operating Partnership prior to the execution of this Agreement.  The Advisor shall prepare a statement documenting the expenses of the Company and the Operating Partnership and the calculation of the Asset Management Fee during each quarter, and shall deliver such statement to the Company and the Operating Partnership within 45 days after the end of each quarter.
11. OTHER SERVICES. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company and the Operating Partnership other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.
12. REIMBURSEMENT TO THE ADVISOR. The Company may reimburse the Advisor, at the end of each fiscal quarter, for Total Operating Expenses incurred by the Advisor; provided, however, that the Company shall not reimburse the Advisor at the end of any fiscal quarter commencing on the fourth fiscal quarter after the quarter in which the Company makes its first investment in an Asset, for Total Operating Expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the "2%/25% Guidelines") for such 12-month period.  The Company shall not reimburse the Advisor during any fiscal quarter for Total Operating Expenses that, in the four consecutive fiscal quarters then ended (the "Expense Year"), exceed the 2%/25% Guidelines for such year (the "Excess Amount"), unless the Independent Directors determine that such excess was justified, based on unusual and non-recurring factors which they deem sufficient, in which case the Excess Amount may be reimbursed.  Any Excess Amount paid to the Advisor during a fiscal quarter without the Independent Directors determining that such expenses were justified shall be repaid to the Company.  Within 60 days after the end of any fiscal quarter of the Company for which Total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines and the Independent Directors determined that such expenses were justified, there shall be sent to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified.  All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.
13. RELATIONSHIP OF THE PARTIES. The Company and the Operating Partnership, on the one hand, and the Advisor on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
14. OTHER ACTIVITIES OF THE ADVISOR. Nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee or stockholder of the Advisor or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association and earn fees for rendering such services.  The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service.  Specifically, it is contemplated that the Company may enter into joint ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such joint ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service.
The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor's obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.  The Advisor or its Affiliates shall promptly disclose to the Board knowledge of such condition or circumstance.  If the Advisor or its Affiliates have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Board (including the Independent Directors) to use its best efforts to ensure that the method by which investments are to be allocated to the competing investment entities is reasonable, described in the Prospectus, and applied fairly to the Company.
15. TERM OF AGREEMENT. This Agreement shall have an initial term of one year from the Effective Date and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the Parties.  The Company will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year.  Any such renewal must be approved by the Independent Directors.
16. TERMINATION BY THE PARTIES. This Agreement may be terminated (i) immediately by the Company or the Operating Partnership for Cause or upon the bankruptcy of the Advisor, (ii) upon 60 days' written notice without Cause and without penalty by a majority of the Independent Directors of the Company or (iii) upon 60 days' written notice with Good Reason by the Advisor.  The provisions of Sections 17 through 31 survive termination of this Agreement.

17. ASSIGNMENT TO AN AFFILIATE. This Agreement may be assigned by the Advisor to an Affiliate of the Advisor with the approval of the Board (including a majority of the Independent Directors).  The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the Board.  This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership is bound by this Agreement.
18. PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION.
(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder, except that the Advisor shall be entitled to receive from the Company or the Operating Partnership within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, subject to the 2%/25% Guidelines to the extent applicable.
(b) The Advisor shall promptly upon termination:
(i) pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
(iii) deliver to the Board all assets, including all investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and
(iv) cooperate with the Company and the Operating Partnership to provide an orderly management transition.
19. INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP. The Company and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, including their respective directors (the "Indemnitees," and each an "Indemnitee"), from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Charter or the provisions of Section II.G of the NASAA REIT Guidelines.  In addition, the Company and the Operating Partnership shall indemnify and hold harmless the officers of the Company and the Advisor and its Affiliates from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland or the Charter.  Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of an Indemnitee for any loss or liability suffered by such Indemnitee, nor shall they provide that an Indemnitee be held harmless for any loss or liability suffered by the Company and the Operating Partnership, unless all of the following conditions are met:
(a) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the Company and the Operating Partnership;
(b) the Indemnitee was acting on behalf of, or performing services for, the Company or the Operating Partnership;
(c) such liability or loss was not the result of negligence or misconduct by the Indemnitee; and
(d) such indemnification or agreement to hold harmless is recoverable only out of the Company's net assets and not from the Stockholders.
Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company and the Operating Partnership for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met:
(a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;
(b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or
(c) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company or the Operating Partnership were offered or sold as to indemnification for violation of securities laws.
In addition, the advancement of the Company's or the Operating Partnership's funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:
(a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership;
(b) the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a stockholder acting in such stockholder's capacity as such and a court of competent jurisdiction specifically approves such advancement; and

(c) the Indemnitee undertakes to repay the advanced funds to the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found not to be entitled to indemnification.
20. INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor's bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.
21. EXCLUSION OF CERTAIN TRANSACTIONS. In the event the Company or the Operating Partnership shall propose to enter into any transaction in which a Director or an officer of the Company, and the Advisor, or any Affiliate of the Company, the Operating Partnership or the Advisor has a direct or indirect interest, then such transaction shall be approved by a majority of the disinterested members of the Board and also by a majority of the Independent Directors.
22. NON-SOLICITATION. During the period commencing on the Effective Date and ending one year following the Termination Date, the Company shall not, without the Advisor's prior written consent, directly or indirectly (i) solicit or encourage any person to leave the employment or other service of the Advisor or its Affiliates; or (ii) hire on behalf of the Company or any other person or entity, any person who has left the employment of the Advisor or its Affiliates within the one year period following the termination of that person's employment with the Advisor or its Affiliates.  During the period commencing on the date hereof through and ending one year following the Termination Date, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor or its Affiliates with, or endeavor to entice away from the Advisor or its Affiliates, any person who during the term of this Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or its Affiliates.
23. THE MVP NAME. The Sponsor, the Advisor and their Affiliates have a proprietary interest in the name "MVP." The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name "MVP" during the term of this Agreement.  Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or an Affiliate thereof to perform the services of Advisor, the Company (including the Operating Partnership) will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the name "MVP" or any derivative thereof and the Company and the Operating Partnership shall change the name of the Company and the Operating Partnership to a name that does not contain the name "MVP" or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any Affiliate thereof.  At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word "MVP." Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having "MVP" as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or the Operating Partnership.
24. NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the Party to whom it is given, and shall be given by being delivered by hand, by facsimile transmission, by courier or overnight carrier or by registered or certified mail to the addresses set forth herein:
To the Board and to the Company:	MVP REIT II, Inc. 8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
 Attn: Michael V. Shustek
To the Operating Partnership:	MVP REIT II Operating Partnership, LP 8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
 Attn: Michael V. Shustek
To the Advisor:	MVP Realty Advisors, LLC 8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
 Attn: Michael V. Shustek
Any Party may at any time give notice in writing to the other Parties of a change in its address for the purposes of this Section 24.
25. MODIFICATION. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the Parties hereto or their respective successors or assignees.
26. SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
27. CONSTRUCTION. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland.
28. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

29. INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.
30. GENDER. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
31. TITLES NOT TO AFFECT INTERPRETATION. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
32. EFFECTIVENESS OF AGREEMENT. THIS AGREEMENT, AS AMENDED AND RESTATED HEREIN, SHALL NOT BECOME EFFECTIVE UNTIL THE MERGER EFFECTIVE TIME.  IF THE MERGER AGREEMENT IS TERMINATED PRIOR TO THE MERGER EFFECTIVE TIME, THIS AGREEMENT SHALL AUTOMATICALLY BE DEEMED REVOKED AND VOID AB INITIO, AND THE PARTIES SHALL HAVE THE RIGHTS AND OBLIGATIONS SET FORTH IN THE ORIGINAL AGREEMENT.
33. EXECUTION IN COUNTERPARTS. THIS AGREEMENT MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS, EACH OF WHICH SHALL BE DEEMED TO BE AN ORIGINAL AS AGAINST ANY PARTY WHOSE SIGNATURE APPEARS THEREON, AND ALL OF WHICH SHALL TOGETHER CONSTITUTE ONE AND THE SAME INSTRUMENT.  THIS AGREEMENT SHALL BECOME BINDING WHEN ONE OR MORE COUNTERPARTS HEREOF, INDIVIDUALLY OR TAKEN TOGETHER, SHALL BEAR THE SIGNATURES OF ALL OF THE PARTIES REFLECTED HEREON AS THE SIGNATORIES.
[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.
MVP REIT II, Inc.
By:
Michael V. Shustek
Chief Executive Officer
MVP REIT II Operating Partnership, LP
By:	MVP REIT II, Inc., its General Partner
By:
Michael V. Shustek
Chief Executive Officer
MVP Realty Advisors, LLC
By:
Michael V. Shustek
Authorized Signatory

EXHIBIT C

MVP REIT, INC.

ARTICLES OF AMENDMENT

MVP REIT, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the "Charter") is hereby amended by deleting the definitions of "Roll-Up Entity" and "Roll-Up Transaction" in Article IV of the Charter in their entirety.

SECOND:  The Charter is hereby further amended by deleting the Article XIV ("Roll-Up Transactions") of the Charter in its entirety.

THIRD:  The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.
FOURTH:  There has been no change in the authorized stock of the Corporation effected by the foregoing amendments to the Charter as set forth above.

FIFTH:  The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this ________ of _______, 2017.
ATTEST: MVP REIT, INC.

  (SEAL)
Name: Name:
Title:  Secretary Title:  President

EXHIBIT D
US 5049554v.3
MVP REIT II, INC.
ARTICLES OF AMENDMENT AND RESTATEMENT
FIRST:  MVP REIT II, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND:  The following provisions and Exhibits A and B are all the provisions of the charter currently in effect and as hereinafter amended:
ARTICLE I
NAME
The name of the corporation (which is hereinafter called the "Corporation") is:
MVP REIT, Inc.
ARTICLE II
PURPOSES
The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE III
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
The address of the principal office of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202.  The name and address of the resident agent of the Corporation are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202.  The resident agent is a Maryland corporation.
ARTICLE IV
DEFINITIONS
As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:

Aggregate Share Ownership Limit means 9.8% in value of the aggregate of the outstanding Shares, or such other percentage determined by the Board of Directors in accordance with Section 6.1.8 of the Charter.
Beneficial Ownership means ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.
Board or Board of Directors means the Board of Directors of the Corporation.
Business Day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
Bylaws means the Bylaws of the Corporation, as amended from time to time.
Charitable Beneficiary means one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Charitable Trust means any trust provided for in Section 6.2.1 herein.
Charitable Trustee means the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as Trustee of the Charitable Trust.
Charter means the charter of the Corporation.
Code has the meaning as provided in Article II herein.
Common Share Ownership Limit means 9.8% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board of Directors in accordance with Section 6.1.8 of the Charter.
Common Shares or Common Stock has the meaning as provided in Section 5.1 herein.
Constructive Ownership means ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.
Corporation has the meaning as provided in Article I herein.
Director has the meaning as provided in Section 7.1 herein.

Distributions means any distribution (as such term is defined in Section 2-301 of the MGCL) pursuant to Section 5.5 herein, by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
Excepted Holder means a Stockholder for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 6.1.7 herein.
Excepted Holder Limit means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.1.7 and subject to adjustment pursuant to Section 6.1.8, the percentage limit established by the Board of Directors pursuant to Section 6.1.7.
Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.
Market Price on any date means, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NASDAQ or, if such Shares are not listed or admitted to trading on the NASDAQ, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined by the Board of Directors.
MGCL means the Maryland General Corporation Law, as amended from time to time.
NASDAQ means the NASDAQ Global Market.
Person means an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.
Preferred Shares or Preferred Stock has the meaning as provided in Section 5.1 herein.
Prohibited Owner means, with respect to any purported Transfer, any Person who, but for the provisions of Article VI herein, would Beneficially Own or Constructively Own Shares in violation of Section 6.1.1, and, if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

REIT means a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both as defined pursuant to the REIT Provisions of the Code.
REIT Provisions of the Code means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
Restriction Termination Date means the first day on which the Board of Directors determines pursuant to Section 7.6 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.
SDAT has the meaning as provided in Section 5.4 herein.
Shares means shares of stock of the Corporation of any class or series, including Common Shares and Preferred Shares.
Stockholder means a holder of record of Shares as maintained in the books and records of the Corporation or its transfer agent.
Transfer means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such actions or cause any such events, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

ARTICLE V
STOCK
Section 5.1  Authorized Shares.  The Corporation has authority to issue 100,000,000 Shares, consisting of 99,000,000 shares of Common Stock, $0.0001 par value per share ("Common Shares" or "Common Stock") and 1,000,000 shares of Preferred Stock, $0.0001 par value per share ("Preferred Shares" or "Preferred Stock"), consisting of 50,000 shares of Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"), and 97,000 shares of Series 1 Convertible Redeemable Preferred Stock (the "Series 1 Preferred Stock").  The aggregate par value of all authorized Shares having par value is $10,000.  If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this Article V, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph.  The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue.
Section 5.2  Common Shares.  Subject to the provisions of Article VI and except as may otherwise be specified in the Charter, each Common Share shall entitle the holder thereof to one vote.  The Board may reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.
Section 5.3  Preferred Shares.  The Board may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any class or series from time to time, into one or more classes or series of Shares.
Section 5.4  Classified or Reclassified Shares.  Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT").  Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other Charter document.
Section 5.5  Distributions.  The Board of Directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions, in cash or other assets of the Corporation or in securities of the Corporation, including in Shares of one class or series payable to holders of Shares of another class or series, or from any other source as the Board of Directors in its sole and absolute discretion shall determine.  The exercise of the powers and rights of the Board of Directors pursuant to this Section 5.5 shall be subject to the provisions of any class or series of Shares at the time outstanding.
Section 5.6  Charter and Bylaws.  The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws.

ARTICLE VI
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 6.1  Shares.
Section 6.1.1  Ownership Limitations.  Prior to the Restriction Termination Date:
(a)  Basic Restrictions.
(i)(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.
(ii)  No Person shall Beneficially or Constructively Own Shares to the extent that such Beneficial or Constructive Ownership of Shares would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
(iii)  Any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.
(b)  Transfer in Trust.  If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 6.1.1(a)(i) or (ii),
(i)  then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 6.1.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically Transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 6.2, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or
(ii)  if the Transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.1.1(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 6.1.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

To the extent that, upon a transfer of Shares pursuant to this Section 6.1.1(b), a violation of any provision of this Article VI would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VI.
Section 6.1.2  Remedies for Breach.  If the Board of Directors or its designee shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 6.1.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Shares in violation of Section 6.1.1 (whether or not such violation is intended), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.1.1 shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or its designee.
Section 6.1.3  Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 6.1.1(a), or any Person who would have owned Shares that resulted in a Transfer to the Charitable Trust pursuant to the provisions of Section 6.1.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.
Section 6.1.4  Owners Required To Provide Information.  Prior to the Restriction Termination Date:
(a)  every owner of five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) or more of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit, the Common Share Ownership Limit and the other restrictions set forth herein; and
(b)  each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the Stockholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
Section 6.1.5  Remedies Not Limited.  Subject to Section 7.6 of the Charter, nothing contained in this Section 6.1 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation's status as a REIT.
Section 6.1.6  Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 6.1, Section 6.2 or any definition contained in Article IV, the Board of Directors shall have the power to determine the application of the provisions of this Section 6.1 or Section 6.2 or any such definition with respect to any situation based on the facts known to it. In the event Section 6.1 or 6.2 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article IV or Sections 6.1 or 6.2. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.1.2) acquired Beneficial or Constructive Ownership of Shares in violation of Section 6.1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.
Section 6.1.7  Exceptions.
(a)  Subject to Section 6.1.1(a)(ii), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:
(i)  the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of such Shares will violate Section 6.1.1(a)(ii);
(ii)  such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board of Directors, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and
(iii)  such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in

Sections 6.1.1 through 6.1.6) will result in such Shares being automatically Transferred to a Charitable Trust in accordance with Sections 6.1.1(b) and 6.2.
(b)  Prior to granting any exception pursuant to Section 6.1.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(c)  Subject to Section 6.1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.
(d)  The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.
Section 6.1.8  Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits.  Subject to Section 6.1.1(a)(ii) and this Section 6.1.8, the Board of Directors may from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons.  No decreased Common Share Ownership Limit or Aggregate Share Ownership Limit will be effective for any Person whose percentage ownership of Shares is in excess of such decreased Common Share Ownership Limit or Aggregate Share Ownership Limit until such time as such Person's percentage of Shares equals or falls below the decreased Common Share Ownership Limit or Aggregate Share Ownership Limit, as applicable; provided, however, any further acquisition of Shares (other than by a Person for whom an exemption has been granted pursuant to Section 6.1.7(a) or an Excepted Holder) in excess of such percentage ownership of Shares owned by such person on the date the decreased Common Share Ownership Limit or Aggregate Share Ownership Limit, as applicable, became effective will be in violation of the Common Share Ownership Limit or Aggregate Share Ownership Limit.  No increase to the Common Share Ownership Limit or Aggregate Share Ownership Limit may be approved if the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate, more than 49.9% in value of the outstanding Shares.
Section 6.1.9  Legend.  Any certificate representing Shares shall bear substantially the following legend:

The Shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation's maintenance of its status as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's charter, (i) no Person may Beneficially or Constructively Own Common Shares in excess of 9.8% (in value or number of Common Shares) of the outstanding Common Shares unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares in excess of 9.8% of the value of the total outstanding Shares, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which cause or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice).  If any of the restrictions on Transfer or ownership as set forth in (i), (ii) or (iii) above are violated, the Shares in excess or in violation of the above limitations will be automatically Transferred to a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i), (ii) or (iii) above may be void ab initio.  All capitalized terms in this legend have the meanings defined in the Corporation's charter, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a Stockholder on request and without charge. In the case of uncertificated Shares, the Corporation will send the holder of such Shares, on request and without charge, a written statement of the information otherwise required on certificates.
Section 6.2  Transfer of Shares in Trust.
Section 6.2.1  Ownership in Trust.  Upon any purported Transfer or other event described in Section 6.1.1(b) that would result in a Transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been Transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such Transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 6.1.1(b).  The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.2.6.
Section 6.2.2  Status of Shares Held by the Charitable Trustee.  Shares held by the Charitable Trustee shall continue to be issued and outstanding Shares.  The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee.  The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other Distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.
Section 6.2.3  Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other Distribution paid prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee shall be paid by the recipient of such dividend or other Distribution to the Charitable Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or other Distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been Transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VI, until the Corporation has received notification that Shares have been Transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other Stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of Stockholders.

Section 6.2.4  Sale of Shares by Charitable Trustee.  Within 20 days of receiving notice from the Corporation that Shares have been Transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.1.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.4.  The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (b) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust.  The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3 of this Article VI.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.4, such excess shall be paid to the Charitable Trustee upon demand.
Section 6.2.5  Purchase Right in Shares Transferred to the Charitable Trustee.  Shares Transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that resulted in such Transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 6.2.4.  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.  The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3 of this Article VI.  The Corporation may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary.
Section 6.2.6  Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.  Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Charitable Trustee before the automatic Transfer provided in Section 6.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.
Section 6.3  NASDAQ Transactions.  Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NASDAQ or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.
Section 6.4  Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.
Section 6.5  Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
ARTICLE VII
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 7.1  Number of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of Directors of the Corporation (the "Directors") shall be seven, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL.  The names of the Directors who shall serve until their successors are duly elected and qualify are:

Allen Wolff
David Chavez
Erik Hart
John E. Dawson
Michael V. Shustek
Robert Aalberts
Nicholas Nilsen

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.
The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.
Section 7.2  Extraordinary Actions.  Except as specifically provided in Section 7.7 (relating to removal of Directors) and in Article IX, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of Shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 7.3  Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.
Section 7.4  Preemptive Rights and Appraisal Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 5.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security which the Corporation may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.
Section 7.5  Determinations by Board.  The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares:  the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of Shares or the payment of other Distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any Shares) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any Shares; the number of Shares of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any Person; the compensation of Directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.
Section 7.6  REIT Qualification.  If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.  The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and Transfers set forth in Article VI is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VI.
Section 7.7  Removal of Directors.  Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of Directors. For the purpose of this paragraph, "cause" shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.
Section 7.8  Advisor Agreements.  Subject to such approval of Stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).
ARTICLE VIII
LIABILITY LIMITATION AND INDEMNIFICATION
Section 8.1  Limitation of Stockholder Liability.  No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the assets or the affairs of the Corporation by reason of his being a Stockholder.

Section 8.2  Limitation of Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages.  Neither the amendment nor repeal of this Section 8.2, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 8.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Section 8.3  Indemnification.  To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.  The rights to indemnification and advance of expenses provided by the Charter and the Bylaws shall vest immediately upon election of a Director or officer.  The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance for expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.  The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.
Neither the amendment nor repeal of this Section 8.3, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Section 8.3, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
ARTICLE IX
AMENDMENTS
The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares.  All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation.  Except as otherwise provided in the next sentence and except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes

entitled to be cast on the matter   However, any amendment to Section 7.7 or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of Stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter.
THIRD:  The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
FOURTH:  The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.
FIFTH:  The name and address of the Corporation's current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.
SIXTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Article VII of the foregoing amendment and restatement of the charter.
SEVENTH:  The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter of the Corporation was 100,000,000, consisting of 98,999,000 shares of Common Stock, $0.0001 par value per share, 1,000,000 shares of Preferred Stock, $0.0001 par value per share, consisting of 50,000 shares of Series A Convertible Redeemable Preferred Stock and 97,000 shares of Series 1 Convertible Redeemable Preferred Stock, and 1,000 shares of Non-Participating, Non-Voting Convertible Stock, $0.0001 par value per share.  The aggregate par value of all shares of stock having par value was $10,000.
EIGHTH:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter of the Corporation is 100,000,000, consisting of 99,000,000 shares of Common Stock, $0.0001 par value per share and 1,000,000 shares of Preferred Stock, $0.0001 par value per share, consisting of 50,000 shares of Series A Convertible Redeemable Preferred Stock and 97,000 shares of Series 1 Convertible Redeemable Preferred Stock.  The aggregate par value of all shares of stock having par value is $10,000.
NINTH: Descriptions of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Convertible Redeemable Preferred Stock and the Series I Convertible Redeemable Preferred Stock of the Corporation are set forth, respectively, in Exhibits A and B, attached hereto as part of Article V and made a part hereof.
TENTH:  The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this ________ of _______, 2017.
ATTEST: MVP REIT II, INC.

  (SEAL)
Name: Name:
Title:  Secretary Title:  President

MVP REIT II, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT
EXHIBIT A
Series A Convertible Redeemable Preferred Stock

1. Designation and Number. A series of Preferred Stock, designated the "Series A Convertible Redeemable Preferred Stock" (the "Series A Preferred Stock"), is hereby established. The number of shares of the Series A Preferred Stock shall be 50,000.  The par value of the Series A Preferred Stock shall be $0.0001.

2. Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a) "Listing Event" shall mean either (i) the listing of the Common Stock (as defined in the Charter) on a national securities exchange or (ii) a merger, sale of all or substantially all of the Corporation's assets or another transaction, in each case, approved by the Board of Directors in which the Corporation's common stockholders will receive common stock that is listed on a national securities exchange, or options or warrants to acquire common stock that is listed on a national securities exchange, in exchange for their existing shares, options and warrants of the Corporation, as applicable.

(b) "NASDAQ" shall mean the Nasdaq Stock Market.

(c) "Person" shall mean any company, limited liability company, partnership, trust, organization, association, other entity or individual.

(d) "Trading Day" shall mean, (i) if the Common Stock is listed or admitted to trading on NASDAQ, a day on which NASDAQ is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on NASDAQ but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(e) "VWAP" shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on NASDAQ during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on NASDAQ (or such other national securities exchange or automated quotation system on which the Common Stock is listed) for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

3. Rank. The Series A Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the "Junior Stock"); (b) on a parity with any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series A Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the "Parity Stock"); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series A Preferred Stock (the "Senior Stock").

4. Dividends.

(a) Subject to the preferential rights of holders of any class or series of Senior Stock, holders of the Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 5.75% per annum of the initial stated value of $1,000 per share (the "Stated Value") (equivalent to a fixed annual rate of $57.50 per share); provided, however, that if a Listing Event has not occurred within 12 months of the date of the last and final closing of the offering of the Series A Preferred Stock (the "Offering"), such annual dividend rate per share will be increased to 7.50% of the Stated Value (equivalent to a fixed annual rate of $75.00 per share) until the occurrence of a Listing Event, at which time, the dividend rate will revert automatically to 5.75% per annum of the Stated Value. The dividends on each share of Series A Preferred Stock shall be cumulative from the first date on which such share of Series A Preferred Stock is issued and shall be payable monthly on the 12th day of the month following the month for which the dividend was declared or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"); provided, that, no holder of any shares of Series A Preferred Stock shall be entitled to receive any dividends paid or payable on the Series A Preferred Stock with a Dividend Payment Date before the date such shares of Series A Preferred

Stock are issued.  Any dividend payable on the Series A Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date (the "Dividend Record Date") 15 days preceding the applicable Dividend Payment Date. The term "business day" shall mean any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

(b) Holders of Series A Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

(d) When dividends are not paid in full upon the Series A Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series A Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.

(f) Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to comply with the restrictions on transfer and ownership set forth in Article VI of the Charter.

5. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference equal to the Stated Value per share (the "Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series A Preferred Stock and any Parity Stock shall not be entitled to share therein.

(c) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A Listing Event shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Corporation's total liabilities.

6. Conversion.

(a) Subject to the Corporation's redemption rights set forth in Section 6(b), each share of Series A Preferred Stock will be convertible into shares of the Common Stock, at the election of the holder thereof by written notice to the Corporation (each, a "Conversion Notice"), beginning upon the earlier of (i) 90 days after the occurrence of a Listing Event or (ii) the second anniversary of the final closing of the Offering (whether or not a Listing Event has occurred). The Conversion Notice shall state: (i) the number of shares of Series A Preferred Stock to be converted; and (ii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable terms of the shares of Series A Preferred Stock. Each such share of Series A Preferred Stock will convert into a number of shares of the Common Stock determined by dividing (i) the sum of (A) 100% of the Stated Value plus (B) any accrued but unpaid dividends to, but not including, the Conversion Date (as defined below) (unless the Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the conversion price of each share of the Common Stock (the "Conversion Price").  The Conversion Price will be determined as follows:

i.
Provided there has been a Listing Event, if a Conversion Notice with respect to any share of Series A Preferred Stock is received on or prior to December 31, 2017, the Conversion Price for such share of Series A Preferred Stock will be equal to 110% of the VWAP per share of the Common Stock of the Corporation (or its successor) for the 20 trading days prior to the delivery date of the Conversion Notice.

ii.
Provided there has been a Listing Event, if a Conversion Notice with respect to any share of Series A Preferred Stock is received after December 31, 2017, the Conversion Price for such share of Series A Preferred Stock will be equal to the VWAP per share of the Common Stock of the Corporation (or its successor) for the 20 trading days prior to the delivery date of the Conversion Notice.

iii.
If a Conversion Notice with respect to any share of Series A Preferred Stock is received on or after the second anniversary of the final closing of the Offering, and at the time of receipt of such Conversion Notice, a Listing Event has not occurred, the Conversion Price for such share of Series A

Preferred Stock will be equal to 100% of the Corporation's net asset value per share of the Common Stock ("NAV per share"), if then established, and until the Corporation establishes a NAV per share, the Conversion Price will be equal to $25.00, or the initial offering price per share of the Common Stock in the Corporation's initial public offering.

A holder may elect to convert all or any portion of its shares of Series A Preferred Stock by delivering a Conversion Notice stating its desire to convert such number of shares of Series A Preferred Stock into Common Stock.  Subject to the Corporation's redemption rights in Section 6(b) and Section 7, the conversion of the shares of Series A Preferred Stock subject to a Conversion Notice (the "Conversion Shares") into shares of the Common Stock will occur at the end of the 20th Trading Day after the Corporation's receipt of such Conversion Notice (the "Conversion Date").

(b) Notwithstanding the foregoing, upon a holder providing a Conversion Notice, the Corporation will have the right (but not the obligation) to redeem, in its sole discretion, any or all of the Conversion Shares at a redemption price, payable in cash, determined as follows (the "Redemption Price"):

i.
If a Conversion Notice with respect to any share of Series A Preferred Stock is received on or prior to the day immediately preceding the first anniversary of the issuance of such share of Series A Preferred Stock, the Redemption Price for such share of Series A Preferred Stock will be equal to 90% of the Stated Value of the share of Series A Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

ii.
If a Conversion Notice with respect to any share of Series A Preferred Stock is received on or after the first anniversary of the issuance of share of Series A Preferred Stock, the Redemption Price for such share of Series A Preferred Stock will be equal to 100% of the Stated Value of the share of Series A Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

iii.
If a Conversion Notice with respect to any share of Series A Preferred Stock is received after the second anniversary of the final closing of the Offering, and at the time of receipt of such Conversion Notice, a Listing Event has not occurred, the Redemption Price for such share of Series A Preferred Stock will be equal to 100% of the Stated Value of the share of Series A Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

The Corporation, in its discretion, may elect to redeem any such shares of Series A Preferred Stock by delivering a written notice of redemption to the holder thereof on or prior to 10th Trading Day prior to the close of trading on the Conversion Date.  If the Corporation elects to redeem such Conversion Shares, the Corporation shall pay the Redemption Price, without interest, to holder of the redeemed Conversion Shares promptly following the delivery of a notice of redemption pursuant to this Section 6, but, in any event, not later than the Conversion Date, which payment date shall also be the redemption date for this Section 6; provided, however, that if the Corporation exercises its redemption right pursuant to Section 7, such shares shall be redeemed in accordance with the procedures set forth in Section 7. If a notice of redemption is not delivered by the Corporation by the 10th Trading Day prior to the close of trading on the Conversion Date, the Conversion Shares shall thereafter convert into shares of the Common Stock, effective as of the close of trading on the Conversion Date.

(c) Holders of Series A Preferred Stock shall not have the right to convert any shares that the Corporation has elected to redeem pursuant to this Section 6 or Section 7.  Accordingly, if the Corporation has provided a notice of redemption with respect to some of all of the Series A Preferred Stock, holders of any Series A Preferred Stock that the Corporation has called for redemption shall not be permitted to exercise their conversion right pursuant to Section 6 in respect of any of the shares that have been called for redemption, and such shares of Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the applicable redemption price.

(d) Written notice as to the redemption of any Conversion Shares pursuant to this Section 6 shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series A Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.  In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may then be listed or admitted to trading, such notice shall state: (i) the redemption date (which may not be after the Conversion Date); (ii) the Redemption Price payable on the redemption date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) that the Series A Preferred Stock is being redeemed pursuant to Section 6; and (iv) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date. If less than all the Conversion Shares are to be redeemed, the notice mailed to such holder also shall specify the number of Conversion Shares to be redeemed.

(e) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(f) In the event of any conversion or redemption pursuant to Section 6, if the Conversion Date or redemption date, as applicable, occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares converted or called for redemption, as applicable, shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable in connection with the conversion or redemption of such shares.

(g) Notwithstanding anything to the contrary contained herein, no holder of shares of Series A Preferred Stock will be entitled to convert such shares of Series A Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to violate the restrictions on transfer and ownership set forth in Article VI of the Charter.

7. Optional Redemption by the Corporation.

(a) Except as provided in Section 6, the Series A Preferred Stock is not redeemable by the Corporation prior to the 20th Trading Day after the date of a Listing Event, if any. However, the Series A Preferred Stock shall be subject to the provisions of Article VI of the Charter. Pursuant to Article VI of the Charter, and without limitation of any provisions of such Article VI, the Series A Preferred Stock, together with all other Shares (as defined in the Charter), owned by a stockholder in excess of the Aggregate Share Ownership Limit (as defined in the Charter) or the Common Share Ownership Limit (as defined in the Charter) will automatically be transferred to a Charitable Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Charitable Trust. For this purpose, the Market Price (as defined in the Charter) of Series A Preferred Stock shall equal the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of purchase.

(b) From time to time, on and after the 20th Trading Day after the date of a Listing Event, if any, the Corporation may, at its option, redeem such shares of the Series A Preferred Stock, in whole or from time to time, in part, at a redemption price equal to 100% of the Stated Value per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (the "Optional Redemption Date").

(c) The Optional Redemption Date shall be selected by the Corporation and shall be 30 days after the date on which the Corporation sends a notice of redemption (the "Optional Redemption Notice").

(d) If full cumulative dividends on all outstanding shares of Series A Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Series A Preferred Stock may be redeemed pursuant to this Section 7, unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of the Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock; provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series A Preferred Stock pursuant to Article VI of the Charter.

(e) If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to this Section 7, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(f) The Optional Redemption Notice shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series A Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(g) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may then be listed or admitted to trading, the Optional Redemption Notice shall state: (i) the Optional Redemption Date; (ii) the redemption price payable on the Optional Redemption Date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) whether the redemption price will be paid in cash or Common Stock; (iv) that the Series A Preferred Stock is being redeemed pursuant to Section 7; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such Optional Redemption Date. If less than all the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(h) If the Optional Redemption Notice has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Optional Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash or Common Stock payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(i) Pursuant to Section 6 above, the Corporation also shall have the right to redeem all or any portion of the Shares subject to a Conversion Notice for a cash payment to the holder thereof equal to the Redemption Price set forth in Section 6(b) above, by delivering a Redemption Notice to the holder of Conversion Shares on or prior 10th Trading Day prior to the close of trading on the applicable Conversion Date.

(j) Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series A Preferred Stock in the open market, by tender or by private agreement.

8. Redemption Price.

(a) The redemption price payable pursuant to any redemption pursuant to Section 7 (other than any redemption in connection with a Conversion Notice pursuant to Sections 6 and 7(i)) shall be paid in cash or, at the election of the Corporation in its sole discretion, in shares of Common Stock, based on the VWAP of the Common Stock for the 20 Trading Days immediately preceding the Optional Redemption Date; provided however, that if the shares of Common Stock are not then listed on a national securities exchange, then the value of the Common Stock will be equal to the then current NAV per share of the Common Stock, if then established by the Corporation. Until the establishment of a NAV per share, the value of the Common Stock for redemption purposes shall be equal to $25.00, or the initial offering price per share of the Common Stock in the Corporation's initial public offering. For the avoidance of doubt, any accumulated, accrued and unpaid dividends, if any, with respect to shares of Series A Preferred Stock to be redeemed shall be paid in cash.

(b) Redemptions of shares of Series A Preferred Stock by the Corporation in connection with a Conversion Notice pursuant to Sections 6 and 7(i), if any, shall be paid in cash.

(c) In the event of any redemption pursuant to Section 7, if the Optional Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

9. No Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, but in lieu of fractional shares, the Corporation, at its sole discretion, may (i) eliminate a fractional interest by rounding up to a full share of stock, (ii) arrange for the disposition of a fraction interest by the person entitled to it, (iii) pay cash for the fair value of a fractional share of stock determined as of the time when the person entitled to receive it is determined, or (iv) otherwise arrange for the disposition of the fractional interest in accordance with Section 2-214 of the Maryland General Corporation Law.

10. Appointment of Transfer Agent; Mechanics of Conversion and Redemption.

(a) The Corporation shall maintain or cause to be maintained a register in which,

subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Series A Preferred Stock and of transfers of shares of Series A Preferred Stock for the purpose of registering shares of Series A Preferred Stock and of transfers of shares of Series A Preferred Stock as herein provided. The Corporation may appoint a registrar and one or more transfer agents for the Series A Preferred Stock as it shall determine. The Corporation may change the transfer agent without prior notice to any holder.

(b) If the Corporation elects to issue Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, the Corporation shall cause the transfer agent to, as soon as practicable, but not later than three (3) business days after the effective date of such conversion or redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption. The Person or Persons entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion or redemption.

11. Reservation of Shares.

(a) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to permit any conversion pursuant to Section 6 or redemption pursuant to Section 7 of the then outstanding shares of Series A Preferred Stock. All shares of Common Stock when issued upon redemption of shares of Series A Preferred Stock shall be validly issued, fully paid and nonassessable.

(b) Any shares of Series A Preferred Stock that shall at any time have been converted or redeemed pursuant to Section 6 or redeemed pursuant to Section 7 or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

12. Adjustments. If a conversion or redemption of any shares of Series A Preferred Stock pursuant to Section 6, Section 7 and Section 8 occurs less than 20 Trading Days after the Corporation: (i) declaring a dividend or making a distribution on the Common Stock payable in Common Stock, (ii) subdividing or splitting the outstanding Common Stock, (iii) combining or reclassifying the outstanding Common Stock into a smaller number of shares or (iv) consolidating with, or merging with or into, any other Person, or engaging in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Corporation), the Stated Value shall be adjusted so that the conversion or redemption of the Series A Preferred Stock less than 20 Trading Days after such event shall entitle the holder to receive the aggregate number of shares of Common Stock or cash, which, if the Series A Preferred Stock had been converted or redeemed immediately prior to such event, such holder would have owned upon such conversion or redemption and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.

13. Voting Rights. Holders of the Series A Preferred Stock shall not have any voting rights.

14. Restrictions on Transfer.  The Series A Preferred Stock is subject to the provisions of Article VI of the Charter.  In addition, no shares of Series A Preferred Stock may be sold or otherwise Transferred (as defined in the charter) unless the holder thereof delivers evidence, to the satisfaction of the Corporation, that such sale or other Transfer (as defined in the charter) of the Shares is made to an accredited investor solely in compliance with all federal and state securities laws. Any sale or transfer of the Shares made in violation of any federal or state securities law shall be void ab initio.

MVP REIT II, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT
EXHIBIT B
Series 1 Convertible Redeemable Preferred Stock

1. Designation and Number. A series of Preferred Stock, designated the "Series 1 Convertible Redeemable Preferred Stock" (the "Series 1 Preferred Stock"), is hereby established. The number of shares of the Series 1 Preferred Stock shall be 97,000.  The par value of the Series 1 Preferred Stock shall be $0.0001.

2. Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a) "Listing Event" shall mean either (i) the listing of the Common Stock (as defined in the Charter) on a national securities exchange or (ii) a merger, sale of all or substantially all of the Corporation's assets or another transaction, in each case, approved by the Board of Directors in which the Corporation's common stockholders will receive common stock that is listed on a national securities exchange, or options or warrants to acquire common stock that is listed on a national securities exchange, in exchange for their existing shares, options and warrants of the Corporation, as applicable.

(b) "NASDAQ" shall mean the Nasdaq Stock Market.

(c) "Qualified Purchaser" shall mean any Person purchasing $1,000,000 or more of shares of Series 1 Preferred Stock in a single closing of the private placement by the Corporation of shares of Series 1 Preferred Stock (the "Private Placement Offering").  Purchases or other acquisitions of Series 1 Preferred Stock in separate closings in the Private Placement Offering will not be aggregated to determine Qualified Purchaser status, and purchases or other acquisitions of Series 1 Preferred Stock outside of the Private Placement Offering will not be considered in determining Qualified Purchaser status.

(d) "Person" shall mean any company, limited liability company, partnership, trust, organization, association, other entity or individual.

(e) "Trading Day" shall mean, (i) if the Common Stock is listed or admitted to trading on NASDAQ, a day on which NASDAQ is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on NASDAQ but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(f) "VWAP" shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on NASDAQ during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on NASDAQ (or such other national securities exchange or automated quotation system on which the Common Stock is listed) for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

3. Rank. The Series 1 Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series 1 Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the "Junior Stock"); (b) on a parity with the Series A Convertible Redeemable Preferred Stock of the Corporation and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series 1 Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the "Parity Stock"); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series 1 Preferred Stock (the "Senior Stock").

4. Dividends.

(a) Subject to the preferential rights of holders of any class or series of Senior Stock, holders of the Series 1 Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 5.50% per annum of the initial stated value of $1,000 per share (the "Stated Value") (equivalent to a fixed annual rate of $55.00 per share); provided, however, that, Qualified Purchasers shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 5.75% per annum of the Stated Value (equivalent to a fixed annual rate of $57.50 per share) until April 7, 2018, at which time, such dividend rate will revert automatically to 5.50% per annum of the Stated Value; provided further, however, that if a Listing Event has not occurred by April 7, 2018, the annual dividend rate on each share of Series 1 Preferred Stock will be increased to 7.00% of the Stated Value (equivalent to a fixed annual rate of $70.00 per share) until the occurrence of a Listing Event, at which time, the dividend rate on each share of Series 1 Preferred Stock will revert automatically to 5.50% per annum of the Stated Value.  The dividends on each share of Series 1 Preferred Stock shall be cumulative from the first date on which such shares of Series 1 Preferred Stock is issued and shall be payable monthly on the 12th day of the month following the month for which the dividend was declared or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"); provided, that, no holder of any shares of Series 1 Preferred Stock shall be entitled to receive any dividends paid or payable on the Series 1 Preferred Stock with a Dividend Payment Date before the date such shares of Series 1 Preferred Stock are issued. Any dividend payable on the Series 1 Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the 24th day of each month (the "Dividend Record Date"). The term "business day" shall mean any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

(b) Holders of Series 1 Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series 1 Preferred Stock. Any dividend payment made on the Series 1 Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 1 Preferred Stock that may be in arrears.

(d) When dividends are not paid in full upon the Series 1 Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series 1 Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series 1 Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series 1 Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.

(f) Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to comply with the restrictions on transfer and ownership set forth in Article VI of the Charter.

5. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series 1 Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference equal to the Stated Value per share (the "Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of the Series 1 Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series 1 Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series 1 Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series 1 Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series 1 Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series 1 Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series 1 Preferred Stock and any Parity Stock shall not be entitled to share therein.

(c) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A Listing Event shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series 1 Preferred Stock shall not be added to the Corporation's total liabilities.

6. Conversion.

(a) Subject to the Corporation's redemption rights set forth in Section 6(b), each share of Series 1 Preferred Stock will be convertible into shares of the Common Stock, at the election of the holder thereof by written notice to the Corporation (each, a "Conversion Notice"), beginning upon the earlier of (i) 45 days after the occurrence of a Listing Event or (ii) April 7, 2019 (whether or not a Listing Event has occurred). The Conversion Notice shall state: (i) the number of shares of Series 1 Preferred Stock to be converted; and (ii) that the shares of Series 1 Preferred Stock are to be converted pursuant to the applicable terms of the shares of Series 1 Preferred Stock. Each such share of Series 1 Preferred Stock will convert into a number of shares of the Common Stock determined by dividing (i) the sum of (A) 100% of the Stated Value plus (B) any accrued but unpaid dividends to, but not including, the Conversion Date (as defined below) (unless the Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the conversion price of each share of the Common Stock (the "Conversion Price").  The Conversion Price will be determined as follows:

iv.
Provided there has been a Listing Event, if a Conversion Notice with respect to any share of Series 1 Preferred Stock is received prior to December 1, 2017, the Conversion Price for such share of Series 1 Preferred Stock will be equal to 110% of the VWAP per share of the Common Stock of the Corporation (or its successor) for the 20 Trading Days prior to the delivery date of the Conversion Notice.

v.
Provided there has been a Listing Event, if a Conversion Notice with respect to any share of Series 1 Preferred Stock is received on or after December 1, 2017, the Conversion Price for such share of Series 1 Preferred Stock will be equal to the VWAP per share of the Common Stock of the Corporation (or its successor) for the 20 Trading Days prior to the delivery date of the Conversion Notice.

vi.
If a Conversion Notice with respect to any share of Series 1 Preferred Stock is received on or after April 7, 2019, and at the time of receipt of such Conversion Notice, a Listing Event has not occurred, the Conversion Price for such share of Series 1 Preferred Stock will be equal to 100% of the Corporation's net asset value per share of the Common Stock ("NAV per share"), if then established, and until the Corporation establishes a NAV per share, the Conversion Price will be equal to $25.00, or the initial offering price per share of the Common Stock in the Corporation's initial public offering.

A holder may elect to convert all or any portion of its shares of Series 1 Preferred Stock by delivering a Conversion Notice stating its intent to convert such number of shares of Series 1 Preferred Stock into shares of Common Stock.  Subject to the Corporation's redemption rights set forth in Section 6(b) and Section 7, the conversion of the shares of Series 1 Preferred Stock subject to a Conversion Notice (the "Conversion Shares") into shares of the Common Stock will occur at the end of the 20th Trading Day after the Corporation's receipt of such Conversion Notice (the "Conversion Date").

(b) Notwithstanding the foregoing, upon a holder providing a Conversion Notice, the Corporation will have the right (but not the obligation) to redeem, in its sole discretion, any or all of the Conversion Shares at a redemption price, payable in cash, determined as follows (the "Redemption Price"):

iv.
If a Conversion Notice with respect to any share of Series 1 Preferred Stock is received prior to April 7, 2018, the Redemption Price for such share of Series 1 Preferred Stock will be equal to 90% of the Stated Value of the share of Series 1 Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

v.
If a Conversion Notice with respect to any share of Series 1 Preferred Stock is received on or after April 7, 2018, the Redemption Price for such share of Series 1 Preferred Stock will be equal to 100% of the Stated Value of the share of Series 1 Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

The Corporation, in its discretion, may elect to redeem, in whole or in part, any such shares of Series 1 Preferred Stock by delivering a written notice of redemption to the holder thereof on or prior to 10th Trading Day prior to the close of trading on the Conversion Date.  If the Corporation elects to redeem such Conversion Shares, the Corporation shall pay the Redemption Price, without interest, to holder of the redeemed Conversion Shares promptly following the delivery of a notice of redemption pursuant to this Section 6, but, in any event, not later than the Conversion Date, which payment date shall also be the redemption date for purposes of this Section 6; provided, however, that if the Corporation exercises its redemption right pursuant to Section 7, such shares shall be redeemed in accordance with the procedures set forth in Section 7. If a notice of redemption is not delivered by the Corporation by the 10th Trading Day prior to the close of trading on the Conversion Date, the Conversion Shares shall thereafter convert into shares of the Common Stock, effective as of the close of trading on the Conversion Date.

(c) Holders of Series 1 Preferred Stock shall not have the right to convert any shares that the Corporation has elected to redeem pursuant to this Section 6 or Section 7.  Accordingly, if the Corporation has provided a notice of redemption with respect to some of all of the Series 1 Preferred Stock, holders of any Series 1 Preferred Stock that the Corporation has called for redemption shall not be permitted to exercise their conversion right pursuant to Section 6 in respect of any of the shares that have been called for redemption, and such shares of Series 1 Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the applicable redemption price.
(d) Written notice as to the redemption of any Conversion Shares pursuant to this Section 6 shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series 1 Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series 1 Preferred Stock except as to the holder to whom notice was defective or not given.  In addition to any information required by law or by the applicable rules of any exchange upon which Series 1 Preferred Stock may then be listed or admitted to trading, such notice shall state: (i) the redemption date (which may not be after the Conversion Date); (ii) the Redemption Price payable on the redemption date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) that the Series 1 Preferred Stock is being redeemed pursuant to this Section 6; and (iv) that dividends on the shares of Series 1 Preferred Stock to be redeemed will cease to accrue on such redemption date. If less than all the Conversion Shares are to be redeemed, the notice mailed to such holder also shall specify the number of Conversion Shares to be redeemed.

(e) If notice of redemption of any shares of Series 1 Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 1 Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series 1 Preferred Stock, such shares of Series 1 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(f) In the event of any conversion or redemption pursuant to Section 6, if the Conversion Date or redemption date, as applicable, occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares converted or called for redemption, as applicable, shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable in connection with the conversion or redemption of such shares.

(g) Notwithstanding anything to the contrary contained herein, no holder of shares of Series 1 Preferred Stock will be entitled to convert such shares of Series 1 Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to violate the restrictions on transfer and ownership set forth in Article VI of the Charter.

7. Optional Redemption by the Corporation.

(a) Except as provided in Section 6, the Series 1 Preferred Stock is not redeemable by the Corporation prior to the later of (i) the 20th Trading Day after the date of a Listing Event, if any, or (ii) April 7, 2018. However, the Series 1 Preferred Stock shall be subject to the provisions of Article VI of the Charter. Pursuant to Article VI of the Charter, and without limitation of any provisions of such Article VI, the Series 1 Preferred Stock, together with all other Shares (as defined in the Charter), owned by a stockholder in excess of the Aggregate Share Ownership Limit (as defined in the Charter) or the Common Share Ownership Limit (as defined in the Charter) will automatically be transferred to a Charitable Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Charitable Trust. For this purpose, the Market Price (as defined in the Charter) of Series 1 Preferred Stock shall equal the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of purchase.

(b) From time to time, on and after the later of (i) the 20th Trading Day after the date of a Listing Event, if any, or (ii) April 7, 2018, the Corporation may, at its option, redeem such shares of the Series 1 Preferred Stock, in whole or from time to time, in part, at a redemption price equal to 100% of the Stated Value per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (the "Optional Redemption Date").

(c) The Optional Redemption Date shall be selected by the Corporation and shall be 30 days after the date on which the Corporation sends a notice of redemption (the "Optional Redemption Notice").

(d) If full cumulative dividends on all outstanding shares of Series 1 Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Series 1 Preferred Stock may be redeemed pursuant to this Section 7, unless all outstanding shares of the Series 1 Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of the Series 1 Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series 1 Preferred Stock; provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series 1 Preferred Stock pursuant to Article VI of the Charter.

(e) If fewer than all the outstanding shares of Series 1 Preferred Stock are to be redeemed pursuant to this Section 7, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(f) The Optional Redemption Notice shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series 1 Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series 1 Preferred Stock except as to the holder to whom notice was defective or not given.

(g) In addition to any information required by law or by the applicable rules of any exchange upon which Series 1 Preferred Stock may then be listed or admitted to trading, the Optional Redemption Notice shall state: (i) the Optional Redemption Date; (ii) the redemption price payable on the Optional Redemption Date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) whether the redemption price will be paid in cash or Common Stock; (iv) that the Series 1 Preferred Stock is being redeemed pursuant to Section 7; and (v) that dividends on the shares of Series 1 Preferred Stock to be redeemed will cease to accrue on such Optional Redemption Date. If less than all the shares of Series 1 Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of shares of Series 1 Preferred Stock held by such holder to be redeemed.

(h) If the Optional Redemption Notice has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 1 Preferred Stock so called for redemption, then, from and after the Optional Redemption Date, dividends will cease to accrue on such shares of Series 1 Preferred Stock, such shares of Series 1 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash or Common Stock payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(i) Pursuant to Section 6 above, the Corporation also shall have the right to redeem all or any portion of the Shares subject to a Conversion Notice for a cash payment to the holder thereof equal to the Redemption Price set forth in Section 6(b) above, by delivering a Redemption Notice to the holder of Conversion Shares on or prior 10th Trading Day prior to the close of trading on the applicable Conversion Date.

(j) Subject to applicable law and the limitation on purchases when dividends on the Series 1 Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series 1 Preferred Stock in the open market, by tender or by private agreement.

8. Redemption Price.

(a) The redemption price payable pursuant to any redemption pursuant to Section 7 (other than any redemption in connection with a Conversion Notice pursuant to Sections 6 and 7(i)) shall be paid in cash or, at the election of the Corporation in its sole discretion, in shares of Common Stock, based on the VWAP of the Common Stock for the 20 Trading Days immediately preceding the Optional Redemption Date; provided however, that if the shares of Common Stock are not then listed on a national securities exchange, then the value of the Common Stock will be equal to the then current NAV per share of the Common Stock, if then established by the Corporation. Until the establishment of a NAV per share, the value of the Common Stock for redemption purposes shall be equal to $25.00, or the initial offering price per share of the Common Stock in the Corporation's initial public offering. For the avoidance of doubt, any accumulated, accrued and unpaid dividends, if any, with respect to shares of Series 1 Preferred Stock to be redeemed shall be paid in cash.

(b) Redemptions of shares of Series 1 Preferred Stock by the Corporation in connection with a Conversion Notice pursuant to Sections 6 and 7(i), if any, shall be paid in cash.

(c) In the event of any redemption pursuant to Section 7, if the Optional Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

9. No Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, but in lieu of fractional shares, the Corporation, at its sole discretion, may (i) eliminate a fractional interest by rounding up to a full share of stock, (ii) arrange for the disposition of a fraction interest by the person entitled to it, (iii) pay cash for the fair value of a fractional share of stock determined as of the time when the person entitled to receive it is determined, or (iv) otherwise arrange for the disposition of the fractional interest in accordance with Section 2-214 of the Maryland General Corporation Law.

10. Appointment of Transfer Agent; Mechanics of Conversion and Redemption.

(a) The Corporation shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Series 1 Preferred Stock and of transfers of shares of Series 1 Preferred Stock for the purpose of registering shares of Series 1 Preferred Stock and of transfers of shares of Series 1 Preferred Stock as herein provided. The Corporation may appoint a registrar and one or more transfer agents for the Series 1 Preferred Stock as it shall determine. The Corporation may change the transfer agent without prior notice to any holder.

(b) If the Corporation elects to issue Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, the Corporation shall cause the transfer agent to, as soon as practicable, but not later than three (3) business days after the effective date of such conversion or redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption. The Person or Persons entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion or redemption.

11. Reservation of Shares.

(a) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to permit any conversion pursuant to Section 6 or redemption pursuant to Section 7 of the then outstanding shares of Series 1 Preferred Stock. All shares of Common Stock when issued upon redemption of shares of Series 1 Preferred Stock shall be validly issued, fully paid and nonassessable.

(b) Any shares of Series 1 Preferred Stock that shall at any time have been converted or redeemed pursuant to Section 6 or redeemed pursuant to Section 7 or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

12. Adjustments. If a conversion or redemption of any shares of Series 1 Preferred Stock pursuant to Section 6, Section 7 and Section 8 occurs less than 20 Trading Days after the Corporation: (i) declaring a dividend or making a distribution on the Common Stock payable in Common Stock, (ii) subdividing or splitting the outstanding Common Stock, (iii) combining or reclassifying the outstanding Common Stock into a smaller number of shares or (iv) consolidating with, or merging with or into, any other Person, or engaging in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Corporation), the Stated Value shall be adjusted so that the conversion or redemption of the Series 1 Preferred Stock less than 20 Trading Days after such event shall entitle the holder to receive the aggregate number of shares of Common Stock or cash, which, if the Series 1 Preferred Stock had been converted or redeemed immediately prior to such event, such holder would have owned upon such conversion or redemption and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.

13. Voting Rights. Holders of the Series 1 Preferred Stock shall not have any voting rights.

14. Restrictions on Transfer.  The Series 1 Preferred Stock is subject to the provisions of Article VI of the Charter.  In addition, no shares of Series 1 Preferred Stock may be sold or otherwise Transferred (as defined in the Charter) unless the holder thereof delivers evidence, to the satisfaction of the Corporation, that such sale or other Transfer (as defined in the Charter) of such shares of Series 1 Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws. Shares of Series 1 Preferred Stock shall include the following legend and any other legends required by state securities laws and the Corporation's Charter and bylaws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Any sale or transfer of shares of Series 1 Preferred Stock made in violation of any federal or state securities law shall be void ab initio.
EXHIBIT E
ARTICLES OF MERGER
OF
MVP REIT, INC.
(a Maryland corporation)
WITH AND INTO
MVP MERGER SUB, LLC
(a Delaware limited liability company)

MVP REIT, Inc., a Maryland corporation (the "Merging Company"), and MVP Merger Sub, LLC, a Delaware limited liability company (the "Surviving Company"), do hereby certify to the State Department of Assessments and Taxation of Maryland (the "Department") as follows:
FIRST: The Surviving Company and the Merging Company agree to merge in the manner hereinafter set forth (the "Merger") and as contemplated by the Agreement and Plan of Merger, dated as of May 26, 2017 (the "Merger Agreement"), by and among MVP REIT II, Inc., a Maryland corporation ("Parent"), the Surviving Company, the Merging Company and, solely with regard to Section 4.21, Section 4.22(b), Section 5.21, Section 5.23(b) and Section 6.4 thereof, MVP Realty Advisors, LLC, a Delaware limited liability company.
SECOND: The Surviving Company is the entity to survive the Merger.
THIRD: The Merging Company is incorporated under the laws of the State of Maryland.  The principal office of the Merging Company in the State of Maryland is located in Baltimore City.  The Merging Company owns no interest in land in the State of Maryland.
FOURTH: The Surviving Company was formed under the general laws of the State of Delaware on May 24, 2017.  The Surviving Company is not registered or qualified to do business in the State of Maryland.  The Surviving Company has no principal office in the State of Maryland.  The location of the Surviving Company's principal office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE, County of New Castle, 19801.  The name and address of the Surviving Company's resident agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE, County of New Castle, 19801.
FIFTH: The total number of shares of stock of all classes that the Merging Company has authority to issue is 100,000,000 shares, consisting of 98,999,000 shares of Common Stock, $0.001 par value per share (the "Merging Company Common Stock"), 1,000,000 shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock"), and 1,000 shares of Non-Participating, Non-Voting Convertible Stock, $0.001 par value per share (the "Convertible

Stock").  The aggregate par value of all shares of stock of the Merging Company having a par value is $100,000.
SIXTH: The percentages of membership interest of each class of membership interest of the Surviving Company and the class of members and the respective percentage of membership interests in each class of membership interest are:
One class of common membership interest representing 100% of the total percentage of membership interests in the Surviving Company (the "Membership Interests").
SEVENTH: At the Effective Time (as defined below), pursuant to the terms of the Merger Agreement, the Merging Company shall be merged with and into the Surviving Company with the Surviving Company surviving the Merger; and, thereupon, the Surviving Company shall possess any and all purposes and powers of the Merging Company; and all leases, licenses, property, rights, privileges and powers of whatever nature and description of the Merging Company shall be transferred to, vested in, and devolved upon the Surviving Company, without further act or deed, and all of the debts, liabilities, duties and obligations of the Merging Company will become the debts, liabilities, duties and obligations of the Surviving Company.  Except as otherwise specifically provided in these Articles of Merger, consummation of the Merger at the Effective Time shall have the effects set forth in Section 3-114 of the Maryland General Corporation Law and in Section 18-209 of the Limited Liability Company Act of the State of Delaware.
At the Effective Time, by virtue of the Merger and without any action on the part of the Merging Company or the Surviving Company:
(a) Each Membership Interest issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only outstanding membership interests in the Surviving Company.
(b) Each share of Merging Company Common Stock (other than the Cancelled Shares, as defined below) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 0.365 shares of common stock, $0.0001 par value per share (the "Parent Common Stock"), of Parent (the "Merger Consideration") and the Fractional Share Consideration (as defined below), if any, and all such shares of Merging Company Common Stock shall no longer be outstanding, shall be cancelled and retired, and each holder of a share of Merging Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and, if applicable, the Fractional Share Consideration, upon surrender of such shares, without interest.
(c) No fractional shares of Parent Common Stock shall be issued with respect to the Merger. Each holder of shares of Merging Company Common Stock that would have been entitled to receive a fraction of a share of Parent Common Stock shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional share of Parent Common Stock multiplied by (ii) $25.00 (the "Fractional Share Consideration").

(d) Each share of Merging Company Common Stock that is owned by Parent, any Wholly Owned REIT I Subsidiary (as such term is defined in the Merger Agreement) or any Wholly Owned REIT II Subsidiary (as such term is defined in the Merger Agreement) immediately prior to the effective time shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment or other right inure or be made with respect thereto in connection with or as a consequence of the Merger (the "Cancelled Shares").
(e)
Each shares of Convertible Stock issued and outstanding immediately prior to the effective time shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment or other right inure or be made with respect thereto in connection with or as a consequence of the Merger.

(f) There are no shares of Preferred Stock outstanding.
EIGHTH: The terms and conditions of the Merger described in these Articles of Merger were advised, authorized and approved by the Merging Company in the manner and by the vote required by the laws of the State of Maryland and the charter of the Merging Company, as follows:
(a)
The Board of Directors of the Merging Company, at a special meeting duly called and held, unanimously (i) authorized and approved the Merger Agreement and the Merger, (ii) declared the Merger advisable and (iii) directed that the Merger be submitted to the stockholders of the Merging Company for consideration; and

(b)
At a special meeting of stockholders, the holders of shares of Merging Company Common Stock duly approved the Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Merging Company Common Stock entitled to vote on such matter.

NINTH: The terms and conditions of the Merger described in these Articles of Merger were advised, authorized and approved by the Surviving Company in the manner and by the vote required by the laws of the State of Delaware and the Certificate of Formation and Limited Liability Company Agreement of the Surviving Company, as follows:
The sole member of the Surviving Company (i) authorized the Surviving Company to execute, deliver and perform the Merger Agreement and (ii) approved Merger and the other transactions contemplated by the Merger Agreement.
TENTH: The Limited Liability Company Agreement of Surviving Company as in effect immediately prior to the Effective Time will not be amended in connection with the Merger.
ELEVENTH: The Merger shall become effective at [●] p.m., New York City time, on [●], 2017 (the "Effective Time").
TWELFTH: Each of the undersigned acknowledges these Articles of Merger to be the act and deed of the respective entity on behalf of which he or she has signed, and further,

as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts relating to the entity on whose behalf he or she has signed are true in all material respects and that this statement is made under the penalties of perjury.
- Signature page follows -

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this ______ day of ____________, 2017.

ATTEST:	MERGING COMPANY:
MVP REIT, INC.,
 a Maryland corporation

By:
Name:	Name:
Title:	Title:

WITNESS:	SURVIVING COMPANY:

MVP MERGER SUB, LLC,
 a Delaware limited liability company

By: MVP REIT II, Inc., its Manager

By:
Name:	Name:	Michael V. Shustek
Title: Title: Chief Executive Officer

EXHIBIT F
STATE OF DELAWARE
CERTIFICATE OF MERGER OF
MVP REIT, INC.
(a Maryland corporation)
INTO
MVP MERGER SUB, LLC
(a Delaware limited liability company)
Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, it is hereby certified that:
FIRST: The name of the Surviving Company is MVP Merger Sub, LLC, a Delaware limited liability company (the "Surviving Company").
SECOND: The name of the corporation being merged (the "Merger") into the Surviving Company is MVP REIT, Inc., a Maryland corporation (the "Merging Company").
THIRD: The Agreement and Plan of Merger, dated as of May 26, 2017 (the "Merger Agreement"), by and among the Surviving Company, the Merging Company, MVP REIT II, Inc., a Maryland corporation, and, solely with regard to Section 4.21, Section 4.22(b), Section 5.21, Section 5.23(b) and Section 6.4 thereof, MVP Realty Advisors, LLC, a Delaware limited liability company, has been approved and executed by each of the Surviving Company and the Merging Company.
FOURTH: The name of the Surviving Company is MVP Merger Sub, LLC.  The Surviving Company does not desire to change its name, registered office or registered agent, or to amend its Certificate of Formation in any other manner, in connection with the Merger.
FIFTH: The Merger shall become effective at #:## [a][p].m., New York City time, on ______________, 2017.
SIXTH: The Merger Agreement is on file at 888 W. Sunset Road, Suite 240, Las Vegas, NV 89148, a place of business of the Surviving Company.
SEVENTH:  A copy of Merger Agreement will be furnished by the Surviving Company on request, without cost, to any member of the Surviving Company or any stockholder of the Merging Company.

- Signature Appears on Following Page -

IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be signed by an authorized person as of the ___ day of ________, 2017.

MVP MERGER SUB, LLC

By: MVP REIT II, Inc., its Manager

  By:
 Name: Michael V. Shustek
 Title: Chief Executive Officer

EXHIBIT G

 CERTIFICATE OF FORMATION
MVP Merger Sub, LLC
This Certificate of Formation of MVP Merger Sub, LLC (the "Company"), dated May 24, 2017, has been duly executed, and is filed pursuant to Section 18–201 of the Delaware Limited Liability Company Act (the "Act") to form a limited liability company under the Act.
1. The name of the Company is MVP Merger Sub, LLC.
2. The address of the registered office required to be maintained by Section 18–104 of the Act is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE, County of New Castle, 19801.
3. The name and address of the registered agent for service of process required to be maintained by Section 18–104 of the Act is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE, County of New Castle, 19801.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

Michael V. Shustek
Authorized Person

 EXHIBIT H
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
 MVP MERGER SUB, LLC
THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this "Agreement") of MVP Merger Sub, LLC (the "Company"), is entered into as of the 24th day of May 2017, by the Company and MVP REIT II, Inc. a Maryland corporation, as the sole member of the Company (the "Member"). The Member's address and Membership Interest (as hereinafter defined) is as set forth on Schedule A hereto.
BACKGROUND
The Member formed the Company as a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time (the "Delaware Act"), by causing a Certificate of Formation to be filed with the Secretary of State of Delaware on May 24, 2017 (the "Certificate"), and desires to enter into this Agreement to govern the operations of the Company.  Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the date of the formation of the Company.
THE AGREEMENT
NOW, THEREFORE, the Member and the Company agree as follows:
1. FORMATION.
1.1 Organization.  Effective with the filing of the Certificate, the Company constituted a limited liability company formed pursuant to the Delaware Act and other applicable laws of the State of Delaware.  The Managers (as defined in Section 6.1) shall, when required, file such amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere as the Managers deem advisable to give effect to the provisions of this Agreement and the Certificate, and to preserve the character of the Company as a limited liability company.
1.2 Organizer Release.  The Company hereby ratifies and adopts the acts and conduct of the Company's organizer in connection with the Company's organization as acts and conduct by and on behalf of the Company.  The organizational and other activities for which the organizer was responsible have been completed.  The organizer is hereby relieved of any further duties and responsibilities in that regard, and the Company and the Member hereby indemnify and hold harmless the organizer for any loss, liability or expense arising from his actions or conduct in such capacity.

2. NAME; REGISTERED OFFICE AND AGENT.
The business of the Company shall be conducted under the name "MVP Merger Sub, LLC" or such other name as the Managers hereafter designate.  The initial registered agent for service of process at the registered office of the Company is The Corporation Trust Company.  The initial registered office of the Company is located at 1209 Orange Street, Wilmington, DE, County of New Castle, 19801.
3. PURPOSE.
The purpose of the Company is to engage in any lawful activity for which limited liability companies formed in Delaware may engage; exercise all powers necessary to or reasonably connected with the Company's purpose which may be legally exercised by limited liability companies under the Delaware Act; and to engage in all activities necessary, customary, convenient, or incident to such purposes.
4. STATUTORY COMPLIANCE.
The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware.  The Managers shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company, including any applications necessary for the Company to register to do business in a jurisdiction in which the Company may wish to conduct business.
5. TITLE TO COMPANY PROPERTY.
All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property.  Except as provided by law, an ownership interest in the Company shall be personal property for all purposes.
6. MANAGEMENT OF THE COMPANY.
6.1 Management and Authority.  The business and affairs of the Company shall be managed by one or more managers ("Managers") as appointed by the Member.  Except with respect to matters where the approval of the Member is expressly required pursuant to this Agreement, or by nonwaivable provisions of applicable law, the Managers have, to the full extent permitted by the Delaware Act, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers.  Any delegation of duties to an officer may be revoked at any time by the Managers.
6.2 Number, Tenure and Qualifications.  The Company initially shall have one Manager, who shall be MVP REIT II, Inc.  The number of Managers may be increased or decreased by the Member.  A Manager holds office until such Manager resigns, dies, becomes permanently disabled, or is removed.  Managers are elected and may be removed, with or without cause, by the Member in the Member's sole discretion.

6.3 Quorum and Voting of Managers.  Meetings of the Managers will be held from time to time at such times and at such places as the Managers determine.  Meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.  Notice of the time and place of the meeting must be given at least two days prior to the meeting.  Each Manager has one vote.  If there is only one Manager, no meeting (or written consent pursuant to Section 6.5) is necessary for the transaction of business, and the sole Manager shall take such action as the Manager deems appropriate, subject to the terms of this Agreement and applicable law.  If there is more than one Manager, a majority of the Managers constitute a quorum for the transaction of business of the Managers, and an affirmative vote of a majority of the Managers is necessary to decide any matter arising in connection with the business and affairs of the Company.
6.4 Waiver of Notice.  A Manager may waive any notice required by the Delaware Act, the Certificate or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice.  The waiver must be in writing, be signed by the Manager entitled to the notice and be delivered to the Company for inclusion in its records.  A Manager's attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.
6.5 Action by Managers Without a Meeting.  Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is taken by persons who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action. The action must be evidenced by one or more written consents describing the action taken, signed by the Managers entitled to take such action and delivered to the Company for inclusion in its records.  Action taken under this Section 6.5 is effective when the Managers required to approve such action have signed the consent, unless the consent specifies a different effective date.  The record date for determining Managers entitled to take action without a meeting is the date the first Manager signs a written consent.
6.6 Duties and Obligations of Managers.
The Managers must take all actions necessary or appropriate (a) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Member or to enable the Company to conduct the business in which it is engaged and (b) for the accomplishment of the Company's purposes.
6.7 Restrictions on Authority of Managers.
(a) Without the prior written consent of the Member, the Managers have no authority to:
(i) DO ANY ACT IN CONTRAVENTION OF THIS AGREEMENT;
(ii) DO ANY ACT WHICH WOULD MAKE IT IMPOSSIBLE TO CARRY ON THE ORDINARY BUSINESS OF THE COMPANY, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT;

(iii) POSSESS COMPANY PROPERTY, OR ASSIGN RIGHTS IN SPECIFIC COMPANY PROPERTY, FOR OTHER THAN A COMPANY PURPOSE;
(iv) KNOWINGLY PERFORM ANY ACT THAT WOULD SUBJECT THE MEMBER TO LIABILITY FOR THE OBLIGATIONS OF THE COMPANY IN ANY JURISDICTION;
(v) AMEND THIS AGREEMENT OR THE CERTIFICATE;
(vi) DISSOLVE THE COMPANY;
(vii) INITIATE PROCEEDINGS TO HAVE THE COMPANY ADJUDICATED INSOLVENT OR FILE A VOLUNTARY PETITION FOR RELIEF UNDER TITLE 11, UNITED STATES CODE (11 U.S.C. §§ 101 ET SEQ.); FILE ANY PETITION SEEKING ANY COMPOSITION, REORGANIZATION, READJUSTMENT, LIQUIDATION, DISSOLUTION OR SIMILAR RELIEF UNDER THE PRESENT OR ANY FUTURE FEDERAL BANKRUPTCY LAWS OR ANY OTHER PRESENT OR FUTURE APPLICABLE FEDERAL, STATE OR OTHER STATUTE OR LAW RELATIVE TO BANKRUPTCY, INSOLVENCY, OR OTHER RELIEF FOR DEBTORS WITH RESPECT TO THE COMPANY; OR SEEK THE APPOINTMENT OF ANY TRUSTEE, RECEIVER, CONSERVATOR, ASSIGNEE, SEQUESTRATOR, CUSTODIAN, LIQUIDATOR (OR OTHER SIMILAR OFFICIAL) OF THE COMPANY OR OF ALL OR ANY SUBSTANTIAL PART OF THE COMPANY'S PROPERTY, OR MAKE ANY GENERAL ASSIGNMENT FOR THE BENEFIT OF CREDITORS OF THE COMPANY, OR ADMIT IN WRITING THE INABILITY OF THE COMPANY TO PAY ITS DEBTS GENERALLY AS THEY BECOME DUE, OR DECLARE OR EFFECT A MORATORIUM ON THE COMPANY'S DEBT OR TAKE ANY ACTION IN FURTHERANCE OF ANY PROSCRIBED ACTION;
(viii) REQUIRE ADDITIONAL CAPITAL CONTRIBUTIONS;
(ix) ADMIT NEW MEMBERS OR CAUSE THE WITHDRAWAL OF THE MEMBER;
(x) REMOVE OR REPLACE A MANAGER;
(xi) TRANSFER ALL OR SUBSTANTIALLY ALL OF THE COMPANY'S PROPERTY; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL IN NO WAY LIMIT THE MANAGERS' ABILITY TO PLEDGE OR GRANT A SECURITY INTEREST IN THE COMPANY'S PROPERTY; OR
(xii) TAKE ANY OTHER ACTIONS EXPRESSLY SET FORTH IN THIS AGREEMENT AS REQUIRING THE CONSENT, VOTE OR APPROVAL OF THE MEMBER.
6.8 Compensation.  Compensation, if any, of the Managers will be fixed from time to time by the Member.

6.9 Resignation.  A Manager may resign at any time by giving written notice to the Member.  The resignation of a Manager takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective.
6.10 Vacancies.  Any vacancy of the Managers occurring for any reason will be filled by the Member.  The Manager elected to fill a vacancy shall hold office until such Manager's death, resignation or removal, or permanent disability.
7. LIABILITY; INDEMNIFICATION OF MEMBER AND MANAGERS.
7.1 Liability of Member and Managers.
7.1.1 To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of Members, Managers and officers of the Company (including the directors and officers of any predecessor corporation), no present or former Member, Manager or officer of the Company shall be liable to the Company or its Members for money damages.  Neither the amendment nor repeal of this Section 7.1.1, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Article 7.1.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
7.1.2 Furthermore, the Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company except to the extent provided in the Delaware Act with regard to a wrongful distribution.  Notwithstanding the provisions of this Agreement, failure by the Company, the Member or the Managers to follow the formalities relating to the conduct of the Company's affairs set forth herein shall not be grounds for imposing personal liability on the Member.
7.1.3 Notwithstanding anything to the contrary contained in this Section 7.1, the Company shall not provide that a Member, Manager or officer of the Company (including a director or officer of any predecessor corporation) (an "Indemnitee") be held harmless for any loss or liability suffered by the Corporation, unless all of the following conditions are met:
(a) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.
(b) The Indemnittee was acting on behalf of or performing services for the Company.
(c) Such liability or loss was not the result of negligence on the part of the Indemnitee.
(d) Such agreement to hold harmless is recoverable only out of the Company's Net Assets. (For purposes of this Section 7, "Net Assets" means (x) the total value, at cost, of any property, mortgage or other investment (other than investments in bank accounts, money market funds or other current assets) owned by the Company, directly or indirectly, through one or more affiliates, and any other investment made by the company, directly or indirectly through one or more affiliates, before deducting depreciation, reserves for bad debts or other non-cash reserves, less (y) total liabilities, calculated quarterly by the Company on a basis consistently applied).
7.1.4 In the event that any of the provisions of this Section 7.1 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.
7.2 Indemnification Generally.
7.2.1 Subject to any limitations set forth under Delaware law or in Sections 7.2.2 and 7.2.3 below, the Company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any Indemnitee who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any Indemnitee who, at the request of the Company, serves or has served as a director, officer, partner or trustee of another limited liability company, corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) a party acting as an agent of the Company.  The Company may provide such indemnification and advance for expenses to a Person who served a predecessor of the Company in any of the capacities described in (i) or (ii) above and to any employee or agent of the Company or a predecessor of the Company.  The Manager may take such action as is necessary to carry out this Section 7.2.1.
7.2.2 Notwithstanding anything to the contrary contained in Section 7.2.1 above, the Company shall not provide for indemnification of an indemnitee for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:
(a) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.
(b) The Indemnitee was acting on behalf of or performing services for the Corporation.
(c) Such liability or loss was not the result of negligence on the part of the Indemnitee.
(d) Such indemnification or agreement to hold harmless is recoverable only out of Net Assets.
7.2.3 Notwithstanding anything to the contrary contained in paragraph 7.2.1 above, the Company shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the United States Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company or any predecessor thereof were offered or sold as to indemnification for violations of securities laws.
7.3 Insurance.  The Company may purchase and maintain insurance on behalf of any one or more indemnitees under Section 7.2 and such other persons as the Managers' shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company's activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement.  The Company may enter into indemnity contracts with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 7.2 and containing such other procedures regarding indemnification as are appropriate.
7.4 Amendments.  No amendment, modification or rescission of this Section 7, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein will be effective as to the Member or a Manager with respect to any action taken or omitted by such Member or Manager prior to such amendment, modification or rescission.
7.5 Indemnification of Officers, Employees and Agents.  The Company may indemnify and advance expenses under Section 7 to an officer, employee or agent of the Company who is not a Member or Manager to the same extent and subject to the same conditions that the Company could indemnify and advance expenses to a Manager under this Agreement and Delaware law.
8. RIGHTS AND OBLIGATIONS OF THE MEMBER.
8.1 Voting Rights.  Except as otherwise specifically set forth in this Agreement, the Member shall have only the voting rights set forth in the Delaware Act.
8.2 Action by Member Without a Meeting.  Any action required or permitted to be taken by the Member may be taken with or without a meeting, and with or without any written consents or other writings describing the action taken unless a writing is required by the terms of this Agreement.
8.3 Assignments.  The Member may assign in whole or in part its limited liability company interest to any transferee.  If the Member transfers all of the Member's interest in the Company pursuant to this Section 8.3, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Any provision to the contrary contained in this Agreement notwithstanding, the Member may pledge, and otherwise grant a lien and security interest in, the limited liability company interests issued hereunder or covered hereby to any lender or lenders as collateral for the indebtedness, liabilities and obligations of the Company and/or any of its subsidiaries to such lender or lenders, and any such limited liability company interests shall be subject to such lender's or lenders' rights under any collateral documentation governing or pertaining to such pledge.
8.4 Continued Membership.  Upon the occurrence of any of the events specified in Section 18-304 of the Delaware Act, the Member will remain a member of the Company notwithstanding the provisions of Section 18-304.
9. CAPITAL CONTRIBUTIONS; LOANS.
9.1 Capital Contributions.  The Member's capital contribution shall be set forth on the books and records of the Company.  The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate.
9.2 Loans.  The Member may lend money to the Company as approved by the Member and the Managers.  If the Member lends money to the Company, the amount of any such loan is not an increase in the Member's capital contribution.  The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonably by the Member and the Managers.
10. DISTRIBUTIONS.  All distributions by the Company shall be made at the discretion of the Member, provided that no distribution shall be made in violation of the Delaware Act.  Unless otherwise determined by the Member, no distribution will be paid to the Member in connection with the Member's voluntary transfer or assignment of the Member's entire interest in the Company.
11. BOOKS AND RECORDS.
11.1 Availability.  At all times during the existence of the Company, the Managers shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company's business.  The Member shall have the right at any time to inspect and copy the books and records of the Company.
11.2 Tax Returns.  The Managers shall cause to be prepared all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.
11.3 Depositories.  The Managers shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Managers shall select.  All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts.

12. DISSOLUTION.
12.1 Events Causing Dissolution.
12.1.1 The Company shall be dissolved and its affairs wound up only at such time as the Member determines that the Company should be dissolved or upon entry of a decree of judicial dissolution in accordance with the Delaware Act.
12.1.2 If at any time the Member dies, is declared by a court to be incompetent to manage his person or property or is dissolved or terminated, the Company shall not dissolve but the personal representative (as defined in the Delaware Act) of the Member shall agree in writing to continue the Company and to the admission of the personal representative or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the Member.
12.2 Winding Up and Liquidation.
12.2.1 Upon the dissolution of the Company, the Managers or their designee shall wind up the Company's affairs in accordance with the Delaware Act.  In winding up the affairs of the Company, the Managers are authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:
(i) PROSECUTING AND DEFENDING SUITS, WHETHER CIVIL, CRIMINAL, OR ADMINISTRATIVE;
(ii) SETTLING AND CLOSING THE COMPANY'S BUSINESS;
(iii) LIQUIDATING AND REDUCING TO CASH THE PROPERTY AS PROMPTLY AS IS CONSISTENT WITH OBTAINING ITS FAIR VALUE;
(iv) DISCHARGING OR MAKING REASONABLE PROVISION FOR THE COMPANY'S LIABILITIES; AND
(v) DISTRIBUTING THE PROCEEDS OF LIQUIDATION AND ANY UNDISPOSED PROPERTY.
12.2.2 Upon the winding up of the Company, the Managers shall distribute the proceeds and undisposed property as follows:
(i) TO CREDITORS, INCLUDING THE MEMBER IF THE MEMBER IS A CREDITOR (TO THE EXTENT AND IN THE ORDER OF PRIORITY PROVIDED BY LAW) IN SATISFACTION OF LIABILITIES OF THE COMPANY, WHETHER BY PAYMENT OR THE MAKING OF REASONABLE PROVISIONS FOR PAYMENT THEREOF; AND
(ii) THEREAFTER, TO THE MEMBER.

12.3 Certificate of Cancellation.  Upon the completion of the winding up and liquidation of the Company as contemplated in Section 12.2, the Company shall file a certificate of cancellation with the Delaware Secretary of State canceling the Certificate, at which time the Company shall terminate.
12.4 Termination of Agreement.  This Agreement shall terminate and be of no further force and effect upon the filing of a certificate of cancellation canceling the Certificate; provided, however, that the provisions of Section 1.2 and Section 7 shall survive termination.
13. MISCELLANEOUS.
13.1 Amendment.  This Agreement may only be amended by the Member in writing.
13.2 Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.
13.3 Number.  Unless the context otherwise requires, the singular includes the plural.
13.4 Benefits and Burdens.  The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member and the Company.
13.5 Severability.  Subject to Section 7.1.4, in the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.
13.6 Applicable Law.  Notwithstanding the place where this Agreement may be executed by any of the parties, it is expressly understood and intended that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware without regard to principles of conflict of laws.
13.7 Entire Agreement.  This Agreement constitutes the entire agreement with respect to the matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.
[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the Member and the Company have executed this Limited Liability Company Operating Agreement as of the date first above written.
MEMBER:
MVP REIT II, Inc.
By:	Name: Michael V. Shustek Title: Chief Executive Officer
THE COMPANY:
MVP Merger Sub, LLC
By: MVP REIT II, Inc., its Manager
By:	Name: Michael V. Shustek Title: Chief Executive Officer

[Signature Page to MVP Merger Sub, LLC Operating Agreement]

Schedule A

Name	Membership Interest

MVP REIT II, Inc. 8880 WEST SUNSET ROAD SUITE 240 LAS VEGAS, NV 89148	100%